As filed with the Securities and Exchange Commission on May 12, 2006
Registration Statement No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM F-3
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Embraer-Empresa Brasileira
de Aeronáutica S.A.
(Exact name of Registrant as specified in its charter)
 Embraer-Brazilian Aviation Company Inc.
(Translation of Registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos, São Paulo
Federative Republic of Brazil
55-12-3927-4404
(Address and telephone number of Registrant’s principal executive offices)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, NY  10001
1-800-767-1553
(Name, address and telephone number of agent for service)

Copy to:
Richard S. Aldrich, Jr.
Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

          Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by market conditions.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register  additioinal securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)

Common Shares of Embraer-Empresa Brasileira de Aeronáutica S.A., without par value (1)	11,025,080	US$38.00	US$418,897,763.00	US$44,822.06

(1)

The common shares will be represented by American Depositary Shares (“ADSs”), each of which currently represents four common shares. A separate Registration Statement on Form F-6 (File No. 333-133162) was filed on April 10, 2006 and immediately declared effective by the Securities and Exchange Commission (“SEC”), regarding registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of the common shares registered hereby.

(2)

Based on the outstanding US$113,595,000 aggregate principal amount of 6½% Exchangeable Notes due June 2006 issued by Banco Nacional de Desenvolvimento Econômico e Social—BNDES (“BNDES notes”). Represents the number of common shares deliverable by BNDES upon exchange of the outstanding BNDES notes at an exchange ratio of 24.2640 ADSs for each US$1,000 principal amount of the BNDES notes.  In accordance with Rule 416, the common shares underlying the BNDES notes shall also be deemed to cover additional common shares to be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the ADSs on the New York Stock Exchange on May 8, 2006.

(4)	The registration fee of US$8,930.20 was previously paid by the Registrant under Registration Statement on Form F-4 No. 333-132289.

           Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement is a combined prospectus relating to the resale of ADSs issuable in exchange for the outstanding BNDES notes previously registered by us under Registration Statement on Form F-4 No. 333-132289 that was declared effective by the SEC on March 13, 2006.

          This Registration Statement, which is a new Registration Statement, also constitutes post-effective amendment No.1 to Registration Statement No. 333-132289, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with section 8(c) of the Securities Act.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

PROSPECTUS
Issued May       , 2006

Embraer-Empresa Brasileira de Aeronáutica S.A.

2,756,270 AMERICAN DEPOSITARY SHARES
REPRESENTING 11,025,080 COMMON SHARES

          The persons described under the caption “Selling Shareholders” on page 30 of this prospectus may offer and sell from time to time up to 2,756,270 of our American Depositary Shares, or ADSs, under this prospectus.  Each ADS represents four common shares.

          The ADSs trade on the New York Stock Exchange, or NYSE, under the ticker symbol “ERJ.”  On May 11, 2006, the closing sale price on the NYSE of a single ADS was US$38.41.

          The ADSs beneficially owned by the selling shareholders are deliverable upon exchange of the 6½% Exchangeable Notes due June 2006 issued by Banco Nacional de Desenvolvimento Econômico e Social – BNDES, the Brazilian national development bank, or the BNDES notes.  BNDES sold the BNDES notes to the initial holders in a private offering.  The ADSs deliverable upon exchange of the BNDES notes may be offered for sale from time to time by the selling shareholders directly or in brokerage transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.  No representation is made that any ADS will or will not be offered for sale.  We will not receive any proceeds from the sale by the selling shareholders of ADSs.  BNDES will pay all costs, expenses and fees in connection with the registration of the ADSs, except that all selling commissions and fees incurred by the selling shareholders will be borne by such holders.

Please see “Summary—Corporate Reorganization” for information on the issuance and trading of our ADSs and common shares.

Investing in our ADSs involves certain risks.  See “Risk Factors” on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

                              , 2006

          The selling shareholders are authorized to offer to sell, and seek offers to buy, ADSs only in jurisdictions where offers and sales are permitted.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any ADS offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation.

          When used or incorporated by reference in this prospectus, unless the context requires otherwise, the terms “we,” “our,” “us” and “New Embraer” refer to Embraer – Empresa Brasileira de Aeronáutica S.A., formerly known as Rio Han Empreendimentos e Participações S.A., as successor in interest to Embraer-Empresa Brasileira de Aeronáutica S.A., or Old Embraer, as a result of the merger of Old Embraer with and into New Embraer, and its subsidiaries, and not the selling shareholders.

          You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell the ADSs.  The information contained or incorporated by reference in this document is only accurate at its respective date, and our business, results of operations and financial condition may change thereafter.

          We have prepared this prospectus on the basis of information that we have or have obtained from sources we believe to be reliable.  The discussions of documents referred to, or incorporated by reference, in this prospectus summarize those documents and we refer you to the documents for more complete information.  You should consult your own legal, tax and business advisors regarding an investment in the ADSs.

i

PRESENTATION OF FINANCIAL INFORMATION

          Our financial information included in this prospectus is derived from the following financial statements:

•

our consolidated financial statements at December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004, audited by Deloitte Touche Tohmatsu Auditores Independentes, or Deloitte, included in our Annual Report on Form 20-F for the year ended December 31, 2004, or the 2004 Annual Report;

•	our consolidated financial statements at December 31, 2000 and 2001 and for the years ended December 31, 2000 and 2001, audited by Deloitte, that have not been included in this prospectus; and

•	our condensed consolidated financial statements at and for the nine months ended September 30, 2005, subject to limited review by Deloitte, included in this prospectus.

          Potential investors should read our selected financial information included in this prospectus in conjunction with (1) “Item 5. Operating and Financial Review and Prospects” and “Item 18. Financial Statements” included in the 2004 Annual Report, (2) our financial statements and related notes included in this prospectus, and (3) “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in this prospectus.

          As New Embraer was formed on September 2, 2005 as a sociedade por ações de capital fechado (a “closed company”), and had not carried on any activities other than in connection with the merger until March 31, 2006, when the merger of Old Embraer with and into New Embraer was approved, at September 30, 2005, New Embraer had no material assets or liabilities and had only recorded a capital of US$21.34 in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.  As a result, when reading our selected financial information at and for the nine months ended September 30, 2005 included in this prospectus, potential investors should consider that we had an additional US$21.34 of capital at September 30, 2005.

          Our consolidated financial statements for the years ended December 2001, 2002, 2003 and 2004 have been prepared in accordance with U.S. GAAP.  Because we export more than 90% of our production and operate in an industry that uses the U.S. dollar as its currency of reference, our management believes that the U.S. dollar is our functional currency and the most appropriate currency in which to present our financial statements.  As a result, amounts for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52, or SFAS 52.

          Our consolidated financial statements at and for the year ended December 2000 have been prepared in accordance with accounting practices adopted in Brazil (which include accounting practices derived from Law No. 6,404 of December 15, 1976, as amended, or the Brazilian Corporate Law), that are referred to in this prospectus as generally accepted accounting principles in Brazil, or Brazilian GAAP.  Those financial statements have been stated in Brazilian reais and have been adjusted for the effects of inflation.  Previously, amount of net income and shareholders’ equity under Brazilian GAAP were reconciled to those that would have been reported under U.S. GAAP.

          For certain purposes, such as providing reports to our Brazilian shareholders, filing financial statements with the CVM and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared and will, until the date the merger is completed, continue to be required to prepare financial statements in accordance with the Brazilian Corporate Law.  Our financial statements prepared in accordance with the Brazilian Corporate Law are not adjusted to account for the effects of inflation.

          As a result of the reconciliation of amounts to the functional currency and other adjustments related to the differences in accounting principles between U.S. GAAP and Brazilian GAAP, the amounts of net income and shareholders’ equity as reported in our consolidated financial statements presented herein differ from those included in our statutory accounting records.

          References to “real,” “reais” or “R$” are to the legal currency of Brazil, and references to “U.S. dollars” or “US$” are to the legal currency of the United States.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING INFORMATION

          This prospectus, as well as information incorporated by reference in this prospectus, includes forward-looking statements, principally in “Item 3D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” in the 2004 Annual Report.  These forward looking statements include, but are not limited to, statements about the current conditions and future trends in the airline industry and business jet market, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of our management, and other matters.

          These forward-looking statements are based largely on our current beliefs and expectations about future events and financial trends affecting our businesses and are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in our markets;

•	changes in competitive conditions and in the general level of demand for our products;

•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•

continued successful development and marketing of the EMBRAER 170/190 jet family, the line of business jets, including the new business jets for the light and very light categories, and defense aircraft;

•	our level of debt;

•	anticipated trends in our industry and our short- and long-term outlook for the 30-120 seat commercial aircraft market;

•	our expenditure plans;

•	inflation and fluctuations in exchange rates;

•	our ability to develop and deliver our products on a timely basis;

•	availability of sales financing for our existing and potential customers;

•	existing and future governmental regulation; and

•	other risk factors as set forth under “Risk Factors” in this prospectus and in the information incorporated by reference in this prospectus, including the 2004 Annual Report.

          The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements.  We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and in the information incorporated by reference into this prospectus might not occur.

          Actual results and performance could differ substantially from those anticipated in forward-looking statements as a result of various factors such as those risks described in this prospectus and in the information incorporated by reference into this prospectus, including the 2004 Annual Report.  Potential investors should not place undue reliance on these forward-looking statements.

SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing or incorporated by reference in this prospectus, including our consolidated financial statements and the accompanying notes included or incorporated by reference herein.  Because this is a summary, it may not contain all the information that may be important to you.  You should read this entire prospectus, as well as the information incorporated in this prospectus by reference, before making a decision to invest in our ADSs.

EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA

General

          We are one of the leading manufacturers of commercial aircraft in the world based on net sales of commercial aircraft, and have a global customer base.  Our focus is achieving customer satisfaction with a range of products addressing the commercial, business jet and defense aircraft markets.  We are also the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and have also sold aircraft to military forces in Europe and Latin America.  For more information on our company see the 2004 Annual Report and the other documents incorporated by reference herein.

Corporate Reorganization

          Background

          On March 31, 2006, the merger of Old Embraer with and into New Embraer was approved by their respective shareholders.  As a result of the merger, Old Embraer ceased to exist and (1) each common share of Old Embraer was exchanged for one common share of New Embraer, (2) each preferred share of Old Embraer was exchanged for one common share of New Embraer, (3) each ADS of  Old Embraer, each of which represented four preferred shares of Old Embraer was exchanged for one ADS of New Embraer, each of which represents four common shares of New Embraer, and (4) the golden share, a special class of common share of Old Embraer held by the Federative Republic of Brazil, was exchanged for a special class of common share of New Embraer. New Embraer succeeded to all rights and obligations of Old Embraer.

          Listing and Trading

          Even though at the time the merger was approved the Old Embraer common and preferred shares were exchanged for New Embraer common shares, the New Embraer common shares will be traded on the Bolsa de Valores de São Paulo, or the BOVESPA, as Old Embraer common or preferred shares, as the case may be, under the existing ticker symbols for the common shares and the preferred shares of Old Embraer, until such time as New Embraer is registered as a public company with the Comissão de Valores Mobiliários, or the CVM, and the New Embraer common shares issued in the merger are listed on the BOVESPA.  New Embraer filed the application to register as a public company with the CVM on April 13, 2006 and filed the application to list the New Embraer common shares on the Novo Mercado segment of the BOVESPA on April 26, 2006. New Embraer expects each of the registration and listing processes to be completed within approximately 60 days from the date of the filing of the respective applications with the CVM and the BOVESPA.

          Similarly, even though at the time the merger was approved the Old Embraer ADSs were exchanged for New Embraer ADSs, until such time as the New Embraer ADSs are authorized for listing on the NYSE, the New Embraer ADSs will be traded on the NYSE as Old Embraer ADSs, under the ticker symbol “ERJ.”  New Embraer expects that the New Embraer ADSs will be authorized for listing on the NYSE, also under the ticker symbol “ERJ,” subject to official notice of issuance, by the same time that New Embraer is registered as a public company with the CVM and the New Embraer common shares are listed on the Novo Mercado segment of the BOVESPA.

          As a result, until New Embraer is registered as a public company, the New Embraer common shares are listed on the BOVESPA and the New Embraer ADSs are listed on the NYSE, whenever and if the selling shareholders exercise their right to exchange the BNDES notes, they will receive New Embraer ADSs representing New Embraer common shares that will trade on the NYSE as Old Embraer ADSs.

          Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil.  Our telephone number is 55-12-3927-4404.  We maintain an Internet site at www.embraer.com.  Information contained on our Internet site is not a part of this prospectus.

RISK FACTORS

          Our filings and submissions under the Exchange Act, as amended, incorporated by reference herein contain descriptions of a number of risks, including risks relating to us, risks relating to the regional aircraft industry, risks relating to Brazil and risks relating to our common shares and ADSs.  You should carefully consider these risks before making an investment decision.  In general, investing in securities of issuers in emerging markets such as Brazil involves more risk than investing in the securities of an issuer located in the United States.  If any of these risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.  In such case, the trading price of our ADSs could decline, and you may lose all or part of your investment.

          Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial.

THE OFFERING

          The ADSs and underlying common shares covered by this prospectus are being registered to permit secondary trading and so that certain selling shareholders may offer the ADSs for sale from time to time.  For a discussion of the manner in which the selling shareholders may offer their ADSs, see “Plan of Distribution.”  For a discussion of the exchange of the Old Embraer ADSs for New Embraer ADSs and the trading of the New Embraer ADSs, see “Summary—Corporate Reorganization.”

          All of the selling shareholders will receive their ADSs from BNDES, or its wholly-owned subsidiary BNDES Participações S.A.—BNDESPAR, upon exchange of the BNDES notes.  BNDESPAR is one of our principal shareholders.  See “Item 7.  Major Shareholders and Related Party Transactions” in the 2004 Annual Report.  BNDES sold US$300.0 million aggregate principal amount of the BNDES notes in June 2001 in a transaction exempt from the registration requirements of the Securities Act, including US$50.0 million aggregate principal amount of the BNDES notes upon the exercise of an over-allotment option granted to the initial purchasers.  Further, in June 2004, BNDES repurchased some notes at the request of the holders of those notes, pursuant to the indenture governing the BNDES notes.  As a result, the principal amount outstanding of the BNDES notes as of the date of this prospectus is US$113,595,000. In connection with the offering of the BNDES notes, we agreed to register the ADSs and the underlying common shares offered hereby.  The BNDES notes and the delivery of ADSs upon exchange of the BNDES notes are obligations of BNDES.  We have no obligations to deliver ADSs or cash in lieu thereof upon exchange of the BNDES notes.  The ADSs do not constitute shares or obligations of, or interests in, BNDES, any of its subsidiaries, or the Brazilian government.

           Please see “Summary—Corporate Reorganization” for information on the merger of Old Embraer with and into New Embraer.

USE OF PROCEEDS

          All net proceeds from the sale of the ADSs will go to the shareholders who offer and sell them.  We will not receive any proceeds from the sale of ADSs by the selling shareholders.

PRICE RANGE OF THE AMERICAN DEPOSITARY SHARES AND OUR SHARES

          The Old Embraer ADSs are listed and traded on the NYSE under the symbol “ERJ.”  The New Embraer ADSs will be listed and traded on the NYSE as soon as they are authorized for listing on the NYSE.  See “Summary—Corporate Reorganization” for more information.  The ADSs represent four New Embraer common shares.

          In addition, the Old Embraer common shares and preferred shares are traded on the BOVESPA under the symbol of “EMBR4” and “EMBR3,” respectively.  The New Embraer common shares will be listed and traded on the Novo Mercado segment of the BOVESPA as soon as New Embraer is registered as a public company with the CVM. See “Summary—Corporate Reorganization” for more information.

          The reported high and low closing sale prices in U.S. dollars for the Old Embraer ADSs and the reported average weekly trading volume in Old Embraer ADSs on the New York Stock Exchange for the periods indicated are set forth in the following table:

	Price in U.S. dollars per ADS		Average Number of ADSs traded per week

	High	Low	(in thousands)

2000:
Year end (from July 20)	39.75	18.50	1,501
2001:
Year end	45.50	11.45	1,897
2002:
Year end	25.01	12.85	1,557
2003:
First quarter	16.27	9.15	1,975
Second quarter	20.26	12.38	2,710
Third quarter	22.48	17.18	1,703
Fourth quarter	35.45	21.42	2,199
Year end	35.45	9.15	2,147
2004:
First quarter	36.81	28.11	2,661
Second quarter	32.57	23.28	2,414
Third quarter	29.62	25.33	2,296
Fourth quarter	33.66	24.18	3,042
Year end	36.81	23.28	2,603
2005:
First quarter	35.00	29.70	3,192
Second quarter	33.95	28.71	2,576
Third quarter	39.00	30.37	2,337
Fourth quarter	41.78	36.20	2,376
Year end	41.78	28.71	2,620
Month ended:
January 31, 2006	41.63	38.74	2,844
February 28, 2006	40.40	37.00	3,509
March 31, 2006	40.88	36.85	2,673
April 30, 2006	39.05	36.03	2,852
May 31, 2006 (through May 10)	38.69	37.21	2,923

          The tables below set forth, for the periods indicated, the reported high and low closing sale prices in nominal reais for the Old Embraer preferred shares and common shares and the reported average weekly trading volume in Old Embraer preferred shares and common shares on the BOVESPA.

	Nominal reais per preferred share		Average number of preferred shares traded per week

	High	Low	(in thousands)

2000:
Year end	18.30	7.20	1,785
2001:
Year end	25.45	7.65	1,720
2002:
Year end	15.30	11.20	3,770
2003:
First quarter	14.05	8.10	4,186
Second quarter	14.33	9.84	6,478
Third quarter	16.47	12.90	3,509
Fourth quarter	25.70	15.39	4,143
Year end	25.70	8.10	4,579
2004:
First quarter	26.43	20.30	2,695
Second quarter	23.50	18.30	2,133
Third quarter	22.20	18.20	2,511
Fourth quarter	22.50	17.10	1,116
Year end	26.43	17.10	2,114
2005:
First quarter	23.30	19.80	2,062
Second quarter	20.75	17.90	1,789
Third quarter	22.19	18.50	2,043
Fourth quarter	23.73	20.12	2,364
Year end	23.73	17.90	2,064
Month ended:
January 31, 2006	23.68	21.55	3,395
February 28, 2006	22.51	19.90	2,742
March 31, 2006	21.86	19.86	1,863
April 30, 2006	20.50	19.20	1,679
May 31, 2006 (through May 10)	19.95	19.40	2,210

	Nominal reais per common share		Average number of common shares traded per week

	High	Low	(in thousands)

2000:
Year end	11.69	6.23	1,476
2001:
Year end	17.51	5.91	2,258
2002:
Year end	14.00	5.91	916
2003:
First quarter	12.50	7.00	794
Second quarter	11.57	8.18	1,364
Third quarter	12.50	10.20	1,008
Fourth quarter	19.30	11.72	1,550
Year end	19.30	7.00	1,179
2004:
First quarter	20.30	16.10	1,194
Second quarter	18.69	13.30	800
Third quarter	16.60	13.30	1,099
Fourth quarter	16.13	12.31	1,116
Year end	20.30	12.31	1,052
2005:
First quarter	17.90	14.40	1,236
Second quarter	16.00	13.50	814
Third quarter	16.50	14.18	758
Fourth quarter	18.50	14.90	1,049
Year end	18.50	13.50	964
Month ended:
January 31, 2006	22.90	17.41	4,394
February 28, 2006	21.70	19.08	1,524
March 31, 2006	21.75	19.52	837
April 30, 2006	20.54	19.12	1,069
May 31, 2006 (through May 10)	19.90	19.10	700

          On May 10, 2006, we had 21,291 holders of Old Embraer preferred shares, both held directly or through Old Embraer ADSs, and 2,606 holders of record of Old Embraer common shares.  On May 10, 2006, an aggregate of 289,955,460 of the Old Embraer preferred shares, both held directly or through Old Embraer ADSs, were held by 169 record holders in the United States.

          On May 10, 2006, the closing sale price for the Old Embraer preferred shares on the BOVESPA was R$19.95 which is equivalent to US$38.76 per Old Embraer ADS.  On the same date, the closing sale price for the Old Embraer ADSs on the NYSE was US$38.69 and the closing sale price for the Old Embraer common shares on the BOVESPA was R$19.90.  The ADSs being offered by this prospectus will be issued under a deposit agreement and JPMorgan Chase Bank, N.A. will serve as depositary under that agreement.

          The following table shows the commercial selling rate for U.S. dollars for the periods and dates indicated.

	Exchange Rate of Reais to US$1.00

Year ended December 31,	Low	High	Average (1)	Period-end

2000	1.7234	1.9847	1.8925	1.9554
2001	1.9357	2.8500	2.3532	2.3204
2002	2.2709	3.9552	2.9309	3.5333
2003	2.8219	3.6623	3.0715	2.8892
2004	2.6544	3.2051	2.9265	2.6544
2005	2.1633	2.7621	2.4300	2.3407

	Exchange Rate of Reais to US$1.00

Month	Low	High

October 2005	2.2222	2.2886
November 2005	2.1633	2.2516
December 2005	2.1800	2.3735
January 2006	2.2116	2.3460
February 2006	2.1177	2.2210
March 2006	2.1067	2.2238
April 2006	2.0892	2.1542
May 2006 (through May 10)	2.0586	2.0760

Source: Central Bank
(1) Represents the daily average exchange rate during each of the relevant periods.

SELECTED FINANCIAL AND OTHER INFORMATION

          The tables below present selected consolidated financial and operating information at and for the periods indicated.  Potential investors should read the information below together with the following financial statements:

•

our consolidated financial statements at December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004, audited by Deloitte Touche Tohmatsu Auditores Independentes, or Deloitte, included in our Annual Report on Form 20-F for the year ended December 31, 2004, or the 2004 Annual Report;

•	our consolidated financial statements at December 31, 2000 and 2001 and for the years ended December 31, 2000 and 2001, audited by Deloitte, that have not been included in this prospectus; and

•	our condensed consolidated financial statements at and for the nine months ended September 30, 2005, subject to limited review by Deloitte, included in this prospectus.

          This selected financial information should also be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and “Item 18. Financial Statements” included in the 2004 Annual Report, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in this prospectus.

          As New Embraer was formed on September 2, 2005 as a sociedade por ações de capital fechado (a “closed company”), and had not carried on any activities other than in connection with the merger until March 31, 2006, when the merger of Old Embraer with and into New Embraer was approved, at September 30, 2005, New Embraer had no material assets or liabilities and had only recorded a capital of US$21.34 in accordance with U.S. GAAP.  As a result, when reading our selected financial information at and for the nine months ended September 30, 2005 included in this prospectus, potential investors should consider that we had an additional US$21.34 of capital at September 30, 2005.

          Our consolidated financial statements for the years ended December 2001, 2002, 2003 and 2004 have been prepared in accordance with U.S. GAAP.  Because we export more than 90% of our production and operate in an industry that uses the U.S. dollar as its currency of reference, our management believes that the U.S. dollar is our functional currency and the most appropriate currency in which to present our financial statements.  As a result, amounts for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in SFAS 52.

          Our consolidated financial statements at and for the year ended December 2000 have been prepared in accordance with Brazilian GAAP.  Those financial statements have been stated in Brazilian reais and have been adjusted for the effects of inflation.  Previously, amount of net income and shareholders’ equity under Brazilian GAAP were reconciled to those that would have been reported under U.S. GAAP.

          For certain purposes, such as providing reports to our Brazilian shareholders, filing financial statements with the CVM and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared and will, until the date the merger is completed, continue to be required to prepare financial statements in accordance with the Brazilian Corporate Law.  Our financial statements prepared in accordance with the Brazilian Corporate Law are not adjusted to account for the effects of inflation.

          As a result of the reconciliation of amounts to the functional currency and other adjustments related to the differences in accounting principles between U.S. GAAP and Brazilian GAAP, the amounts of net income and shareholders’ equity as reported in our consolidated financial statements presented herein differ from those included in our statutory accounting records.

	At and for the year ended December 31,					At and for the nine months ended September 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands of U.S. dollars, except per share/ADS data )
Income Statement Data
Net sales	2,762,162	2,926,995	2,525,800	2,143,460	3,440,533	2,486,999	2,640,049
Cost of sales and services	(1,879,318)	(1,769,234)	(1,531,720)	(1,335,032)	(2,267,330)	(1,672,283)	(1,817,226)
Gross profit	882,844	1,157,761	994,080	808,428	1,173,203	814,716	822,823
Operating expenses
Selling expenses	(193,420)	(212,057)	(211,015)	(206,246)	(342,883)	(266,317)	(177,933)
Research and development	(69,593)	(99,566)	(158,499)	(173,216)	(44,506)	(5,435)	(62,095)
General and administrative expenses	(96,645)	(120,787)	(109,673)	(114,743)	(139,357)	(97,011)	(138,945)
Employee profit sharing	(41,770)	(43,746)	(25,222)	(20,399)	(61,199)	(42,956)	(35,166)
Other operating expense, net	(19,275)	(30,227)	(20,109)	(29,009)	(41,272)	(600)	(18,367)

Total operating expenses	(420,703)	(506,383)	(524,518)	(543,613)	(629,217)	(412,319)	(432,506)

Income from operations	462,141	651,378	469,562	264,815	543,986	402,397	390,317
Non-operating income (expense)
Interest income (expenses), net	(6,874)	47,502	80,456	(140,755)	(38,000)	4,548	(25,393)
Exchange loss, net	(24,637)	(148,637)	(135,647)	(16,500)	(12,218)	(4,968)	(19,520)
Other non-operating income (expenses), net	5,955	(8,426)	(1,394)	711	(117)	13	(725)

Total non-operating income (expense)	(25,556)	(109,561)	(56,585)	(156,544)	(50,335)	(407)	(45,638)

Income before income taxes	436,585	541,817	412,977	108,271	493,651	401,990	344,679
Income tax benefit (expenses)	(117,379)	(218,394)	(188,502)	27,990	(112,139)	(103,431)	(47,530)
Income before minority interest	319,206	323,423	224,475	136,261	381,512	298,559	297,149
Minority interest	1,522	(423)	(1,883)	(217)	(1,306)	(1,321)	(7,454)
Income before cumulative effect of accounting change	320,728	323,000	222,592	136,044	380,206	297,238	289,695
Cumulative effect of accounting change, net of tax		5,440	—	—	—	—	—

Net income	320,728	328,440	222,592	136,044	380,206	297,238	289,695

Earnings per share
Common share – basic (1) (3) (6) (7)	0.55	0.48	0.30	0.18	0.50	0.39	0.38
Preferred share – basic (1) (3) (6) (8)	0.61	0.53	0.33	0.20	0.55	0.43	0.41
ADS – basic (1) (3) (6) (9)	2.43	2.11	1.32	0.79	2.18	1.72	1.64
Common share – diluted (2) (3) (6) (7)	0.48	0.46	0.30	0.18	0.49	0.38	0.37
Preferred share – diluted (2) (3) (6) (8)	0.53	0.50	0.33	0.20	0.54	0.42	0.41
ADS – diluted (2) (3) (6) (9)	2.10	2.01	1.31	0.78	2.17	1.68	1.65
Dividends per share
Common share (3) (4) (5) (7)	0.220623	0.235248	0.173256	0.088174	0.166520	0.166520	0.194306
Preferred share (3) (4) (5) (8)	0.242686	0.258763	0.190578	0.096991	0.183169	0.183169	0.213737
ADS (3) (4) (5) (9)	0.970744	1.035052	0.762312	0.387964	0.732676	0.732676	0.854948
Weighted averaged number of shares outstanding
Common share – basic (3) (7)	242,544	242,544	242,544	242,544	242,544	242,544	242,544
Preferred share – basic (3) (8)	308,401	402,035	454,414	471,228	474,994	475,411	478,219
Common share – diluted (3) (7)	242,544	242,544	242,544	242,544	242,544	242,544	242,544
Preferred share – diluted (3) (8)	392,954	433,386	459,415	474,840	479,217	479,822	481,746

	At and for the year ended December 31,					At and for the nine months ended September 30,

	2000	2001	2002	2003	2004	2005

	(In thousands of U.S. dollars, except per share/ADS data)
Balance Sheet Data
Cash and cash equivalents	1,189,231	749,302	656,822	1,265,820	1,207,288	976,093
Temporary cash investments	—	—	—	4,320	153,488	821,515
Other current assets	920,278	1,816,046	1,856,301	2,076,726	2,514,733	2,998,589
Property, plant and equipment, net	254,965	366,481	436,715	402,663	381,265	399,372
Other long-term assets	528,942	628,958	1,335,626	2,331,006	1,825,625	829,251

Total assets	2,893,416	3,560,787	4,285,464	6,080,535	6,082,399	7,024,820

Short-term loans and financing	365,043	526,550	244,526	517,014	513,281	576,887
Other current liabilities	967,283	1,161,313	1,397,407	1,929,181	1,802,820	2,032,630
Long-term loans and financing	90,969	245,186	308,110	526,728	825,448	1,123,752
Other long-term liabilities	677,013	599,212	1,237,015	1,925,776	1,565,539	1,737,483
Minority interest	7,748	8,170	8,226	12,611	21,443	46,110
Shareholders’ equity	785,360	1,020,356	1,090,180	1,169,225	1,353,868	1,507,958

Total liabilities and shareholders’ equity	2,893,416	3,560,787	4,285,464	6,080,535	6,082,399	7,024,820

	For the year ended December 31,					For the nine months ended September 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands of U.S. dollars, except per share/ADS data)
Other Financial Data
Net cash provided by (used in) operating activities	1,103,674	(207,388)	575,653	239,634	3,301	192,027	195,096
Net cash used in investing activities	(90,996)	(162,760)	(104,216)	(72,667)	(217,781)	(85,371)	(720,440)
Net cash provided by (used in) financing activities	(85,250)	134,379	(352,435)	403,791	105,220	7,374	206,832
Depreciation and amortization	30,596	46,417	55,602	58,877	59,685	44,250	52,190

(1)	Based on weighted average number of Old Embraer shares outstanding. See Note 25 to our consolidated financial statements included in Item 18 of the 2004 Annual Report.
(2)

Based on weighted average number of Old Embraer shares outstanding and the effects of potentially dilutive securities.  See Note 25 to our consolidated financial statements included in Item 18 of the 2004 Annual Report.

(3)	Restated to give effect to the issuance on March 1, 2002, in the form of a preferred share dividend, of 0.142106 new preferred share for each existing preferred or common share.
(4)	Includes interest on shareholders’ equity.
(5)

Translated from nominal reais into U.S. dollars at the commercial selling rates in effect on the dates that distributions were approved during the period.  The dividends to the ADSs were adjusted from the total amount paid to the preferred shares multiplied by four.

(6)

In 2001, we adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended.  As a result, we recognized a gain of US$5.4 million, net of related taxes, as a cumulative effect of a change in accounting.  The following summarizes the earnings per share impact related to the adoption of SFAS No. 133.

2001

Effect of tax adjustments	—
Effect of cumulative effect of change In accounting	5,440

Total	5,440

Basic earnings per common share (7)	0.01
Basic earnings per preferred share (8)	0.01
Basic earnings per ADS (9)	0.04
Diluted earnings per common share (7)	0.01
Diluted earnings per preferred share (8)	0.01
Diluted earnings per ADS (9)	0.04

(7)

Information with respect to the Old Embraer common shares.  As a result of the merger of Old Embraer with and into New Embraer, each Old Embraer common share was exchanged for one common share of New Embraer.

(8)

Information with respect to the Old Embraer preferred shares.  As a result of the merger of Old Embraer with and into New Embraer, each Old Embraer preferred share was exchanged for one common share of New Embraer.

(9)	Information with respect to the Old Embraer ADSs. As a result of the merger of Old Embraer with and into New Embraer, each Old Embraer ADS was exchanged for one ADS of New Embraer.

	At and for the year ended December 31,					At and for the nine months ended September 30,

	2000	2001	2002	2003	2004	2004	2005

Other Data:
Aircraft delivered during period (1):
To the Commercial Airline Market
EMB 120 Brasília	—	2	—	—	—	—	—
ERJ 145	112	104	82	57	87 (5)	64 (3)	40
ERJ 135	45	27	3	14	1 (1)	—	2
ERJ 140	—	22	36	16	—	—	—
EMBRAER 170	—	—	—	—	46	36	35 (1)
EMBRAER 175	—	—	—	—	—	—	9
EMBRAER 190	—	—	—	—	—	—	2
To the Defense Market
EMB 120 Brasília	—	—	—	—	—	—	—
Legacy 600	—	—	1	—	—	—	4
EMB 145	—	—	1	1	1	1	1
EMB 135	1	2	—	—	—	—	—
EMB 145 AEW&C/RS/MP	—	1	5	3	6	5	1
EMB 312 Tucano / AL-X	—	—	—	—	7	3	14
AM-X	1	—	—	—	—	—	—
To the Business Jet Market
Legacy 600	—	—	8	11 (2)	13	5	8
EMB 135	2	5	—	2	—
To the General Aviation Market
Light Propeller Aircraft	17	11	25	46	70	32	26

Total delivered	178	174	161	150	231	146	142

Aircraft in backlog at the end of period:
In the Commercial Airline Market (2)
EMB 120 Brasília	2	—	—	—	—	—	—
ERJ 145	261	159	109	144	66	109	16
ERJ 135	85	53	31	17	17	19	15
ERJ 140	133	152	116	20	20	20	20
EMBRAER 170	90	82	88	120	112	119	108
EMBRAER 175	—	—	—	—	15	—	13
EMBRAER 190	—	—	—	110	155	155	182
EMBRAER 195	30	30	30	15	15	15	29
In the Defense Market
EMB 145 AEW&C/RS/MP	12	15	10	7	1	2	—
EMB 312 Tucano/EMB 314 Super Tucano	—	86	86	76	69	73	55
EMB 145	2	1	—	1	—	—	—
EMB 135	2	1	—	—	—	—	—
EMBRAER 170	—	—	—	—	—	—	2
EMBRAER 190	—	—	—	—	—	—	1
Legacy 600	—	—	—	5	5	5	2
In the Business Jet Market
Legacy 600/EMB 135	29	66	58	27	4	23	12
In the General Aviation Market
Light Propeller Aircraft	—	—	—	11	25	45	8

Total backlog (in aircraft)	646	645	528	553	504	585	463

Total backlog (in millions)	11,421	10,693	9,034	10,591	10,097	11,048	10,415

(1)	Deliveries identified in parentheses correspond to aircraft delivered under operating leases.
(2)

Since September 30, 2005, we have received five additional firm orders for our ERJ 145 regional jet family, 25 additional firm orders for our EMBRAER 170/190 jet family, 63 firm orders for our EMBRAER 170 aircraft were converted into 63 firm orders for the EMBRAER 190 aircraft, and three firm orders for the EMBRAER 190 aircraft were converted into three firm orders for the EMBRAER 195 aircraft.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth (1) in “Cautionary Statements Concerning Forward Looking Information” in this prospectus and elsewhere in this prospectus, and (2) “Introduction—Special Note Regarding Forward-Looking Statements,” “Item 3D. Risk Factors” and “Item 5.  Operating and Financial Review and Prospects” included in the 2004 Annual Report.

Overview

          We are one of the leading manufacturers of commercial aircraft in the world based on net sales of commercial aircraft, and have a global customer base.  Our focus is achieving customer satisfaction with a range of products addressing the commercial, business jet and defense aircraft markets.  We are also the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and have also sold aircraft to military forces in Europe and Latin America.

          See “Summary—Corporate Reorganization” for information on the merger of Old Embraer with and into New Embraer.

Brazilian Economic Environment

          Our financial condition and results of operations will be directly affected by any events that impact our business, financial condition and results of operations.  Events negatively affecting the commercial aviation industry and the ensuing negative effects on the U.S. economy have also adversely affected the global and Brazilian economies and securities markets, and have resulted in:

•	increased volatility in the market price of securities;

•	significant decline in corporate earnings estimates;

•	substantial losses in important industries, including the air transport and insurance industries; and

•	significant erosion of consumer confidence.

          As discussed below, the uncertainty surrounding the U.S., Brazilian and global economies could in turn lead to the Brazilian Government changing existing laws or regulations or imposing new ones, and/or the Central Bank of Brazil changing base interest rates, which could adversely affect our operations.

          The Brazilian Government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in policy and regulations.  The Brazilian Government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports.  For example, the Brazilian Government has the authority, when a serious imbalance in Brazil’s balance of payments occurs, to impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and on the conversion of Brazilian currency into foreign currencies.  See “Item 3D. Risk Factors” in the 2004 Annual Report.

          Changes in monetary, taxation, credit, tariff and other policies could adversely affect our business, as could inflation, currency and interest rate fluctuations, social instability and other political, economic or diplomatic developments, as well as the Brazilian Government’s response to such developments.  See “Item 3D. Risk Factors—Risks Relating to Brazil” in the 2004 Annual Report.

          Rapid changes in Brazilian political and economic conditions that have occurred and may occur in the future will require continued emphasis on assessing the risks associated with our activities and adjusting our business and operating strategy accordingly.  Future developments in Brazilian Government policies, including changes in the current policy and incentives adopted for financing the export of Brazilian goods, or in the Brazilian economy, over which we have no control, may also materially adversely affect our business.  See “Item 3D. Risk Factors—Risks Relating to Brazil” in the 2004 Annual Report.

          Brazilian economic conditions may also be negatively affected by economic and political conditions elsewhere, particularly in other Latin American and emerging market countries.  Although economic conditions in such countries may differ significantly from economic conditions in Brazil, the reaction of investors to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers.  Crises in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil.

          Presidential elections were held in Brazil in 2002.  The country experienced a period of market turmoil in the second half of 2002 as investors feared that the victorious Labor Party would change the economic policies of the previous administration.  The real fluctuated significantly as a result, depreciating by 52.3% during the year and closing at R$3.5333 to US$1.00 on December 31, 2002.  Inflation for the year, as measured by the IGP-M, was 25.3% and real GDP grew by 1.9%.

          The current government has largely continued the macroeconomic policies of the previous administration, focusing on fiscal responsibility and the Brazilian economy has witnessed increased stability.  In 2003, investor confidence rebounded as a result and the real appreciated by 18.2% against the U.S. dollar to R$2.8892 per US$1.00 at December 31, 2003.

          Inflation in 2003, as measured by the IGP-M, decreased to 8.7%.  Brazil’s real GDP increased 0.5% in 2003, despite the constraints on economic growth caused by high interest rates that prevailed at the beginning of 2003 as the Central Bank of Brazil sought to combat inflationary pressures.

          In 2004, Brazil’s GDP increased 5.2% to US$559.6 billion and the country achieved a trade surplus of US$33.7 billion.  Inflation in 2004, as measured by the IGP-M, was 12.4%.  Interest rates continued to be maintained at high levels, with the CDI averaging 17.8% in 2004.

          Given the positive 2004 results, investor’s confidence continued to be strong in 2005.  The real appreciated by 8.1% and 11.8% against the U.S. dollar in 2004 and 2005, respectively, to R$2.3400 per US$1.00 at December 31, 2005.  In 2005, Brazil’s GDP increased 3.1% to US$734.4 billion and the country achieved a record trade surplus of US$44.8 billion.  Inflation in 2005, as measured by the IGP-M, was 1.2%.  Interest rates continued to be maintained at high levels, with the CDI averaging 19.0% in 2005.

Effects of Inflation and Currency Exchange Fluctuations

          Until the adoption of the Real Plan in July 1994, Brazil had for many years experienced very high, and generally unpredictable, rates of inflation and steady devaluation of its currency relative to the U.S. dollar.

          The following table sets forth, for the periods shown, Brazilian inflation as measured by the General Market Price Index and published annually by Fundação Getúlio Vargas and the devaluation or appreciation of the real against the U.S. dollar as measured by comparing the daily exchange rates published by the Central Bank of Brazil on the last day of each year:

	2000	2001	2002	2003	2004	2005

Inflation (General Market Price Index)	9.9%	10.4%	25.3%	8.7%	12.4%	1.2%
Devaluation (appreciation) (R$ vs. US$)	9.3%	18.7%	52.3%	(18.2)%	(8.1)%	(11.8)%

          Inflation and exchange rate variations have had substantial effects and may continue to have those effects on our financial condition and results of operations.  Inflation and exchange rate variations affect our monetary assets and liabilities denominated in reais.  The value of our monetary assets and liabilities as expressed in U.S. dollars declines when the real devalues against the U.S. dollar and increases when the real appreciates.  In periods of devaluation of the real, we report a remeasurement loss on real-denominated monetary assets and a remeasurement gain on real-denominated monetary liabilities.

Recently Issued Accounting Pronouncements

          In November 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43.”  This Standard requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage to be recognized as current period charges.  Additionally, it requires that allocation of fixed production overhead costs be allocated to inventory based on the normal capacity of the production facility.  The provisions of this Standard shall apply prospectively and are effective for us for inventory costs incurred after January 1, 2006.  While we believe that this Standard will not have a material effect on our financial statements, the impact of adopting these new rules is dependent on events that could occur in future periods and, as such, an estimate of the impact cannot be determined until the event occurs in future periods.

          In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB No. 29.”  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  This Statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement was issued.  Retroactive application is not permitted.  We have been applying this Statement, as necessary.

          In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.”  This interpretation clarifies that the term conditional asset retirement obligations as used in FASB No. 143 “Accounting for Asset Retirement Obligations” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The Interpretation was issued in order to minimize the diverse accounting practices that have developed with respect to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event.  This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when it is incurred if the liability’s fair value can be reasonably estimated.  The Interpretation became effective on December 31, 2005.  We have previously evaluated the application of FASB Statement No. 143 to our operations and concluded that no material effects would be expected.  We considered this Interpretation in 2005 with respect to all conditional asset retirement obligations that arose and expect to continue applying this Interpretation as necessary.

          In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.”  SFAS 154 requires retrospective application to financial statements of prior periods for changes in accounting principles as if such principles had always been used.  The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented and the offsetting adjustments are recorded to opening retained earnings.  This statement became effective on January 1, 2006.  We have started applying this statement as of January 1, 2006 as such changes in accounting principles occur.

          In July 2005, the FASB issued FSP No. APB 18-1, “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for Under the Equity Method in Accordance with APB Opinion No. 18 Upon a Loss of Significant Influence,” which requires that when equity method accounting ceases upon the loss of significant influence of an investee, the investor’s proportionate share of the investee’s other comprehensive income should be offset against the carrying value of the investment.  To the extent this results in a negative carrying value, the investor should adjust the carrying value to zero and record the residual balance through earnings.  We have started applying this Statement in the fiscal period beginning January 1, 2006 as the need arises.

          In November 2005, the FASB issued FSP FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” which outlines a three-step model for identifying investment impairments in debt and equity securities within the scope of Statement 115 and cost-method investments.  The three steps involve (1) determining whether the investment is impaired, (2) evaluating whether the impairment is other-than-temporary, and (3) if the impairment is other-than-temporary, recognizing an impairment loss.  The FSP carries forward the disclosure requirements of issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.”  We have started applying this guidance as of January 1, 2006 as circumstances arise.

Current Conditions and Future Trends in the Airline Industry and Business Jet Market

          The discussion below is based largely on our current beliefs and expectations about future events, conditions and trends and are subject to risks and uncertainties, including the risks identified in “Cautionary Statement Concerning Forward Looking Information” in this prospectus and in “Item 3D. Risk Factors” in the 2004 Annual Report.  In light of such risks and uncertainties, the conditions and trends described below may not occur.

          Commercial Aircraft

          The commercial aviation industry has been negatively impacted by a number of factors since 2001.  First, the U.S. and world economies experienced an economic downturn that began in 2001 and was characterized by rapid declines in securities markets, a decline in productivity and an increase in unemployment.  Second, the terrorist attacks of September 11, 2001 caused an immediate decline in airline travel and a high level of financial uncertainty among the worldwide airline industry.  In addition, airline travel decreased significantly in 2003 as a result of both the commencement of military action by the United States and other countries in Iraq and the concerns over outbreaks of severe acute respiratory syndrome (SARS) in Asia and Canada.  In response to these events, beginning in the fourth quarter of 2001, many airlines, including our largest customers, reduced their flight schedules for the long-term and announced significant lay-offs, and a number of airlines filed for bankruptcy protection.  As a result, over the past three years we agreed to modify certain delivery schedules to adjust to the changes in our customers’ businesses and reduced scheduled commercial airline, business jet and government transportation aircraft deliveries.  Most recently, in 2004, we reduced scheduled deliveries from 160 to 145 aircraft as a result of the US Airways Chapter 11 filing in September 2004.  Many airlines faced and continue to face increased competition, escalating insurance costs, increased security costs, credit downgrades, liquidity concerns and bankruptcy, and sharply higher fuel costs.  A further downturn in general economic conditions could result in further reduction in the passenger aircraft market and decreased orders for our commercial aircraft.  See “Item 3D. Risk Factors—Risks Relating to Embraer—A downturn in the commercial airline market may reduce our sales and revenue, and consequently our profitability, in any given year” in the 2004 Annual Report.

          The U.S. and world economies have shown some signs of recovery starting in 2004 and through 2005.  Air travel demand is growing in all regions as a result of economic development, globalization, international trade, declining passenger fares and improved airline services.  According to the International Civil Aviation Organization, or ICAO, despite world economy downturn experienced from 2001 through 2003, world airlines experienced average traffic growth around 5% per year in the last 10 years.  We believe that world air traffic demand will grow an average of 5.1% per year in the next 20 years and future demand will be supported by an average yearly growth of 3% in the world economy and stimulated by continued reductions in average ticket prices.  We also believe that mature air travel markets, like the USA and Europe, will grow more slowly than the average world rate, decreasing their share of world traffic.  We expect that China, assuring continued strong economic growth, and Asia Pacific, by liberalization, will represent one third of world traffic in 2025.

          Despite increased passenger demand, the airline industry is not experiencing increased fare prices because of the increased competition.  There is a fundamental change in the industry’s revenue structure due to the introduction and expansion of low-fare airlines in all regions.  Expansion of low-fare airlines and real-time availability of Internet fare information has led to a dramatic shift in consumer purchasing habits.  In the USA, these airlines increased their market share from 19% in 2000 to 27% in 2005 and in Europe, from 11% in 2000 to 19% in 2005.  Regional airlines are not facing the same level of competition from low-fare airlines because of their operations in low to medium density markets.  However, competition is expected to increase as low-fare airlines move into markets revived by regional airlines.  We believe that the mid-capacity jets will be an important tool for these low-fare airlines in their expansion efforts.

          We believe that the volatility in demand for air travel experienced between 2001 and 2003 has demonstrated that airlines need to more accurately match aircraft capacity to market demand.  Similarly, we believe there is the need for aircraft that can be deployed strategically across a full range of seat capacities.  As airlines act to right-size their fleets to serve these needs, equipment distribution in fleets around the world will change.  We expect this equipment distribution to take advantage of new and existing products in the 30-120 seat category.

          We believe that the 30-60, 61-90 and 91-120 seat segments will play important but different roles in the airline industry.  We also currently believe:

•

the 30-60 seat segment has grown significantly in the last few years and is reaching maturity with an established customer base.  This segment will continue to play an important role in the air transport system, by exploring new market opportunities, increasing frequencies on existing services and developing secondary markets in countries such as China, Mexico and Russia.  In 2005, nearly 3,000 routes were operated by 30-60 seats regional jets in the USA.  About 60% of those were served with fewer than two daily flights, indicating a potential for frequency increases in order to preserve market presence and reinforce competitive position.

•

the 61-90 seat segment will allow airlines to adjust aircraft capacity on high demand regional jet routes in order to sustain revenue growth and market share.  In the USA, nearly 10% of regional jet flights have more than five daily frequencies.  The loosening of Scope clauses — clauses in airline labor contracts which restrict use of regional jets — will enable regional airlines to operate higher capacity aircraft.  In addition, aircraft in this seat segment will also help airlines to right-size their mainline fleets by diminishing the need to operate larger jets with excess capacity.

•

the 91-120 seat segment will benefit those markets currently being served by old, over-sized or inefficient jet fleets and will relieve higher-capacity aircraft to serve large-market, high-volume city to city markets over longer routes.

          We also believe that aircraft retirement will impact future fleet composition.  We estimate that only 40% (1,598 jets) of the current fleet will still be operating in 2025.  We expect that approximately 800 aircraft in the 60-120 seats segment (38% of the total fleet) are more than 20 years old and will need to be replaced in the coming years.  Similarly, we estimate that there are several middle-aged aircraft in this segment that are not in serial production and will face early retirement.

          We also expect that the world jet fleet in the 30-120 seats segment will increase from approximately 5,000 aircraft in 2005 to approximately 9,500 in 2025.  We believe that during the next 20 years, 70% of projected new deliveries (approximately 5,500 units) will be added to sustain air transport growth and 30% (approximately 2,400) to replace aging equipment, with the greatest share of projected deliveries being for airlines operating in North America (mainly the USA) and Europe, which markets are expected to represent 71% of total deliveries in the next 20 years.

          We forecast that around 80% of projected deliveries in the next 20 years will be in the 61-120 seats segment as a result of the growth of regional airlines, replacement of aging aircraft, right-sizing requirements from network airlines and low-fare airlines expansion to mid-sized markets.

          We also believe that the 30-60 seats segment has reached maturity and will require fewer new deliveries in the next ten years.  We believe that demand for new 50-seater aircraft will increase in the 2016-2025 period mainly due to the replacement cycle of current regional jets in service.  The availability of used aircraft in this segment is restricting deliveries of new aircraft in the short and medium term.

          Business Jets

          We believe the business jet market has been positively impacted by the worldwide economic recovery experienced since 2004.  According to the General Aviation Manufacturers Association (GAMA), deliveries in the business jet market increased by 30.4%, from 391 units in the first nine months of 2004 to 510 units in the first nine months of 2005.  In addition, according to GAMA, over the past five years, 941 jets in the smallest aircraft categories (entry and light) were delivered, representing 29% of the total deliveries in the business jet market.  The increasing demand for smaller planes that can be acquired at lower costs while still providing high levels of comfort and performance lead to creation of the very light jet segment.  We believe that demand for business jets will continue to increase as economic conditions continue to improve.

Critical Accounting Estimates

          In connection with the preparation of our condensed consolidated financial statements included or incorporated by reference in this prospectus, we have relied on variables and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant.  Although we review these estimates and assumptions in the ordinary course of business, the portrayal of our financial condition and results of operations often requires our management to make judgments regarding the effects of matters that are inherently uncertain.  Actual results may differ from those estimated under different variables, assumptions or conditions.  See Note 3 to our consolidated financial statements included in “Item 18. Financial Statements” in the 2004 Annual Report, for a summary of the significant accounting policies and methods used in the preparation of these financial statements.  In order to provide an understanding about how management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, we have included below a brief discussion of its more significant accounting policies.

          Sales and Other Operating Revenues

          We generally recognize sales of our commercial and business aircraft as deliveries are made.  In our defense aircraft segment, we perform work under long-term development contracts for the Brazilian government and other governments, and recognize revenue in accordance with the percentage of completion method.  Revenue recognized under this method is based on actual costs incurred and an estimate of the total remaining costs to be incurred prior to completion of the contract.  Certain contracts contain provisions for the redetermination of price based upon future economic conditions.  Anticipated losses, if any, under these contracts are accrued when known and are recorded based on management’s estimate of such losses.

          Product Warranties

          Generally, aircraft sales are accompanied by a standard warranty for systems, accessories, equipment, parts and software manufactured by us and/or by our risk-sharing partners.  We recognize warranty expense, as a component of selling expenses, at the time of sale based on the estimated amounts of warranty costs expected to be incurred, which are typically expressed as a percentage of the sales price of the aircraft.  These estimates are based on a number of factors, including our historical warranty claim and cost experience, the type and duration of the warranty coverage, volume and mix of aircraft sold and in-service and warranty coverage available from the related suppliers.  The warranty period ranges from two years for spare parts to five years for components that are a part of the aircraft when sold.

          Guarantees and Trade-In Rights

          We have provided sales incentives in the form of financial and residual value guarantees and trade-in rights related to our aircraft.  We review the value of these commitments relative to the aircraft’s anticipated future fair value and, in the case of financial guarantees, the creditworthiness of the obligor.  Provisions and losses are recorded when and if payments become probable and are reasonably estimable.  We estimate future fair value using third party appraisals of aircraft valuations, including information developed from the sale or lease of similar aircraft in the secondary market.  We evaluate the creditworthiness of obligors for which we have provided credit guarantees by analyzing a number of factors, including third party credit ratings and estimated obligors’ borrowing costs.

          In accordance with FASB Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” we record third-party guarantees on our balance sheet at their fair value.  FIN 45 has the general effect of delaying the recognition of the portion of our revenue sales that are accompanied by certain third-party guarantees.  These estimates of fair value are based on certain assumptions, including the probability of default by the ultimate obligor and the market value of the mortgaged assets.  As a result, actual losses under financial guarantees may differ from the amounts recognized on our balance sheet, and, consequently, could negatively affect our future operating results.  As of September 30, 2004 and 2005, the fair value of guarantees recorded was US$3.8 million and US$5.0 million, respectively.

Basis of Presentation

          The following discussion is based on, and should be read in conjunction with, our consolidated financial statements and related notes prepared in accordance with U.S. GAAP included or incorporated by reference in this prospectus and the information set forth in “Presentation of Financial Information,” and “Selected Financial and Other Information” in this prospectus.

          Please see “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in the 2004 Annual Report for a discussion of our operating and financial review and prospects regarding the fiscal years ended December 31, 2002, 2003 and 2004.

Operating Data

          The following chart sets forth statistical data concerning our deliveries and backlog for our aircraft at the end of the respective periods.  Deliveries consist of aircraft that have been delivered to customers and for which the corresponding revenue has been recognized.  Our backlog consists of all firm orders that have not yet been delivered.  A firm order is a contractual commitment from a customer, customarily accompanied by a down payment, for which we have reserved a place on one of our production lines.  See “—Trend Information” for certain information on our firm orders and options.

	Year Ended December 31,								Nine Months Ended September 31,

		2002		2003			2004			2005

Commercial Airline
Deliveries (1)
ERJ 145		82		57			87	(5)		40
ERJ 135		3		14			1	(1)		2
ERJ 140		36		16			—			—
EMBRAER 170		—		—			46			35	(1)
EMBRAER 175		—		—			—			9
EMBRAER 190		—		—			—			2
Business Jet
Deliveries (1)		8		13	(2)		13			8
Other Operating Information
Total backlog (in millions)(2)	US$	9,034	US$	10,591		US$	10,097		US$	10,415

(1)	Deliveries identified by parentheses correspond to aircraft delivered under operating leases.
(2)

Since September 30, 2005, we have received five additional firm orders for our ERJ 145 regional jet family, 25 additional firm orders for our EMBRAER 170/190 jet family, 63 firm orders for our EMBRAER 170 aircraft were converted into 63 firm orders for the EMBRAER 190 aircraft, and three firm orders for the EMBRAER 190 aircraft were converted into three firm orders for the EMBRAER 195 aircraft.

Net Sales

          We generate revenue primarily from sales of commercial aircraft.  We also generate revenue from the sale of defense aircraft, and from the sale of our Legacy 600 business jet.  Net sales of commercial and business aircraft are denominated in U.S. dollars.  Of defense net sales, approximately 85% are denominated in U.S. dollars and 15% are denominated in Brazilian reais, but indexed to the U.S. dollar through price adjustment indexes.  Finally, we generate revenue from our other related businesses, which include after-sales support (including the sale of spare parts, maintenance and repair, training and other product support services), operating leases and single-source supply of structural parts and mechanical and hydraulic systems to other aircraft manufacturers.

          We generally recognize revenue for the sale of our commercial and business aircraft when the aircraft is delivered to the customer.  We customarily receive a deposit upon signing of the purchase agreement for the sale of our commercial and business aircraft and progress payments in the amount of 5% of the sales price of the aircraft 18 months, 12 months and six months before scheduled delivery.  For the EMBRAER 170/190 jet family, we receive an additional 5% progress payment 24 months before scheduled delivery.  We typically receive the remaining amount of the sales price upon delivery.  Payments in advance of delivery are recorded under advances from customers as a liability on our balance sheet and, when we deliver the aircraft, these payments are recorded as net sales.

          As a result of a decrease in the amounts available under the ProEx program in 1999, we assisted some of our affected customers in restructuring their financing arrangements.  In cases in which we were not able to restructure these arrangements, we provided special price adjustments to these customers to maintain the effective interest rates in their original financing arrangements.

          Our sales contracts with our customers typically include adjustments to the purchase price of the aircraft based on an escalation formula, which reflects, in part, inflation in the United States.  The deposits, progress payments and option payments are generally non-refundable.  Once a customer decides to exercise an option, we accounts for it as a firm order and begins to receive progress payments and recognize revenue upon delivery as discussed above.

          We recognize revenue from the sale of our defense aircraft, including the funding of the research and development for specific programs, in accordance with the percentage of completion method.  Certain contracts contain provisions for the redetermination of price based upon future economic conditions.  Our defense customers continue to provide customer advances, which are converted into revenue as we achieve pre-determined stages of completion of the project, such as conception, development and design, and engineering, systems integration and customization.  These installments are generally non-refundable.

Cost of Sales and Services

          Our cost of sales and services consists primarily of:

•

Material—These costs are primarily U.S. dollar-denominated.  Substantially all of our materials costs are covered by contracts with our suppliers.  Prices under these contracts are generally adjusted based on an escalation formula, which reflects, in part, inflation in the United States.

•	Labor—These costs are primarily real-denominated.

•

Depreciation—We depreciate our property, plant and equipment over their useful lives, ranging from five to 48 years, on a straight-line basis.  On average, our property, plant and equipment is depreciated over 13 years.

Trend Information

          The following table summarizes our commercial airline sales order book at September 30, 2005 (also includes orders for the defense segment placed by state-run airlines such as Satena and Tame).  Our total firm order backlog at that date, including business jets and defense aircraft, was US$10.4 billion.

Airline Market	Firm Orders	Options	Deliveries	Firm Order Backlog

EMB 120 Brasília	352	—	352	—
ERJ 135	123	2	108	15
ERJ 140	94	20	74	20
ERJ 145	677	206	661	16
EMBRAER 170	191	133	81	110
EMBRAER 175	22	—	9	13
EMBRAER 190	185	219	2	183
EMBRAER 195	29	31	—	29

          The following tables set forth our commercial airline order book at September 30, 2005 by aircraft type, customer and country.

          ERJ 135:

Customer	Firm Orders	Delivered	Firm Order Backlog

American Eagle (USA)	40	40	—
British Midland (UK)	3	3	—
City Airline AB (Sweden)	2	2	—
ExpressJet (USA)	30	30	—
Flandair (France)	3	3	—
Jet Magic (Ireland)	1	1	—
Luxair (Luxembourg)	2	2	—
Pan Européenne (France)	1	1	—
Proteus (France)	3	3	—
Regional Airlines (France)	3	3	—
Republic Airways (USA)	15	15	—
South Africa Airlink (South Africa)	20	5	15

TOTAL	123	108	15

          ERJ 140:

Customer	Firm Orders	Delivered	Firm Order Backlog

American Eagle (USA)	59	59	—
Midwest (USA)	20	—	20
Republic Airways (USA)	15	15	—

TOTAL	94	74	20

          ERJ 145:

Customer	Firm Orders	Delivered	Firm Order Backlog

Aerolitoral (Mexico)	5	5	—
Air Caraibes (Guadalupe)	2	2	—
Alitalia (Italy)	14	14	—
American Eagle (USA)	118	118	—
Axon (Greece)	3	3	—
British Midland (UK)	9	9	—
British Regional Airlines (UK)	23	23	—
Brymon (UK)	7	7	—
China Southern (China)	6	6	—
China Eastern Jiangsu (China)	5	2	3
Cirrus (Germany)	1	1	—
ExpressJet (USA)	245	232	13
ERA (Spain)	2	2	—
Flandre Air (France)	5	5	—
GECAS (PB Air - Thailand)	2	2	—
KLM EXEL (Holland)	2	2	—
Lot Polish (Poland)	14	14	—
Luxair (Luxembourg)	9	9	—
Mesa (USA)	36	36	—
Portugalia (Portugal)	8	8	—
Proteus (France)	8	8	—
Regional (France)	15	15	—
Republic Airways (USA)	60	60	—
Rheintalflug (Austria)	3	3	—
Rio Sul (Brazil)	16	16	—
Satena (Colômbia)	3	3	—
Sichuan (China)	5	5	—
Skyways (Sweden)	4	4	—
Swiss (Switzerland)	25	25	—
Trans States (USA)	22	22	—

TOTAL	677	661	16

          EMBRAER 170:

Customer	Firm Orders	Delivered	Firm Order Backlog

Alitalia (Italy)	6	6	—
Saudi Arabian Airlines (Saudi Arabia)	15		15
Cirrus (Germany)	1	1	—
Finnair (Finland)	12	1	11
Gecas (USA)	8	6	2
Lot Polish (Poland)	6	6	—
Republic Airlines (USA)	39	32	7
Swiss (Switzerland)	15	—	15
US Airways (USA)	85	28	57
Paramount (India)	2	1	1
TAME (Ecuador)	2	—	2

TOTAL	191	81	110

          EMBRAER 175:

Customer	Firm Orders	Delivered	Firm Order Backlog

Air Canada (Canada)	15	9	6
Lot Polish (Poland)	4	—	4
Gecas (USA)	3	—	3

TOTAL	22	9	13

          EMBRAER 190:

Customer	Firm Orders	Delivered	Firm Order Backlog

Air Canada (Canada)	45	—	45
Copa Airlines (Panama)	12	—	12
Gecas (USA)	20	—	20
JetBlue (USA)	101	2	99
Regional (France)	6	—	6
TAME (Ecuador)	1	—	1

TOTAL	185	2	183

          EMBRAER 195:

Customer	Firm Orders	Delivered	Firm Order Backlog

Flybe (UK)	14	—	14
Swiss (Switzerland)	15	—	15

TOTAL	29	—	29

          For additional information regarding trends in our business, see “Item 4B. Business Overview—Business Strategies” and “Item 5A. Operating Results—Current Conditions and Future Trends in the Airline Industry and Business Jet Market” in the 2004 Annual Report.  For risks affecting our business, see “Item 3D. Risk Factors” in the 2004 Annual Report.

Results of Operations

          Years Ended December 31, 2002, 2003 and 2004

          For a discussion of our income statement and results of operation for the years ended December 31, 2002, 2003 and 2004, see “Item 5A. Operating Results—Results of Operations” in the 2004 Annual Report.

          Nine Months Ended September 30, 2004 and 2005

          The following table presents income statement data by business segment for the nine months ended September 30, 2004 and 2005.

Summary Financial Data by Business

	Nine months ended September 30,

Operating income	2004	2005

Net sales-
Commercial Airline	1,952,188	1,912,766
Defense	277,054	306,766
Business Jet	94,514	154,764
Other related businesses	163,243	265,753

	2,486,999	2,640,049
Cost of sales and services-
Commercial Airline	(1,263,377)	(1,284,591)
Defense	(217,361)	(246,816)
Business Jet	(71,956)	(105,440)
Other related businesses	(119,589)	(180,379)

	(1,672,283)	(1,817,226)
Gross profit-
Commercial Airline	688,811	628,175
Defense	59,693	59,950
Business Jet	22,558	49,324
Other related businesses	43,654	85,374

	814,716	822,823
Operating expenses-
Commercial Airline	(137,465)	(123,646)
Defense	(42,261)	(52,390)
Business Jet	(63,711)	(91,845)
Other related businesses	(45,801)	(48,007)
Unallocated corporate expenses	(123,081)	(116,618)

	(412,319)	(432,506)
	402,397	390,317

          The following table sets forth income statement information and such information as a percentage of our net sales, for the periods indicated.

	Nine Months ended September 30,

	2004		2005

	(in millions of U.S. dollars, except percentages)
Net sales	$2,487.0	100%	$2,640.0	100%
Cost of sales and services	(1,672.3)	67.2	(1,817.2)	68.8
Gross profit	814.7	32.8	822.8	31.2

Operating expense
Selling expenses	(266.3)	10.7	(177.9)	6.7
Research and development	(5.4)	0.2	(62.1)	2.4
General and administrative expenses	(97.0)	3.9	(139.0)	5.3
Employee profit sharing	(42.9)	1.7	(35.2)	1.3
Other operating expenses, net	(0.6)	0.1	(15.3)	0.6
Equity in income (loss) from affiliates	—	—	(3.1)	0.1

Income from operations	402.4	16.2	390.3	14.8
Non-operating income (expense)
Interest income (expenses), net	4.5	0.2	(25.4)	1.0
Exchange loss, net	(5.0)	0.2	(19.5)	0.7
Other non-operating income (expenses), Net	—	—	(0.7)	—

Income before income taxes	402.0	16.2	344.7	13.1
Income tax benefit (expenses)	(103.4)	4.2	(47.5)	1.8

Income before minority interest	298.6	12.0	297.1	11.3
Minority interest	(1.3)	0.1	(7.4)	0.3

Income before cumulative effect of accounting change	297.2	11.9	289.7	11.0
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income	297.2	11.9%	289.7	11.0%

          Nine Months Ended September 30, 2005 Compared with Nine Months Ended September 30, 2004

          Net sales.  Net sales increased 6.2% from US$2,487.0 million in the first nine months of 2004 to US$2,640.0 million in the first nine months of 2005.  Net sales in the commercial airline segment decreased 2.0% from US$1,952.2 million in the first nine months of 2004 to US$1,912.8 million in the first nine months of 2005.  Business jet net sales increased 63.7% from US$94.5 million in the first nine months of 2004 to US$154.7 million in the first nine months of 2005.  Defense net sales increased 10.8% from US$277.0 million in the first nine months of 2004 to US$306.8 million in the first nine months of 2005.  Net sales from other related businesses increased 62.8% from US$163.2 million in the first nine months of 2004 to US$265.7 million in the first nine months of 2005.

          The decrease in commercial airline net sales is primarily due to a smaller volume of deliveries of aircraft of the ERJ 145 family partially offset by higher deliveries of aircraft of the EMBRAER 170/190 jet family in the first nine months of 2005, and also by a better product mix with a higher aggregated value due to the deliveries of aircraft of the EMBRAER 170/190 family.  In the first nine months of 2005 we delivered 88 aircraft to the commercial airline market, compared to 100 aircraft delivered in the same period of 2004.

          The increase in business jet net sales resulted from a larger volume of deliveries of the executive version of the Legacy 600 in the first nine months of 2005.  In the first nine months of 2005 we delivered eight Legacy 600 jets compared to five deliveries in the same period of 2004.

          The increase in defense net sales is primarily due to the deliveries of three Legacy 600 jets specially configured for authority transportation, commencement of the deliveries of the ALX  Super Tucano and the advancements made in the F-5 program for the Brazilian Air Force in the first nine months of 2005.

          The increase in net sales from other related businesses is mainly due to the acquisition of the Portuguese MRO facility OGMA - Oficinas Gerais de Manutenção in March 2005, and an increase in sales of spare parts, as a result of an increase in the number of aircraft in service.  See “Item 4A. History and Development of the Company—Strategic Alliance and Growth Opportunities—Joint Ventures and Acquisitions” in the 2004 Annual Report for further information.

          Cost of sales and services.  Cost of sales and services increased by 8.7% from US$1,672.3 million in the first nine months of 2004 to US$1,817.2 million in the first nine months of 2005, primarily due to a larger participation of the EMBRAER 170/190 family, with higher aggregated value, in our deliveries to the commercial airline market.  Cost of sales and services as a percentage of net sales increased to 68.8% in the first nine months of 2005, compared to 67.2% in the first nine months of 2004.

          Gross profit.  Gross profit increased by 1.0% from US$814.7 million in the first nine months of 2004 to US$822.8 million in the first nine months of 2005.  Our gross margin decreased from 32.8% in the first nine months of 2004 to 31.2% in the first nine months of 2005 primarily due to the production learning curve associated with the initial deliveries of the EMBRAER 175 and the EMBRAER 190 and to benefits provided to the launch customers of those aircraft.

          Operating expenses.  Operating expenses increased by 4.9% from US$412.3 million in the first nine months of 2004 to US$432.5 million in the first nine months of 2005, as compared to an increase in net sales of 6.2% in the same period.

          Research and development expenses in the first nine months of 2005 were US$62.1 million, compared to US$5.4 million in the first nine months of 2004, when the company recognized US$103.8 million from the risk-sharing partners’ contributions to the development of the EMBRAER 170/190 family.

          Selling expenses decreased 33.2% from US$266.3 million in the first nine months of 2004 to US$177.9 million in the first nine months of 2005.  That decrease resulted partially from the recovery of amounts related to guarantees on certain aircraft delivered upon the implementation of the financing structures for those aircraft.  Selling expenses are directly related to aircraft deliveries.

          General and administrative expenses increased 43.2% from US$97.0 million in the first nine months of 2004 to US$139.0 million in the first nine months of 2005, due to the effects on the real denominated administrative expenses resulting from the appreciation of the real during 2005 (approximately 80% of our administrative expenses are denominated in reais) and from the expense of US$16.3 million related to the implementation of the SAP 4.7 Aerospace & Defense version.

          Other operating expenses, net increased from US$0.6 million in the first nine months of 2004 to US$15.3 million in the first nine months of 2005.

          Operating expenses as a percentage of net sales remained stable at the level of 16.6% in the first nine months of 2004 to 16.4% in the first nine months of 2005.

          Interest income (expenses), net.  Interest income (expenses), net, increased from a benefit of US$4.5 million in the first nine months of 2004 to an expense of US$25.4 million in the first nine months of 2005.  This increase is mainly due to higher debt levels and lower cash availability in the period.

          Exchange loss, net.  Exchange loss, net, increased from US$5.0 million in the first nine months of 2004 to US$19.5 million in the first nine months of 2005 mainly due to the 16.3% appreciation of the Brazilian real against the dollar in the first nine months of 2005.

          Income tax benefit (expenses).  Income tax expenses decreased from US$103.4 million in the first nine months of 2004 to US$47.5 million in the first nine months of 2005 mainly due to the appreciation of the real during the period, which negatively impacted translation effects by US$21.0 million compared to a positive translation effect of US$5.5 million in the first nine months of 2004.

          Net income.  As a result of the foregoing factors, our net income decreased 2.5% from US$297.2 million in the first nine months of 2004 to US$289.7 million in the first nine months of 2005.  Net income decreased as a percentage of net sales.  In the first nine months of 2005, net income was 11.0% of net sales as compared to 11.9% in the first nine months of 2004.

          Year Ended 2004 Compared with Year Ended 2003 and Year Ended 2003 Compared with Year Ended 2002

          For a discussion of our results of operations for 2002 compared with 2003 and of our results of operations for 2003 compared with 2004, see “Item 5A. Operating Results—Results of Operations—2004 Compared with 2003” and “Item 5A. Operating Results—Results of Operations—2003 Compared with 2002” in the 2004 Annual Report.

Research and Development

          Nine Months Ended September 30, 2004 and 2005

          We incur research and development costs related to our aircraft and aircraft components.  We also incur research and development costs that are not associated with the development of any particular aircraft.  Such costs include the implementation of quality assurance initiatives, production line productivity improvements and studies to determine the latest developments in technology and quality standards.  The research and development costs incurred by us are divided into two categories, research and development expense and additions to fixed assets.  The research and development expense is the cost actually associated with the design and development of the aircraft less amounts earned from cash contribution from risk-sharing partners based on meeting performance milestones.  Under U.S. GAAP, these costs are expensed in the year in which they are incurred.  Additions to fixed assets relate solely to specialized equipment built by us and required for the project.  These costs are treated as additions to property, plant and equipment.

          We invest significantly in the development of new projects.  Total research and development expenses for the first nine months of 2005, including expenses related to the development of the EMBRAER 170/190 jet family, net of cash contributions provided by risk-sharing partners, were US$62.1 million compared to US$5.4 million in the first nine months of 2004.  Research and development costs as a percentage of net sales were 0.2% in the first nine months of 2004 and 2.4% in the first nine months of 2005.  The increased percentages for the period reflect principally the revenue recognition of US$103.8 million from our risk-sharing partners in the first nine months of 2004 compared to US$45.6 million in the first nine months of 2005.  In 2005, we expect our research and development costs to total approximately US$140.0 million.  We do not record an expense for research and development of defense programs, as they are funded by the Brazilian Government and other government customers.  Most of our research and development expenses are associated with a particular program, whether commercial, business jet or defense.

          We receive additional funds from risk-sharing partners to fund our cash costs for our commercial research and development.  In addition, the Brazilian and other governments fund substantially all of our defense research and development costs under long-term development contracts.

          Years Ended December 31, 2002, 2003 and 2004

          For a discussion of our research and development costs for 2002, 2003 and 2004, see “Item 5C. Research and Development” in the 2004 Annual Report.

Liquidity and Capital Resources

          Our liquidity needs arise principally from research and development, capital expenditures, principal and interest payments on our debt, working capital requirements and distributions to shareholders.  We generally rely on funds provided by operations, borrowings under our credit arrangements, cash contributions from risk-sharing partners, advance payments from customers and, to a lesser extent, capital increases to meet these needs.  We believe that these sources of funds will be sufficient to fund our future liquidity needs, continue to develop the EMBRAER 170/190 jet family, develop our new business jets for the light and very light segments, make other planned capital expenditures and pay dividends.  However, our customers may reschedule deliveries, fail to exercise options or cancel firm orders as a result of the economic downturn and the financial volatility in the airline industry.  In addition, our risk-sharing partners’ cash contributions are refundable under certain limited circumstances and we may need to find replacement sources of capital.

     Working Capital and Net Cash Provided by Operating Activities

          Nine Months Ended September 30, 2004 and 2005

          We had a working capital surplus of US$1,559.4 million at December 31, 2004 and US$2,186.7 million at September 30, 2005.  Working capital increased mainly due to an increase in inventories because of the beginning of production of the EMBRAER 170/190 jet family and due to an increase in accounts receivable related to aircraft delivered for which sales financing arrangements were under a structuring process.

          We generated net cash provided by operating activities of US$195.0 million at September 30, 2005, as compared to net cash provided by operating activities of US$192.0 million at September 30, 2004.

          Years Ended December 31, 2003 and 2004

          For a discussion of our working capital and net cash provided by operating activities in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Working Capital and Net Cash Provided by Operating Activities” in the 2004 Annual Report.

     Net Cash Used in Investing Activities

          Nine Months Ended September 30, 2004 and 2005

          Our net cash used in investing activities was US$720.4 million in the first nine months of 2005 compared to US$85.4 million in the same nine months of 2004.  The increase in 2005 was mainly due to US$670.3 million related to temporary cash investments.  As part of our analysis of variable interest entities under FIN 46-R, we concluded that the private investment funds we used to invest in underlying investments included US$119.2 million in debt securities, which we would have accounted for as cash equivalents prior to FIN 46-R, that should be included in temporary cash investments.  In 2004, this amount of debt securities totaled US$106.7 million.  See Note 3 to our condensed interim consolidated financial statements included in this prospectus and also Note 6 to our consolidated financial statements included in “Item 18. Financial Statements” in the 2004 Annual Report.

          Years Ended December 31,  2003 and 2004

          For a discussion of our net cash used in investing activities in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Net Cash Used in Investing Activities” in the 2004 Annual Report.

     Capital Expenditures

          Nine Months Ended September 30, 2004 and 2005

          We recorded additions to property, plant and equipment of US$50.4 million in the first nine months of 2005 and US$34.0 million in the first nine months of 2004.  These expenditures related to construction of facilities, improvements to our plant and production facilities and modifications for the production of new aircraft models.

          We currently expect investments in property, plant and equipment to total approximately US$59.0 million in 2005 and an additional US$76.0 million in 2006, primarily related to the production of the EMBRAER 170/190 jet family, and new business jet market aircraft, the Phenom 100 and the Phenom 300, as well as our defense aircraft.

          Years Ended December 31, 2003 and 2004

          For a discussion of our capital expenditures in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Capital Expenditures” in the 2004 Annual Report.

     Cash Provided by (Used in) Financing Activities and Total Debt

          Nine Months Ended September 30, 2004 and 2005

          Our net cash provided by (used in) financing activities increased from US$7.4 million in the first nine months of 2004 to US$206.8 million in the first nine months of 2005.  The increase was primarily due to a decrease in repayments of loans and a decrease in payments of dividends and interest on shareholders’ equity.

          At September 30, 2005, we had total debt of US$1,700.6 million under our financing arrangements described in “—Credit Facilities and Lines of Credit,” 66.1% of which consisted of long-term debt and 33.9% of which consisted of short-term debt.  In comparison, we had total debt of US$1,338.7 million at December 31, 2004 and US$1,169.2 million at September 30, 2004, consisting of 61.6% and 63.4% of long-term debt, respectively.  Our total debt increased from September 30, 2004 to September 30, 2005 largely due to new borrowings.

          Total debt consists of amounts recorded as loans and financing on our balance sheet and excludes non-recourse and recourse debt associated with customer financing arrangements transacted through special purposes entities, or SPEs.  In structured financings, an SPE purchases an aircraft from us, pays us the full purchase price on delivery or at the conclusion of the sales financing structure, and leases the related aircraft to the ultimate customer.  A third-party financial institution facilitates the financing of an aircraft purchase through an SPE, and a portion of the credit risk remains with that third party.  We may provide financial guarantees and/or residual value guarantees in favor of the financial institution, as well as act as the equity participant in such financial structuring process.  According to FIN 46-R (“Consolidation of Variable Interest Entities an interpretation of ARB 51”), an enterprise shall consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both.  Therefore, we have been consolidating certain SPEs owned by third parties where it is the primary beneficiary.  See Note 9 to our consolidated financial statements included in “Item 18. Financial Statements” of the 2004 Annual Report.

          The effect of consolidating these SPEs resulted in non-recourse and recourse debt at September 30, 2005, reflected as a separate line item on our balance sheet, of US$933.8 million, collateralized accounts receivable of US$0.5 million and US$346.1 million accounted for as customer and commercial financing.  US$734.1 million of this debt is non-recourse and we have no actual obligation for such debt as debtor or guarantor, other than potentially under existing financial guarantees for the financed aircraft.  The remaining US$199.7 million of debt is recourse to us as a result of pending equity contributions and is secured by a pledge of a deposit with a financial institution.  The non-recourse and recourse debt is collateralized by the collateralized accounts receivable and by the financed aircraft and, as a result, we do not anticipate a net cash outflow related to our non-recourse debt in the future.  These financing transactions do not materially affect our income statement and cash flow data since the terms of the leases and the loans are substantially the same.

          Years Ended December 31, 2003 and 2004

          For a discussion of our cash provided by (used in) financing activities and total debt in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Cash Provided by (Used in) Financing Activities and Total Debt” in the 2004 Annual Report.

Credit Facilities and Lines of Credit

     Long-term Facilities

          Nine Months Ended September 30, 2004 and 2005

          We maintain credit facilities with BNDES in a total amount of US$10.8 million outstanding at September 30, 2005, US$3.3 million of which is currently short-term.  We also maintain credit facilities with Fundo de Investimento em Estudo e Pesquisa, or FINEP, in a total amount of US$9.7 million outstanding at September 30, 2005, all of which is related to the purchase of fixed assets for the expansion of our subsidiary ELEB Embraer Liebherr Equipamentos do Brasil S.A.  The total amounts borrowed under the BNDES and FINEP credit facilities are due May 2011 and June 2010, respectively.  Amounts borrowed from BNDES are secured by first and second mortgages on our properties in Brazil.  The interest rates on these facilities range from TJLP plus 1.0% to TJLP plus 6.0% per annum.  For BNDES borrowings, we also paid fees at the rate of 0.35% of the sales price of 420 ERJ 145 aircraft sold between January 1, 1997 and August 1, 2002.

          We have a credit facility with the Tokyo Branch of The Chase Manhattan Bank under which we borrowed the Japanese Yen equivalent of US$150.0 million, principally to fund its purchase of aircraft component parts, of which the Japanese Yen equivalent of US$65.9 million remained outstanding as of September 30, 2005.  This loan matures in December 2006 and bears an interest rate equal to the twelve-month Japanese interbank deposit rate, or JIBOR, plus 1.1% per annum.

          On September 20, 2002, we secured a US$100.0 million credit facility with Mitsui & Co., Ltd. and borrowed the full amount available thereunder, of which US$80.1 million remained outstanding as of September 30, 2005.  This loan matures in 2009 and bears interest at an interest rate of LIBOR plus 2.15%.  The facility is guaranteed by Unibanco - União de Bancos Brasileiros S.A. and provides that, if we fail to maintain a minimum of 100 firm orders during the duration of the facility, Mitsui & Co. Ltd. has the right to declare all amounts outstanding under the facility due and payable.

          We also have a US$100.0 million credit facility with Santander Central Hispano Benelux S.A. fully disbursed to fund our purchases of wings and other equipment from Gamesa.  As of September 30, 2005, US$63.5 million was outstanding under the facility, which bears interest at a fixed rate of 4.49% per annum with a final maturity in February 2009.

          In July 2003, we signed a credit agreement with Sumitomo Mitsui Banking Corp. and other lenders providing for a term loan of US$200.0 million, at a cost of LIBOR plus 2.97% per annum with a final maturity in June 2010, to purchase materials for the manufacture of the EMBRAER 170/190 jet family.  We borrowed the full amount under this facility in July 2003, of which US$204.3 million remained outstanding as of September 30, 2005.

          In April 2004, we entered into credit agreements with Banco do Brasil S.A. for an import financing facility of US$50 million, at a fixed rate of 5.63% per annum with final maturity in April 2007.  We have borrowed the full amount of the facility, of which US$53.4 million remained outstanding as of September 30, 2005.  We subsequently entered into another credit agreement with Banco do Brasil S.A. on May 31, 2005 of US$21 million, at a fixed rate of 7% per annum with final maturity in May 2011, of which US$21.6 million remained outstanding as of September 30, 2005.

          In May 2004, we entered into credit agreements with ABN Amro Bank for a working capital and import financing facility of US$71.0 million, at a fixed rate of 7.19% per annum with final maturity in May 2009.  We have borrowed the full amount of the facility, of which US$73.1 million remained outstanding as of September 30, 2005.

          In March 2005, we entered into a credit agreement with Bladex – Banco Latinoamericano de Exportaciones S.A., for an import financing facility of US$51.0 million, at a cost of LIBOR plus 1.88% per annum with final maturity in September 2010, of which US$52.6 million remained outstanding as of September 30, 2005.

          In April 2005, we entered into an Export Credit Note with Banco Votorantim of US$50 million, at a fixed rate of 7.81% per annum with final maturity in April 2010, of which US$51.8 million remained outstanding as of September 30, 2005.

          In June 2005, we entered into an IFC - International Finance Corporation A/B Loan Secured Facility for a total amount of US$180.0 million, which includes the A loan for up to US$35.0 million, the B1 loan for up to US$60.0 million and a B2 loan for up to US$85.0 million.  The terms of the loans are 12, ten and eight years, respectively, and the loans bear interest at an average cost of six-month LIBOR plus 2.9% per annum.  The facility is secured by a combination of mortgages on our main industrial facility in Brazil, three EMBRAER 170/190 pre-series aircraft and a bank account pledge agreement in an amount equivalent to 12 months interest coverage.  In addition to the customary covenants and restrictions, including, but not limited to, those that require us to maintain defined debt liquidity and interest expense coverage ratios, the facility will have covenants related to compliance with IFC general environmental, health and safety guidelines.  We have also agreed to a mandatory pre-payment provision, which limits our net revenues generated by selling and supporting offensive attack aircraft to 12.5% of our total net revenues.

          We have various other loans and credit agreements with aggregate outstanding borrowings of US$330.8 million at September 30, 2005, of which US$48.3 million were allocated to our subsidiaries.

          Each of our long-term financing arrangements include customary covenants and restrictions, including those that require us to maintain defined debt liquidity and interest expense coverage ratios, with which we were in compliance at September 30, 2005 and none of which are expected to have a material effect on our business.  See Note 6 of our condensed interim consolidated financial statements included in this prospectus and also Note 19 to our consolidated financial statements included in “Item 18. Financial Statements” in the 2004 Annual Report.

          Years Ended December 31, 2003 and 2004

          For a discussion of our long-term credit facilities and lines of credit in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Cash Provided by (Used in) Financing Activities and Total Debt—Credit Facilities and Lines of Credit—Long-Term Facilities” in the 2004 Annual Report.

     Short-term Facilities

          Nine Months Ended September 30, 2004 and 2005

          We obtain short-term financing primarily from Brazilian banks in the form of advances against exchange contracts that we enter into with those banks relating to payments we are entitled to receive within a period of not more than 360 days prior to delivery of aircraft.  At September 30, 2005, we had US$247.9 million outstanding under these arrangements.

          In June 2005, we negotiated with BNDES a short term pre-export credit financing for an amount up to US$400 million, of which US$165.4 million remained outstanding as of September 30, 2005.  This financing was fully settled on November 25, 2005.

          We have various other short-term loans with aggregate outstanding borrowings of US$195.6 million at September 30, 2005, of which US$85.0 million was allocated to our subsidiaries to finance working capital requirements.  See Note 6 of our condensed interim consolidated financial statements included in this prospectus and also Note 19 to our consolidated financial statements included in “Item 18. Financial Statements” in the 2004 Annual Report for further information on our short-term financing arrangements.

          Years Ended December 31, 2003 and 2004

          For a discussion of our short-term credit facilities and lines of credit in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Cash Provided by (Used in) Financing Activities and Total Debt—Credit Facilities and Lines of Credit—Short-Term Facilities” in the 2004 Annual Report.

Capital Contributions and Issuances of Capital Stock

     Nine Months Ended September 30, 2004 and 2005

          During the first nine months of 2005, we received capital contributions in the aggregate amount of US$6.9 million, representing the issuance of preferred shares upon the exercise of options.  In addition, through September 30, 2005, 2,421,870 preferred shares were issued upon the exercise of options at an average weighted exercise price of R$7.02 per share.

     Year Ended December 31, 2004

          For a discussion of the capital contributions to and issuances of capital stock by us during 2004, see “Item 5B. Liquidity and Capital Resources—Capital Contributions and Issuances of Capital Stock” in the 2004 Annual Report.

Off-Balance Sheet Arrangements

          We participate in a number of off-balance sheet arrangements, principally relating to trade-in obligations and financial and residual value guarantees.  We also have a number of swap transactions that are described in “—Quantitative and Qualitative Disclosures about Market Risk” on page 102 of this prospectus.

          In addition to the off-balance sheet arrangements discussed below, we were also contingently liable for repurchasing a number of aircraft sold under sales contracts that provided the customer with the right to sell the aircraft back to us in the future, according to defined price rules.  These repurchase commitments were cancelled in 2004 pursuant to formal amendments entered into with the holders of such options.

     Trade-in Obligations

          Nine Months Ended September 30, 2004 and 2005

          In connection with the signing of a purchase contract for new aircraft, we may provide trade-in options to its customers.  These options provide a customer with the right to trade in existing aircraft upon the purchase of a new aircraft.  At September 30, 2005, four commercial aircraft were subject to trade-in options, and additional aircraft may become subject to trade-in options upon delivery.  The trade-in price is determined in the manner discussed in “—Critical Accounting Estimates—Guarantees and Trade-In Rights” in this prospectus for commercial jets.  We may be required to accept trade-ins at prices that are above the then-market price of the aircraft, which would result in financial loss when we resell the aircraft.  Based on our current estimates and third party appraisals, we believe that any aircraft accepted for trade-in could be sold without any material gain or loss.  In 2005, we accepted three ERJ 145 aircraft for trade-in.

          Year Ended December 31, 2004

          For a discussion of our trade-in obligations in 2004, see “Item 5E. Off-Balance Sheet Arrangements—Trade-in Obligations” in the 2004 Annual Report.

     Financial and Residual Value Guarantees

          Nine Months Ended September 30, 2005

          We have guaranteed the financial performance of a portion of the financing for, and the residual value of, some of our aircraft that have already been delivered.  Financial guarantees are provided to financing parties to support a portion of the payment obligations of purchasers of our aircraft under their financing arrangements to mitigate default-related losses.  These guarantees are collateralized by the financed aircraft.

          Assuming all customers supported by financial guarantees defaulted on their aircraft financing arrangements, and also assuming we were required to pay the full aggregate amount of outstanding residual value guarantees and were not able to remarket any of the aircraft to offset its obligations, our maximum exposure under these guarantees (less provisions and liabilities) would have been US$2.1 billion as of September 30, 2005.  For further discussion of these off-balance sheet arrangements, see Note 9 of our condensed interim consolidated financial statements included this prospectus and also Note 34 to our consolidated financial statements included in “Item 18. Financial Statements” in the 2004 Annual Report.

          At September 30, 2005, we had US$246.7 million deposited in escrow accounts as collateral for financing and residual value guarantees of certain aircraft sold.  If the guarantor of the debt (an unrelated third party) is required to pay the creditors of such financing arrangement or the residual value guarantee, the guarantor has the right to withdraw from the escrow account.  Based on current figures, we calculate that the proceeds from the sale or lease of the covered aircraft (based on resale value as of September 30, 2005) and from other offsetting collections, such as cash deposits, is lower than our exposure by US$11.9 million.  The deposited amounts will be released when the financing contracts mature (from 2013 to 2021) if no default by the buyers of the aircraft occurs or the aircraft market price is above the residual value guarantee.

          The interest earned on the escrow funds is added to the balance in escrow and is recorded as interest income by us.  In order to earn a better interest rate on such guarantee deposits, at September 30, 2005, we had invested part of the US$246.7 million deposited in escrow accounts in fourteen-year structured notes in the total amount of US$123.4 million with the depositary bank, which generated interest in the amount of US$5.0 million in 2005 that was added to the principal amount and recognized in its consolidated statements of income and comprehensive income.  At December 31, 2004 the amount invested in these structured notes was US$42.2 million.  This yield enhancement was obtained through a credit default swap (CDS) transaction, which provides to the note holder the right of early redemption of the note in case of a credit event by us.  Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss of all interest accrued on such note to date.  Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of and/or moratorium on the obligations above a specified threshold.

          Our residual value guarantees typically ensure that in the 15th year after delivery, the relevant aircraft will have a residual market value of 18% to 25% of the original sale price.  In the event of a decrease in the market value of the underlying aircraft and an exercise by the purchaser of the residual value guarantee, we will bear the difference between the guaranteed residual value and the market value of the aircraft at the time of exercise.  Our exposure is mitigated by the fact that the guaranteed party, in order to benefit from the guarantee, must make the aircraft meet specific return conditions.

          For a discussion of the risks related to our trade-in obligations and our financial and residual value guarantee obligations, see “Item 3D. Risk Factors—Risk Relating to Embraer—Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future” in the 2004 Annual Report.

          We continually re-evaluate our risk under our guarantees and trade-in obligations based on a number of factors, including the estimated future market value of our aircraft based on third-party appraisals, including information developed from the sale or lease of similar aircraft in the secondary market, and the credit rating of customers.  See Note 9 to our condensed interim consolidated financial statements included in this prospectus and also Note 9 to our consolidated financial statements included in “Item 18. Financial Statements” in the 2004 Annual Report, for a further discussion of these off-balance sheet arrangements.

          Year Ended December 31, 2004

          For a discussion of our financial and residual value guarantees in 2004, see “Item 5E. Off-Balance Sheet Arrangements—Financial and Residual Value Guarantees” in the 2004 Annual Report.

Contractual Obligations

     Nine Months Ended September 30, 2005

          The following table and discussion provide additional disclosure regarding our material contractual obligations and commercial commitments as of September 30, 2005.

Contractual Obligations	Total		Less than 1 year		1 - 3 years		3 – 5 years		More than 5 years

Loans and expected interest	US$	1,700.6	US$	576.9	US$	686.5	US$	351.1	US$	86.2
Capital lease obligations		5.6		2.9		2.6		—		—
Operating leases		9.6		2.5		2.2		0.5		4.5
Purchase obligations		630.8		630.8		—		—		—
Other long-term liabilities		1,594.3		74.8		816.5		220.3		482.5

Total	US$	3,940.9	US$	1,287.9	US$	1,507.8	US$	571.9	US$	573.2

          The above table does not reflect contractual commitments related to trade-in options and financial and residual value guarantees discussed in “—Off-Balance Sheet Arrangements.”  See “Item 3D. Risk Factors—Risk Relating to Embraer—Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future” in the 2004 Annual Report.

          Purchase obligations consist of trade accounts payable and insurance payables.

          Other long-term liabilities include recourse and non-recourse debt in the total amount of US$612.4 million that relates to obligations of our consolidated SPEs.  The above table does not reflect any information about our derivative instruments, which are discussed more fully in “—Quantitative and Qualitative Disclosures About Market Risk.”

     Year Ended December 31, 2004

          For a discussion of our contractual obligations at December 31, 2004, see “Item 5F. Tabular Disclosure of Contractual Obligations” in the 2004 Annual Report.

Quantitative and Qualitative Disclosure About Market Risk

          We are exposed to various market risks, primarily related to potential loss arising from adverse changes in interest rates and foreign currency exchange rates.  We have established policies and procedures to manage sensitivity to interest rate and foreign currency exchange rate risk.  These procedures include the monitoring of our levels of exposure to each market risk, including an analysis based on a forecast of future cash flows, the funding of variable rate assets with variable rate liabilities, and limiting the amount of fixed rate assets which may be funded with floating rate liabilities.  We also use derivative financial instruments to mitigate the effects of interest rate fluctuations and to reduce our exposure to exchange rate risk.

          The following sections address the significant market risks associated with our financial activities.

     Interest Rate Risk

          Nine Months Ended September 30, 2005

          Our exposure to market risk for interest rate fluctuations principally relates to changes in the market interest rates of our U.S. dollar-denominated and real-denominated monetary liabilities, principally our short- and long-term debt obligations.  Increases and decreases in prevailing interest rates generally translate into increases and decreases in interest expense.  Additionally, the fair values of interest rate-sensitive instruments are also affected by general market conditions.

          Our short- and long-term debt obligations totaled US$1,700.6 million at September 30, 2005 and were denominated in U.S. dollars, Brazilian reais, Japanese yen and Euros.  Of the total amount of debt denominated in U.S. dollars, US$1,412.2 million, approximately US$759.3 million was fixed rate.  The remaining floating rate U.S. dollar-denominated debt was indexed to either six-month or 12-month LIBOR.  Of the US$189.7 million of our Brazilian reais-denominated debt, US$183.5 million bears interest at a variable rate based on the TJLP, the long-term interest rate in Brazil.  The TJLP ranged from 9.75% per annum to 10% per annum during 2005.  We also maintain a subsidiary line of credit in an amount of US$6.0 million which bears interest at a variable rate based on the CDI, the interbank deposit rate in Brazil.  All of our US$65.9 million of Japanese yen-denominated debt was floating rate indexed to the Japanese interbank deposit rate, or JIBOR.  All of our Euro-denominated debt, totaling US$31.5 million, was fixed rate.

          The table below provides information about our short- and long-term debt obligations as of September 30, 2005 that are sensitive to changes in interest rates and foreign currency exchange rates.

	Weighted Average Interest Rate September 30, 2005	Total Outstanding Amount							Total Fair Value
			Outstanding Amount By Year of Maturity As of September 30,

			2006	2007	2008	2009	2010	Thereafter

			(in thousands of US dollars, except percentages)
Short-Term Debt and Current Portion of Long-Term Debt
U.S. dollars (LIBOR indexed)	6.39%	48,146	48,146	—	—	—	—	—	56,089
U.S. dollars (fixed rate)	5.62%	317,888	317,888	—	—	—	—	—	325,228
Reais (TJLP indexed)	11.94%	168,649	168,649	—	—	—	—	—	173,599
Reais (CDI indexed)	14.04%	145	145	—	—	—	—	—	206
Euro (fixed rate)	3.63%	7,423	7,423	—	—	—	—	—	8,918
Japanese yen (JIBOR indexed)	1.14%	33,272	33,272	—	—	—	—	—	34,627
GBPounds (fixed rate)	4.07%	1,365	1,365	—	—	—	—	—	1,365

Total short-term debt		576,887	576,887	—	—	—	—	—	600,032

Long-Term Debt
U.S. dollars (LIBOR indexed)	6.39%	604,735	—	40,650	141,204	144,523	144,512	133,845	770,527
U.S. dollars (fixed rate)	5.62%	441,385	—	13,998	180,005	123,134	48,800	75,449	518,531
Reais (TJLP indexed)	11.94%	14,833	—	3,596	3,533	2,525	1,575	3,604	19,645
Reais (CDI indexed)	14.04%	6,051	—	—	6,051	—	—	—	8,616
Euro (fixed rate)	3.63%	24,084	—	—	2,408	4,817	4,817	12,042	48,420
Japanese yen (JIBOR indexed)	1.14%	32,665	—	32,665	—	—		—	33,995
Japanese yen (fixed rate)	0.00%	—	—	—	—	—	—	—	—

Total long-term debt		1,123,752	—	90,909	333,202	274,998	199,703	224,941	1,399,734

Total debt		1,700,639	576,887	90,909	333,202	274,998	199,703	224,941	1,999,766

          In order to manage interest rate risk on our monetary liabilities, we have entered into a number of swaps, which effectively convert part of our fixed and floating interest rate U.S. dollar-denominated debt into CDI-based reais-denominated obligations.  Specifically, as of September 30, 2005, we had effectively converted US$37.0 million of our U.S. dollar fixed interest rate debt into CDI-based reais, which, together with our US$6.2 million subsidiary line originally bearing interest at CDI-based reais, totals the equivalent of US$43.2 million of CDI-based reais-denominated obligations.  The weighted average interest rate of these CDI-based obligations for the first nine months of 2005 was 12.59%.  Through these swaps, we have also effectively converted the yen equivalent of US$65.9 million of our yen-denominated floating interest rate debt to an equivalent amount of U.S. dollar obligations with a fixed interest rate of 4.35% per annum.  In addition, using swaps transactions we have effectively converted US$605.9 million of our U.S. LIBOR indexed debt to U.S. fixed rate debt.  The weighted average fixed interest rate of these obligations for the first nine months of 2005 was 8.05% per annum.  These swaps did not affect the maturity or amortization schedule of our existing debt.

          These swaps are not accounted for as hedging transactions under U.S. GAAP.  Nevertheless, they are recorded at fair value on our balance sheet, and we recognized an unrealized loss of US$27.4 million as of September 30, 2005 as part of interest income (expenses), net.  For further information about the terms of these swap transactions, including notional amount, maturity date and fair value gains and losses, see Note 31 to our consolidated financial statements included in “Item 18. Financial Statements” in the 2004 Annual Report.

          We do not currently have any derivative instruments that limit our exposure to changes in the TJLP because we believe that our total exposure, combined with the relatively low volatility of the TJLP, is unlikely to have a material effect on us.

          The table below provides information about our short- and long-term debt obligations as of September 30, 2005, after considering the effects of the above-mentioned derivative transactions.

	Weighted Average Interest Rate September 30, 2005
		Total Outstanding Amount	Outstanding Amount By Year of Maturity As of September 30,						Total Fair Value

			2006	2007	2008	2009	2010	Thereafter

			(in thousands of US dollars, except percentages)
Short-Term Debt and Current Portion of Long-Term Debt
U.S. dollars (LIBOR indexed)	5.18%	1,296	1,296	—	—	—	—	—	1,055
U.S. dollars (fixed rate)	6.08%	384,121	384,121	—	—	—	—	—	400,075
Reais (CDI indexed)	12.59%	14,034	14,034	—	—	—	—	—	15,020
Reais (TJLP indexed)	12.22%	168,649	168,649	—	—	—	—	—	173,599
Euro (fixed rate)	3.48%	7,423	7,423	—	—	—	—	—	8,918
GBPounds (fixed rate)	4.07%	1,365	1,365	—	—	—	—	—	1,365

Total short-term debt		576,887	576,887	—	—	—	—	—	600,032

Long-Term Debt
U.S. dollars (LIBOR indexed)	5.18%	45,644	—	4,814	20,659	10,090	10,080	—	50,028
U.S. dollars (fixed rate)	6.08%	1,010,039	—	98,210	287,073	243,907	175,477	205,402	1,248,385
Reais (CDI indexed)	12.59%	29,152	—	3,750	19,527	5,875	—	—	33,256
Reais (TJLP indexed)	12.22%	14,833	—	3,596	3,533	2,525	1,575	3,604	19,645
Euro (fixed rate)	3.68%	24,084	—		2,408	4,817	4,817	12,042	48,420

Total long-term debt		1.123,752	—	110,370	333,202	267,214	191.919	221,048	1399,734

Total debt		1,700,639	576,887	110,370	333,202	267,214	191.919	221,048	1,999,766

          In addition, as of September 30, 2005, US$46.9 million of our U.S. dollar-indexed liabilities were exposed to LIBOR fluctuations.

          Year Ended December 31, 2004

          For a discussion of our quantitative and qualitative disclosure about interest rate risk in 2004, see “Item 11. Quantitative and Qualitative Disclosure About Market Risk—Interest Rate Risk” in the 2004 Annual Report.

     Foreign Currency Risk

          Nine Months Ended September 30, 2005

          In managing our foreign currency risk, we focus on balancing our non-U.S. dollar-denominated assets against our non-U.S. dollar-denominated liabilities plus shareholders’ equity in relation to our forecasts of future cash flows.  Beyond the foreign currency exposure related to our debt obligations as summarized above, we also have other assets and liabilities denominated in currencies other than the U.S. dollar.  These assets and liabilities are primarily cash and cash equivalents, accounts receivable and payable, deferred income taxes, dividends and certain other assets and liabilities and are primarily denominated in Brazilian reais.  The effects on such assets and liabilities of the appreciation or devaluation of foreign currencies against the U.S. dollar result in foreign exchange gains (losses) is recognized on our income statement as interest income (expenses), net.

          The table below provides information about our assets and liabilities exposed to foreign currency risk as of September 30, 2005 as well as the derivative transactions outstanding at the same date:

	Total Outstanding Amount	Outstanding Amount by Year of Maturity As of September 30,							Fair Value

		2006	2007	2008	2009	2010	Thereafter	Total

		(in thousands of US dollars, except percentages)
ASSETS
Cash and cash equivalents
In Reais	288,675	288,675	—	—	—	—	—	288,675	288,675
In Euro	11,162	11,162	—	—	—	—	—	11,162	11,162
In CNY	22,506	22,506	—	—	—	—	—	22,506	22,506
Investments and temporary cash investments
In Reais	121,848	121,848	—	—	—	—	—	121,848	121,848
Trade accounts receivable			—	—	—	—	—	—	—
In Reais	34,260	34,260	—	—	—	—	—	34,260	34,260
In Euro	107,982	107,982	—	—	—	—	—	107,982	107,982
Deferred income taxes
In Reais	237,218	133,374	37,519	37,519	28,806	—	—	237,218	237,218
In Euro	1,121	1,121	—	—	—	—	—	1,121	1,121
Other assets			—	—	—	—	—
In Reais	107,532	75,773	31,759	—	—	—	—	107,532	107,532
In Euro	2,810	2,394	416	—	—	—	—	2,810	2,810
								789,533
Total Assets in Reais	789,533	653,930	69,278	37,519	28,806	—	—	123,075	—
Total Assets in Euro	123,075	122,659	416	—	—	—	—	—	—
Total Assets in CNY	22,506	22,506	—	—	—	—	—	—	—
LIABILITIES
Loans and financing
In Reais	189,678	168,793	3,596	9,584	2,525	1,575	3,605	189,678	202,067
In Euro	31,507	7,423	2,408	4,817	4,817	4,817	7,225	31,507	31,507
In Japanese Yen	65,937	33,272	32,665					65,937	65,937
In GBPounds	1,365	1,365						1,365	1,365
Trade accounts payable
In Reais	25,388	25,388						25,388	25,388
In Euro	34,285	34,285						34,285	34,285
Advances from customers
In Reais	16,559	16,559						16,559	16,559
Other payables & accrued liabilities
In Reais	109,594	104,039	5,555					109,594	109,594
In Euro	7,404	7,404						7,404	7,404
Taxes and payroll charges payable
In Reais	80,501	31,401	14,612	14,612	7,418	2,280	10,178	80,501	80,501
In Euro	4,339	4,339						4,339	4,339
In CNY	22,766	22,766						22,766	22,766
Accrued taxes on income
In Reais	1,923	1,923						1,923	1,923
In Euro	3,048	3,048						3,048	3,048
Deferred income tax liabilities
In Reais	215,878	98,981	42,235	42,235	32,427			215,878	215,878
In Euro	43,990	43,990						43,990	43,990
Accrued dividends
In Reais	46,597	46,597						46,597	46,597
Contingencies
In Reais	593,418	77,304	503,014	5,057	3,536	4,507		593,418	593,418
In Euro	237	237						237	237
								1,279,536	—
Total Liabilities in Reais	1,279,536	570,985	569,012	71,488	45,906	8,362	13,783	24,810	—
Total Liabilities in Euro	124,810	100,726	2,408	4,817	4,817	4,817	7,225	—	—
Total Liabilities in Japanese Yen	65,937	33,272	32,665	—	—	—	—		—
Total Liabilities in CNY	22,766	22,766	—	—	—	—	—	65,937	—
Total Liabilities in GBPounds	1,365	1,365	—	—	—	—	—	22,766	—
								1,365	—
Total exposure in Reais	(490,005)	82,942	(499,734)	(33,969)	(17,100)	(8,361)	(13,783)	(490,003)	—
Total exposure in Euro	(1,736)	21,931	(1,922)	(4,817)	(4,817)	(4,817)	(7,225)	(1,735)	—
Total exposure in Japanese Yen	(65,937)	(33,272)	(32,665)	—	—	—	—	(65,937)	—
Total exposure in CNY	(260)	(260)	—	—	—	—	—	(260)	—
Total exposure in GBPounds	(1,365)	(1,365)	—	—	—	—	—	(1,365)	—

	Total Outstanding Amount	Outstanding Amount by Year of Maturity As of September 30,							Fair Value

		2006	2007	2008	2009	2010	Thereafter	Total

		(in thousands of US dollars, except percentages )
DERIVATIVE INSTRUMENTS
Cross-currency interest rate swap contracts (US$Floating v. US$Fixed)
Notional amount	335,301	61,811	88,434	80,028	80,028	25,000	—	—	(2,567)
Average interest paid in US$	8.05%
Average interest received in US$	Libor+2.65%
Cross-currency interest rate swap contracts (US$ v. R$)
Notional amount	33,700	17,266	11,646	4,788	—	—	—	—	(21,553)
Average interest paid in R$	60.28% do CDI
Average interest received in US%	5.14%
Cross-currency interest rate swap contracts (Yen v. US$)
Notional amount	67,083	33,541	33,541	—	—	—	—	—	(3,314)
Average interest paid in US$	4.31%
Average interest received in JPY	Jibor+1.05%
Net exposure of assets/liabilities
In Reais	(523,703)	65,679	(511,380)	(38,757)	(17,100)	(8,362)	(13,783)	—	(523,703)
In Euro	(1,735)	21,933	(1,992)	(4,817)	(4,817)	(4,817)	(7,225)	(1,736)	(1,735)
In Japanese Yen	(1,146)	(269)	(876)	—	—	—	—	—	(1,146)
In CNY	(260)	(260)	—	—	—	—	—	—	(260)
In GBPounds	(1,365)	(1,365)	—	—	—	—	—	—	(1,365)

          Year Ended December 31, 2004

          For a discussion of our quantitative and qualitative disclosure about foreign exchange risk in 2004, see “Item 11. Quantitative and Qualitative Disclosure About Market Risk—Foreign Currency Risk” in the 2004 Annual Report.

DESCRIPTION OF CAPITAL STOCK

          Set forth below is material information concerning our common shares, with a brief summary of significant provisions of our bylaws and the Brazilian corporation law.  This description does not purport to be complete and is qualified by reference to our bylaws and by reference to the Brazilian Corporate Law, the rules and regulations of the CVM and the rules of the Novo Mercado.  Copies of such documents are available, without charge, to any person, including any beneficial owner of our shares to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on this prospectus.  As a result of the listing of our common shares on the Novo Mercado, we will not be able to issue preferred shares and, accordingly, this section does not refer to Brazilian statutory rights conferred upon holders of preferred shares. Information on the trading market for our common shares is set forth under “Item 9C. Markets” and information on ownership of our shares is set forth under “Item 7A. Major Shareholders and Related Party Transactions” in the 2004 Annual Report.

          On March 31, 2006, the merger of Old Embraer with and into New Embraer was approved by their respective shareholders. As a result of the merger, Old Embraer ceased to exist and (1) each common share of Old Embraer was exchanged for one common share of New Embraer, (2) each preferred share of Old Embraer was exchanged for one common share of New Embraer, (3) each ADS of Old Embraer, each of which represented four preferred shares of Old Embraer, was exchanged for one ADS of New Embraer, each of which represents four common shares of New Embraer, and (4) the golden share, a special class of common share of Old Embraer held by the Federative Republic of Brazil, was exchanged for a special class of common share of New Embraer. See “Summary—Corporate Reorganization” for more information on the merger of Old Embraer with and into New Embraer and the issuance and trading of our ADSs and common shares.

          New Embraer filed the application to register as a public company with the CVM on April 13, 2006 and filed the application to list the New Embraer common shares issued in the merger on the Novo Mercado segment of the BOVESPA on April 26, 2006.  New Embraer expects each of the registration and listing processes to be completed within approximately 60 days from the date of the filing of the respective applications with the CVM and the BOVESPA.

          Set forth below is a description of our capital stock.  The following description is a summary of (1) our bylaws, (2) the relevant provisions of the Brazilian Corporate Law, (3) the relevant rules and regulations of the CVM and (4) the relevant rules of the Novo Mercado applicable to our capital stock.

General

          We are a currently a closed company organized under Brazilian law but expect to apply to register as a public company with the CVM by April 10, 2006.  Our registered office is located in the City of São José dos Campos, State of São Paulo, Brazil.  We are duly registered with the Commercial Registry of the State of São Paulo under NIRE No. 35.300.325.761.

Capital Stock

          Our capital stock is solely represented by common shares.

          Our capital stock consists of a total of 738,611,819 outstanding common shares, without par value, and one Golden Share held by the Brazilian Government.  Our bylaws authorize the Board of Directors to increase the capital stock up to a total of 1,000,000,000 new common shares.  Our bylaws provide that shareholders must approve any capital increase in excess of this amount.

Corporate Purposes

          Our stated corporate purpose is to (1) design, manufacture and market aircraft and aerospace materials and their respective accessories, components and equipment in accordance with the highest technology and quality standards, (2) promote and carry out technical activities related to the production and maintenance of aerospace materials, (3) contribute towards the education of technical personnel required for the aerospace industry, and (4) conduct technological, industrial and commercial activities and services related to the aerospace industry.

Rights of Common Shares

          At general meetings of our shareholders, each share of common stock is generally empowered with one vote.  Pursuant to our bylaws and our BOVESPA listing agreement in connection with the listing of our shares on the Novo Mercado, we cannot issue shares without voting rights or with restricted voting rights.

          The Brazilian Corporate Law and our bylaws require that all general meetings of our shareholders will be called by publication of a notice in the Diário Oficial do Estado de São Paulo, the official government publication of the State of São Paulo, and in a newspaper of general circulation in the city in which our principal place of business is located, currently the Vale Paraibano in São José dos Campos, at least 30 days prior to the meeting, and in another newspaper of general circulation in São Paulo, where the BOVESPA is located, currently the Gazeta Mercantil.  The quorum to hold general meetings of our shareholders at first call is the presence of shareholders representing 35% of the common shares; at second call the meetings can be held with the presence of shareholders representing 25% of the common shares; and at third call the meeting can be held with the presence of any number of shareholders.  For a discussion of the limitations on voting rights of certain shareholders, see “—Limitations on the Voting Rights of Certain Holders of Common Shares” in this prospectus.

          In addition, the Brazilian Corporate Law and our bylaws provide that holders of common shares are entitled to dividends or other distributions made in respect of our common shares ratably in accordance with their respective participation in the total amount of our outstanding shares.  See “Dividends and Dividend Policy” in this prospectus for a more complete description of payment of dividends and other distributions on our common shares.

          Upon our liquidation, holders of common shares are entitled to share our remaining assets, after payment of all liabilities, ratably in accordance with their respective participation in the total amount of our outstanding shares.  Holders of our common shares are not obligated to subscribe to future capital increases and are generally entitled to preemptive rights to subscribe to new shares as provided by the Brazilian Corporate Law.  See “—Preemptive Rights” for more information.

          According to the Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the company;

•	preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in some specific circumstances under Brazilian law described in “—Preemptive Rights”;

•	the right to supervise our management of in accordance with Article 109 of the Brazilian Corporate Law; and

•	the right to appraisal rights in the cases specified in the Brazilian Corporate Law, which are described in “—Redemption and Appraisal Rights” for more information.

Limitations on the Voting Rights of Certain Holders of Common Shares

          Our bylaws provide that, at any general meeting of our shareholders, no shareholder or group of shareholders, including brokers acting on behalf of one or more holders of ADSs, may exercise votes representing more than 5% of the quantity of shares into which our capital stock is divided.  Votes that exceed this 5% threshold will not be counted.

          For purposes of our bylaws, two or more shareholders are considered to be a “group of shareholders” if:

•	they are parties in a voting agreement;

•	one of them is, directly or indirectly, a controlling shareholder or controlling parent company of the other, or the others;

•	they are companies directly or indirectly controlled by the same person/entity, or group of persons/entities, which may or may not be shareholders; or

•

they are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universalities of rights or any other forms of organization or undertaking (a) with the same administrators or managers, or further (b) whose administrators or managers are companies that are directly or indirectly controlled by the same person/entity, or group of persons/entities, which may or may not be shareholders.

          In the case of investment funds having a common administrator, only funds with policies of investment and of exercise of voting rights at shareholders’ meetings that fall under the responsibility of the administrator on a discretionary basis will be considered to be a group of shareholders.

          In addition, shareholders represented by the same proxy, administrator or representative on any account at any general meeting of our shareholders will be considered to be a group of shareholders, except for holders of ADSs when represented by the relevant depositary.  All signatories to a shareholders’ agreement that addresses the exercise of voting rights will also be considered to be a group of shareholders for purposes of the foregoing limitation.

          This limitation on the voting rights of certain holders of common shares is illustrated in the following table:

Equity Interest of Shareholder or Group of Shareholders	Voting Rights as a Percentage of Capital Stock

1%	1%
2%	2%
3%	3%
4%	4%
5%	5%
> 5%	5%

Limitation on the Voting Rights of Non-Brazilian Shareholders

          In accordance with the edital (invitation to bid) issued by the Brazilian Government in connection with our privatization in 1994, voting participation of non-Brazilian holders of our common shares was limited to 40% of common shares.

          Our bylaws provide that, at any general meeting of our shareholders, non-Brazilian shareholders and groups of non-Brazilian shareholders may not exercise voting rights representing more than 2/3 of the total votes of all of the Brazilian shareholders present at such meeting.  The total number of votes that may be exercised by Brazilian shareholders and by non-Brazilian shareholders will be assessed after giving effect to the 5% voting limitation described in “—Limitation on the Rights of Certain Holders of Common Shares” for more information.  Votes of non-Brazilian shareholders that exceed this 2/3 threshold will not be counted.  If the total vote of non-Brazilian shareholders at any general meeting of our shareholders exceeds 2/3 of the votes that may be exercised by the Brazilian shareholders present at such meeting, the number of votes of each non-Brazilian shareholder will be proportionately reduced so that the total vote of non-Brazilian shareholders does not exceed 2/3 of the total votes that can be exercised by Brazilian shareholders present at such shareholders’ meeting.

          The fraction of 2/3 effectively limits the voting rights of non-Brazilian shareholders and groups of non-Brazilian shareholders to 40% of the total share capital.  The objective of this limitation is to ensure that Brazilian shareholders constitute a majority of the total votes cast at any general shareholders’ meeting.  This limitation will effectively prevent us from being taken over by non-Brazilian shareholders and limit the ability of non-Brazilian shareholders to effect control over us.

          For purposes of our bylaws, the following are considered to be “Brazilian shareholders”:

•	Brazilian individuals, whether native or naturalized, resident in Brazil or abroad;

•

legal private entities organized under the laws of Brazil that have their administrative head offices in Brazil and (a) do not have a foreign controlling parent company, unless the parent company meets the requirements of clause (b) of this item, and (b) are controlled, directly or indirectly, by one or more Brazilian individuals, whether native or naturalized, resident in Brazil or abroad; and

•

investment funds or clubs organized under the laws of Brazil that have their administrative head office in Brazil and whose managers and/or quotaholders holding the majority of their quotas are persons/entities referred to above.

          A Brazilian shareholder will be required to provide evidence to us and the depositary for the book-entry registry that such shareholder satisfies the foregoing requirements and only after such evidence is given will such shareholder be included in the records of Brazilian shareholders.

          For purposes of our bylaws, “non-Brazilian shareholders” are considered to be persons or legal entities, investment funds or clubs and any other entities not comprised of Brazilian shareholders and that cannot evidence that they satisfy the requirements to be considered Brazilian shareholders.

          A “group of shareholders” as defined above will be considered to be non-Brazilian whenever one or more of its members is a non-Brazilian shareholder.

          The effect of this limitation on the voting rights of non-Brazilian shareholders (i.e., their participation) is illustrated in the following table, where the column “Non-Brazilian Shareholder Participation” indicates the maximum percentage of votes a non-Brazilian shareholder may cast:

Brazilian Shareholder Participation (% of capital stock)	Non-Brazilian Shareholder Participation (% of capital stock)	Non-Brazilian Shareholder Participation(1)

90%	10%	10%
80%	20%	20%
70%	30%	30%
60%	40%	40%
59%	41%	39.33%
50%	50%	33.33%
40%	60%	26.67%
30%	70%	20%
20%	80%	13.33%
10%	90%	6.67%

(1)	Number of votes calculated based on 2/3 of the Brazilian shareholders’ votes.

          The tables below illustrate, in different situations, the voting system that will apply at shareholders’ meetings.

          Example 1

          All Brazilian shareholders hold less than 5% and non-Brazilian shareholders hold a total of 40%, but without any individual holdings higher than 5%.  This example shows a situation where the general restriction for non-Brazilian shareholders does not affect the voting ratio.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	5	5	5	5%	1.00
Brazilian B	5	5	5	5%	1.00
Brazilian C	5	5	5	5%	1.00
Brazilian D	5	5	5	5%	1.00
Brazilian E	5	5	5	5%	1.00
Brazilian F	5	5	5	5%	1.00
Brazilian G	5	5	5	5%	1.00
Brazilian H	5	5	5	5%	1.00
Brazilian I	5	5	5	5%	1.00
Brazilian J	5	5	5	5%	1.00
Brazilian K	5	5	5	5%	1.00
Brazilian L	5	5	5	5%	1.00
Total Brazilians	60	60	60	60%	1.00
Non-Brazilians1	40	40	40[2]	40%	1.00
Total	100	100	100	100%	1.00

(1)

Assumes that no individual non-Brazilian shareholder holds more than 5% of our capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 60 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 40 votes.

          Example 2

          One Brazilian shareholder holds more than 5% of our capital, the other Brazilian shareholders hold 5% and non-Brazilian shareholders hold a total of 50%, but without any individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	20	5	5	8.57%	0.25
Brazilian B	5	5	5	8.57%	1.00
Brazilian C	5	5	5	8.57%	1.00
Brazilian D	5	5	5	8.57%	1.00
Brazilian E	5	5	5	8.57%	1.00
Brazilian F	5	5	5	8.57%	1.00
Brazilian G	5	5	5	8.57%	1.00
Total Brazilians	50	35	35	60%	1.00
Non-Brazilians1	50	50	23.3[2]	40%	0.47
Total	100	85	58.3	100%	0.58

(1)

Assumes that no individual non-Brazilian shareholder holds more than 5%  of our capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 35 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 23 votes.

          Example 3

          No Brazilian shareholders hold more than 5% of our capital, a non-Brazilian shareholder holds 30% and other non-Brazilian shareholders hold a total of 40%, but without any individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	5	5	5	10%	1.00
Brazilian B	5	5	5	10%	1.00
Brazilian C	5	5	5	10%	1.00
Brazilian D	5	5	5	10%	1.00
Brazilian E	5	5	5	10%	1.00
Brazilian F	5	5	5	10%	1.00
Total Brazilians	30	30	30	60%	1.00
Non-Brazilian A	30	5	2.2[2]	4.4%	0.07
Non-Brazilians[1]	40	40	17.8[2]	35.6%	0.44
Total	100	75	50	100%	0.50

(1)

Assumes that no individual non-Brazilian shareholder (except Non-Brazilian A) holds more than 5% of our capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 30 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 20 votes, proportionally divided between Non-Brazilian A and the other non-Brazilians.

          Example 4

          Two Brazilian shareholders holding more than 5% of our capital, three Brazilian shareholders holding 5% and non-Brazilian shareholders holding a total of 30%, but without individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	30	5	5	12%	0.17
Brazilian B	25	5	5	12%	0.20
Brazilian C	5	5	5	12%	1.00
Brazilian D	5	5	5	12%	1.00
Brazilian E	5	5	5	12%	1.00
Total Brazilians	70	25	25	60%	1.00
Non-Brazilians1	30	30	16.7[2]	40%	0.56
Total	100	55	41.7	100%	0.42

(1)

Assumes that no individual non-Brazilian shareholder (except Non-Brazilian A) holds more than 5% of our capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 25 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 16.7 votes.

Disclosure of Significant Interest

          Brazilian Requirements

          Brazilian law and our bylaws provide that all shareholders or groups of shareholders will be required to disclose, through notice to us and the stock exchanges on which our securities are traded, the acquisition of shares that, together with those already held by them, exceed 5% of our capital stock.  A violation of this disclosure obligation could result in the suspension of rights, including voting rights, by a resolution of shareholders at a shareholders’ meeting.

          Certain U.S. Legal Requirements

          In addition, the U.S. Exchange Act imposes reporting requirements on shareholders or groups of shareholders who acquire beneficial ownership (as such term is defined under Rule 13d-3 of the U.S. Exchange Act) of more than 5% of our common shares.  In general, such shareholders must file, within 10 days after such acquisition, a report of beneficial ownership with the SEC containing the information prescribed by the regulations under the U.S. Exchange Act.  This information is also required to be sent to us and each U.S. securities exchange on which our common shares are traded.  Shareholders should consult with their own legal advisor regarding their reporting obligations under the U. S. Exchange Act.

Rights of the Golden Share

          The Golden Share will be held by the Brazilian Government.  The Golden Share will be entitled to the same voting rights as the holders of common shares.  In addition, the Golden Share will grant the Brazilian Government veto rights over the following matters:

•	change of our corporate name or business purpose;

•	alteration and/or application of our logo;

•	creation and/or alteration of military programs (whether or not involving Brazil);

•	development of third parties’ skills in technology for military programs;

•	interruption of the supply of maintenance and replacement parts for military aircraft;

•	transfer of equity control;

•

any amendments to the list of corporate actions over which the Golden Share carries veto rights,  including the right of the Brazilian Government to appoint one member and alternate to our Board of Directors and the right of our employees to appoint two members and their respective alternates our Board of Directors, and to the rights conferred to the Golden Share; and

•

changes to certain provisions of our bylaws pertaining to voting restrictions, rights of the Golden Share and the mandatory tender offer requirements applicable to holders of 35% or more of our outstanding shares.

          The matters listed above are subject to prior approval by our Board of Directors and the affirmative vote within 30 days of the director appointed by the Brazilian Government, as holder of the Golden Share.  Such matters are also subject to prior notice to the Brazilian Ministry of Finance.  In the absence of an affirmative vote within 30 days of the director appointed by the Brazilian Government, the matter will be deemed to have been rejected by our Board of Directors.

Form and Transfer

          As our common shares are registered in book-entry form, the transfer of shares is governed by Article 35 of the Brazilian Corporate Law.  This article provides that a transfer of shares is effected by an entry made by the registrar, in its books, by debiting the share account of the transferor and crediting the share account of the transferee.  The registrar will also perform all the services of safe-keeping and transfer of shares and related services for us.

          Transfers of shares by a non-Brazilian shareholder are made in the same way and executed by that shareholder’s local agent on the shareholder’s behalf except that if the original investment was registered with the Central Bank of Brazil pursuant to Resolution No. 2,689, the non-Brazilian shareholder must also seek amendment, if necessary, through its local agent, of the electronic registration to reflect the new ownership.

          The BOVESPA operates as a central clearing system.  A holder of our common shares may choose, in such holder’s discretion, to participate in this system and all common shares elected to be put into this system will be deposited in the custody of the BOVESPA (through a Brazilian institution duly authorized to operate by the Central Bank of Brazil and having a clearing account with the BOVESPA).  The fact that such common shares are held in the custody of the BOVESPA will be reflected in our register of shareholders.  Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the BOVESPA and will be treated in the same way as registered shareholders.

Board of Directors

          Our bylaws contain a temporary provision specifying that we will be managed by a Board of Directors of 11 members, of whom:  (i) one is our CEO; (ii) one was appointed by the Brazilian Government; (iii) two were appointed by our employees; (iv) one was appointed by each of Cia. Bozano, Caixa de Previdência dos Funcionários do Banco do Brasil, or PREVI, and Fundação SISTEL de Seguridade Social, or SISTEL, our former controlling shareholders; and (v) the remaining four are independent board members, appointed by Cia. Bozano, PREVI and SISTEL, as a group.  The term of office of the members of the transition Board of Directors will be three years, until the annual general meeting of our shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008.  Thereafter, the members of the Board of Directors will be elected for a uniform term of two years.  By executing the Participation Agreement of the Novo Mercado, the members of our Board of Directors will agree to comply with the Novo Mercado Regulations and the rules of the BOVESPA Arbitration Chamber before taking office.

          The Brazilian Corporate Law requires each director to hold at least one common share.  There is no mandatory retirement age for our directors.

          Our bylaws provide that the Brazilian Government, as the holder of the Golden Share, will be entitled to appoint one member of the Board of Directors.  See “—Rights of the Golden Share” for more information.  In addition, our bylaws provide that our employees will be entitled to appoint two members of the Board of Directors.  The remaining eight members will be elected in accordance with the slate voting and cumulative voting rules contained in the bylaws.  At least 20% of the members of our Board of Directors must be independent directors, as defined in the Novo Mercado Regulations.

Election of Board of Directors

          The election of members of the Board of Directors, absent a request to adopt a cumulative voting system, will be conducted under a system of slate voting whereby voting will be based on a slate of directors and no voting will be allowed on individual candidates.  According to our bylaws, the current members of the board at the time of the election will always be candidates as a slate for a new term of office.  A person may participate in two or more different slates.  Each shareholder may only vote on one slate and the slate that receives the highest number of votes shall be declared elected.

          Any shareholder has a right to propose and submit other slates of members for election to the Board of Directors, other than the slate of members provided according to our bylaws.  Our bylaws also contain a provision whereby a shareholder that intends to appoint one or more members of the Board of Directors, other than the current members of the Board of Directors, must notify the company in writing at least ten days prior to the general meeting at which the members of the Board of Directors will be elected, providing us with the name and resume of the candidate.  In case we receive such a notification, we must disclose receipt and the contents of such notification (i) immediately, electronically, to CVM and BOVESPA and (ii) through a press release to our shareholders that must also be available on our website, within at least eight days before the date of the general meeting.

          Alternatively, the election of members of the Board of Directors may be conducted under a system of cumulative voting.  According to the regulations of the CVM and our bylaws, as of our registration as a public company, adoption of a resolution for cumulative voting depends on a written request by shareholders representing at least 5% of capital stock, submitted at least 48 hours in advance of the time for which the general shareholders’ meeting has been called.  Under the cumulative voting system, each share is entitled to the same number of votes as the number of board members to be elected (subject to the restriction on shareholders holding greater than 5% of the common shares and restrictions on non-Brazilian shareholders), and each shareholder is entitled to concentrate votes in just one member or to distribute the votes among more than one or all of the members.  Any vacant offices not filled due to a tie in the voting will be subject to a new vote, under the same process.

Preemptive Rights

          Each of our shareholders has a general preemptive right to subscribe for shares, or securities convertible into shares, in the event of any capital increase, in proportion to its shareholding, except in the event of the grant and exercise of any option to acquire shares of our capital stock.  Shareholders have 30 days to exercise their preemptive rights.  Preemptive rights are negotiable.  According to the Brazilian Corporate Law and our bylaws, the Board of Directors may, in its discretion, eliminate the preemptive rights of shareholders in the event that we issue shares, debentures convertible into shares, or subscription warrants that will be offered either through BOVESPA or a share exchange or in a public offering, or through an exchange of shares in a public offering, the purpose of which is to acquire control of another company, as established by applicable law.

          In the event of a capital increase by means of the issuance of new shares, holders of ADSs would, except under the circumstances described above, have preemptive rights to subscribe for any class of newly issued shares.  However, a holder may not be able to exercise the preemptive rights relating to the common shares underlying the ADSs unless a registration statement under the Securities Act is effective with respect to those shares to which the rights relate or an exemption from the registration requirements of the Securities Act is available.  See “Risk Factors—Risks Relating to Our Common Shares and Underlying ADSs—Holders of our ADSs might be unable to exercise preemptive rights with respect to the common shares” in this prospectus.  We are not obligated to file such registration statement.

Redemption and Appraisal Rights

          According to our bylaws, common shares will not be redeemable.

          The Brazilian Corporate Law provides that, under limited circumstances, a shareholder has the right to withdraw his equity interest from the company and to receive payment for the portion of shareholder’s equity attributable to his equity interest.  This appraisal right may be exercised by dissenting or non-voting shareholders in the event that at least half of all voting shares outstanding authorize us to:

•	reduce the mandatory distribution of dividends;

•	change our corporate purpose;

•	merge into or consolidate with another company, subject to the conditions set forth in the Brazilian Corporate Law;

•	in the case of a public company, transfer all of our shares to another company or receive shares of another company in a merger of shares;

•	acquire control of another company at a price which exceeds the limits set forth in the Brazilian Corporate Law;

•	participate in a centralized group of companies as defined in the Brazilian Corporate Law and subject to the conditions set forth therein; or

•

conduct a spin-off that results in (a) a change of our corporate purposes, except if the assets and liabilities of the spun-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) any participation in a centralized group of companies, as defined in the Brazilian Corporate Law.

          In addition, in the event that the entity resulting from a merger, or a consolidation or a spin-off of a listed company, fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their appraisal rights.

          Appraisal rights lapse 30 days after publication of the minutes of the relevant general meeting of shareholders we would be entitled to reconsider any action giving rise to appraisal rights within ten days following the expiration of such rights if the exercise of appraisal rights would jeopardize our financial stability.

          The Brazilian Corporate Law contains provisions that restrict appraisal rights and allow companies to redeem their shares at their economic value, subject to certain requirements.  Our bylaws currently do not provide that our shares would be redeemable at their economic value.  Our shares would be redeemable at their book value, determined on the basis of the last balance sheet approved by the shareholders.  If the general meeting giving rise to appraisal rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such meeting.

          According to the Brazilian Corporate Law, in the event of consolidation, merger, merger of shares, participation in a group of companies, or acquisition of control of another company, the right to withdraw does not apply if the shares in question meet certain tests relating to market liquidity and float.  Shareholders would not be entitled to exercise appraisal rights if their shares are a component of a general stock index in Brazil or abroad and shares held by persons unaffiliated with the controlling shareholder represent more than half of the outstanding shares of the relevant type or class.

Mechanism to Promote Dispersed Ownership of Our Shares

          Our bylaws contain provisions that have the effect of avoiding concentration of our shares in the hands of an investor or a small group of investors, in order to promote more dispersed ownership of our shares.  To this end, these provisions place certain obligations on a shareholder or group of shareholders that becomes a holder of 35% or more of our total capital stock, or an Acquiring Shareholder.  Not later than 15 days after a shareholder becomes an Acquiring Shareholder, such Shareholder must submit a request to the Brazilian Government, through the Ministry of Finance, to make a public tender offer to acquire all of our capital stock.  The Brazilian Government will have full discretion to accept or deny this request.  The Acquiring Shareholder may not purchase any additional shares until the Brazilian Government provides its opinion on the public offer.  If the request is accepted by the Brazilian Government, the Acquiring Shareholder must make a public offer for all shares within 60 days of acceptance.  The offer must be made in accordance with the CVM and the BOVESPA regulations and the provisions of our bylaws.  If the request is denied by the Brazilian Government the Acquiring Shareholder must sell all shares such Acquiring Shareholder owns in excess of 35% of our total capital stock within 30 days.  Failure to comply with these provisions will subject the Acquiring Shareholder to the potential suspension of all voting rights inherent to the shares held by it, if a resolution to such effect is approved at a general shareholders’ meeting called by our management.  These provisions are not applicable to shareholders who become holders of 35% or more of our total capital stock in certain transactions specified in our bylaws as, for example, cancellation of common shares held in treasury.

          The public tender offer must be (i) directed to all shareholders, (ii) made through an auction to take place on the BOVESPA, (iii) launched at a set price calculated in accordance with the procedure set forth below, (iv) paid upfront, in Brazilian currency, (v) made so as to assure equal treatment to all shareholders, (vi) irrevocable and not subject to any changes after publication of the bidding offer, and (vii) based on a valuation report to be prepared in accordance with the rules set forth in our bylaws and in applicable CVM rules and regulations.

          The price to be offered for the shares in such public tender offer shall be calculated as follows:

•	Tender Offer Price = Value of the Share + Premium,

          where:

•	“Tender Offer Price” corresponds to the acquisition price for each share issued in the public offering of shares provided hereunder.

•	“Value of the Share” corresponds to the greater of:

(i)	the highest unit quotation obtained for the shares issued during the 12-month period prior to the tender offer among values recorded on any stock exchange on which the shares were traded;

(ii)	the highest price paid by the Acquiring Shareholder, during the 36-month period prior to the tender offer, for a share or tranche of shares issued;

(iii)	the amount equivalent to 14.5 times the Consolidated Average EBITDA, as defined below, reduced by the net consolidated indebtedness, divided by the total number of shares issued; or

(iv)

the amount equivalent to 0.6 times the amount of firm backlog orders, according to the last information disclosed by the latter, reduced by the net consolidated indebtedness, divided by the total number of shares issued.

•	“Premium” corresponds to 50% of the Value of the Share.

•

“Consolidated EBITDA” is the consolidated operating profit before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as assessed based on the audited restated statements for the most recent complete fiscal year.

•	“Average Consolidated EBITDA” is the arithmetic average of the consolidated EBITDAs for the two most recent complete fiscal years.

          The launch of a public tender offer does not preclude us or any other shareholder from launching a competing public tender offer, in accordance with applicable regulations.

Arbitration

          Any disputes or controversies relating to the listing rules of the Novo Mercado, our bylaws, the Brazilian Corporate Law, the rules published by the Conselho Monetário Nacional, the Central Bank, the CVM, any shareholders’ agreement filed at our headquarters, and other rules applicable to the Brazilian capital markets in general, must be submitted to arbitration conducted in accordance with the Rules of the Market Arbitration Chamber established by the BOVESPA.  According to Chapter 12 of such Rules, the parties may consensually agree to use another arbitration chamber or center to resolve their disputes.  Any shareholder that becomes a holder of shares representing control must agree to comply with the rules of the BOVESPA Arbitration Chamber within 30 days of the acquisition of the shares.  These provisions will not apply however, in the event of a dispute or controversy related to the member of the Board of Directors elected by the Brazilian Government or to a dispute or controversy deriving from the Golden Share.

Going Private Process

          We may become a private company only if we or our controlling shareholders conduct a public tender offer to acquire all of our outstanding shares subject to prior approval of the public offer by the Brazilian Government, as holder of the Golden Share, and in accordance with the rules and regulations of the Brazilian Corporate Law and the CVM regulations and rules of the Novo Mercado, if applicable.  The minimum price offered for the shares in the public tender offer will correspond to the economic value of such shares, as determined by a valuation report issued by a specialized firm.

          The valuation report must be prepared by a specialized and independent firm of recognized experience chosen by the shareholders representing the absolute majority of the outstanding shares (excluding, for such purposes, the shares held by the controlling shareholder, its partner and any dependents included in the income tax statement, should the controlling shareholders be an individual, treasury shares, shares held by our affiliates and by other companies that are a part of its economic group, as well as blank votes) from a list of three institutions presented by our Board of Directors.  The quorum to install the shareholders’ meeting to choose the firm to perform the valuation for this purpose is 20% of our outstanding shares, on first call, or any number of our outstanding shares, on second call. All the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by those liable for conducting the public tender offer.

          Shareholders holding at least 10% of our outstanding shares may require our management to call a special shareholders’ meeting to determine whether to perform another valuation using the same or a different valuation method.  This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public offering.  The shareholders who make such request, as well as those who vote in its favor, must reimburse us for any costs involved in preparing the new valuation, if the new valuation price is not higher than the original valuation price.  If the new valuation price is higher than the original valuation price, the public offering must be made at the higher price.  If our shareholders determine to take us private and at that time we are controlled by a shareholder holding less than 50% of our total capital stock or by a shareholder that is not a member of a group of shareholders (as defined in our bylaws), we must conduct the public tender offer, within the limits imposed by law.  In this case, we may only purchase shares from shareholders that have voted in favor of us becoming a private company after purchasing all shares from the other shareholders that did not vote in favor of such deliberation and that have accepted the public tender offer.

Delisting from the Novo Mercado

          At any time, we may delist our shares from the Novo Mercado, provided that shareholders representing the majority of our shares approve the action and that at least 30 days’ written notice is given to the BOVESPA.  The decision of the shareholders must specify if the delisting will occur because the securities will no longer be traded on the Novo Mercado, or because we are going private.  Our delisting from the Novo Mercado will not result in the loss of our registration as a public company on the BOVESPA.

          If we delist from the Novo Mercado, by decision taken at a shareholders’ meeting, any controlling shareholder or group of controlling shareholders at the time, if any, must conduct a public offering for the acquisition of our outstanding shares, within a period of 90 days if we delist in order for our shares to be tradable outside the Novo Mercado, or within a period of 120 days if we delist as a result of a corporate reorganization in which the surviving company is not listed on the Novo Mercado.  The price per share shall be equivalent to the economic value of those shares as determined in a valuation report prepared by a specialized and independent company of recognized experience, which will be chosen at a shareholders’ meeting from a list of three institutions presented by our Board of Directors, by an absolute majority of the votes of the shareholders of our outstanding shares present at the meeting (excluding, for such purposes, the shares held by any controlling shareholder or group of shareholders at the time, if any, its partners and dependents included in its income tax statement, should the controlling shareholder be an individual, treasury shares, shares held by our affiliates and by other companies that are a part of its economic group, as well as blank votes).  All the expenses and costs incurred in connection with the preparation of the valuation report must be paid by those liable for conducting the public tender offer.

          If we are subject to widespread control at the time of delisting from the Novo Mercado, either for our shares to be traded outside the Novo Mercado or as a result of a corporate reorganization, the shareholders that voted in favor of such deliberation must conduct a public tender offer for the acquisition of our shares.

          Pursuant to our bylaws, we may also be delisted if the BOVESPA decides to suspend trading of our shares on the Novo Mercado due to our non-compliance with the Novo Mercado Regulations.  In this case, the Chairman of the Board of Directors must call a shareholders’ meeting, within two days of the determination by the BOVESPA, in order to replace all members of our Board of Directors.  If the Chairman of the Board of Directors does not call the shareholders’ meeting, any shareholder may do so.  The new Board of Directors will be responsible for the compliance with the requirements that resulted in the delisting.

          Additionally, if we are delisted from the Novo Mercado (i) because a decision taken at a general shareholders’ meeting resulted in non-compliance with the Novo Mercado Regulations, the public tender offer must be conducted by the shareholders that voted in favor of the deliberation, or (ii) as a result of our non-compliance with the Novo Mercado Regulations resulting from acts of our management, we must conduct the public tender offer in order to become a private company, within the limits imposed by law.

          According to the Novo Mercado Regulations, in the event of a transfer of our shareholding control within 12 months following our delisting from the Novo Mercado, the selling controlling shareholders and the acquirer must offer to acquire the remaining shares for the same price and terms offered to the selling controlling shareholders, adjusted for inflation.

          If our shares are delisted from the Novo Mercado, we will not be permitted to have shares listed on the Novo Mercado for a period of two years after the delisting date, unless there is a change in control after the delisting from the Novo Mercado.

          According to the Novo Mercado Regulations, the BOVESPA may issue complementary rules to regulate the public offering in the event of delisting in case a company has dispersed ownership.

DIVIDENDS AND DIVIDEND POLICY

Amounts Available for Distribution

          At each annual general shareholders’ meeting, the Board of Directors is required to recommend how net profits for the preceding fiscal year are to be allocated.  For purposes of the Brazilian Corporate Law, net profits are defined as net income after income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our profits.  In accordance with the Brazilian Corporate Law and our bylaws, the amount available for dividend distribution is the amount equal to net profits less any amounts allocated from such net profits to:

•	the legal reserve;

•	a contingency reserve for anticipated losses; and

•	an unrealized revenue reserve.

          In accordance with the Brazilian Corporate Law, we are required to maintain a legal reserve, to which we must allocate 5% of net profits for each fiscal year until the amount for such reserve equals 20% of paid-in capital.  However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which the legal reserve, when added to our other established capital reserves, would exceed 30% of our capital.  Net losses, if any, may be charged against the legal reserve.

          The Brazilian Corporate Law also provides for two additional, discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting.  First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years.  Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs.  Second, if the amount of unrealized revenue exceeds the sum of:

•	the legal reserve;

•	the investment and working capital reserve;

•	retained earnings; and

•	the contingency reserve for anticipated losses,

such excess may be allocated to an unrealized revenue reserve.  Under the Brazilian Corporate Law, unrealized revenue is defined as the sum of:

•	price-level restatement of balance sheet accounts;

•	the share of equity earnings of affiliated companies; and

•	profits from installment sales to be received after the end of the next succeeding fiscal year.

          According to our bylaws and subject to shareholder approval, our Board of Directors may allocate up to 75% of our adjusted net income to an investment and working capital reserve.  The reserve may not exceed 80% of our capital.  The purpose of the investment and working capital reserve is to make investments in fixed assets or increase working capital.  This reserve may also be used to amortize debts.  We may also grant a participation in our net income to our management and employees.  However, the allocation to the investment and working capital reserve or the participation of management and employees cannot reduce the mandatory distributable amount (discussed below).  Otherwise, the amount in excess of capital must be used to increase capital or be distributed as a cash dividend.  The balance of the investment and working capital reserve may be used:

•	in the deduction of accumulated losses, whenever necessary;

•	in the distribution of dividends, at any time;

•	in the redemption, withdrawal, purchase or open-market repurchase of shares, as authorized by law; and

•	to increase capital, including by means of an issuance of new shares.

          The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized, or further increased or reduced as a result of the allocations of revenues to or from the unrealized revenue reserve.  The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the Brazilian Corporate Law.

Mandatory Distribution

          The Brazilian Corporate Law generally requires that the bylaws of each Brazilian corporation specify a minimum percentage of the amounts available for distribution by such corporation for each fiscal year that must be distributed to shareholders as dividends, also known as the mandatory distributable amount.

          The mandatory distribution set forth in our bylaws is based on a percentage of adjusted net income, not lower than 25%, rather than a fixed monetary amount per share.  The Brazilian Corporate Law, however, permits a company to suspend the mandatory distribution of dividends if the Board of Directors and the Conselho Fiscal report to the general meeting of shareholders that the distribution would be inadvisable in view of the company’s financial condition.  This suspension is subject to approval of holders of common shares.  In this case, our Board of Directors shall file a justification for such suspension with the CVM.  Profits not distributed by virtue of the suspension mentioned above shall be attributed to a special reserve and, if not absorbed by subsequent losses, shall be paid as dividends as soon as the financial condition of such company permits such payments.

Payment of Dividends

          We are required by the Brazilian Corporate Law and by our bylaws to hold an annual general shareholders’ meeting by the end of the fourth month after the end of each fiscal year at which, among other things, the shareholders have to decide on the payment of an annual dividend.  The payment of annual dividends is based on the financial statements prepared for the relevant fiscal year.  Under the Brazilian Corporate Law, dividends generally are required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which the dividend was declared.  A shareholder has a three-year period from the dividend payment date to claim dividends (or interest payments) in respect of its shares, after which the unclaimed dividends revert to us.

          The Brazilian Corporate Law and our bylaws permit a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by our shareholders.  Our bylaws provide that the Board of Directors may declare interim dividends based on the preexisting and accumulated profits.  Our bylaws also permit us to prepare financial statements semiannually and for shorter periods.  Our Board of Directors may approve the distribution of dividends calculated with reference to those financial statements.  However, such dividends cannot exceed the amount of capital reserves.

          In general, shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil.  Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the custodian on behalf of the depositary, which will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs.  Under current Brazilian law, dividends paid to shareholders who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding income tax, except for dividends declared based on profits generated prior to December 31, 1995.

History of Dividend Payments and Dividend Policy and Additional Payments on Shareholders’ Equity

          We did not pay dividends from 1988 through 1997 because we did not have net profits for any year during that period.  On January 16, 1998, we reduced our capital in order to offset our accumulated deficit.  As a result, we were then able to distribute profits achieved in 1998.

          Law No. 9,249, dated December 26, 1995, as amended, provides for distribution of interest on net worth to shareholders as an alternative form of payment to shareholders.  Such interest is limited to the daily pro rata variation of the TJLP and cannot exceed the greater of:

•

50% of net income (after taking into account the provisions for the Contribuição Social Sobre o Lucro Líquido, or Social Contribution on Net Profits, or CSLL, but before taking into account such distribution and any deductions for income taxes) for the period in respect of which the payment is made; or

•	50% of the sum of retained earnings and profit reserves as of the beginning of the year in respect of which the payment is made.

          Distribution of interest on net worth may also be accounted for as a tax-deductible expense.  Any payment of interest on shareholders’ equity to holders of ADSs or common shares, whether or not they are Brazilian residents, is subject to Brazilian withholding income tax at the rate of 15% or 25% if the beneficiary is resident in a tax haven.  See “Taxation—Material Brazilian Tax Consequences” for more information.  The amount paid to shareholders as interest on net worth, net of any withholding tax, may be included as part of any mandatory distributable amount.  Under Brazilian law, we are obligated to distribute to shareholders an amount sufficient to ensure that the net amount received by them, after payment by us of applicable Brazilian withholding taxes in respect of the distribution of interest on net worth, is at least equal to the mandatory distributable amount.  When we distribute interest on net worth, and that distribution is not accounted for as part of the mandatory distribution, Brazilian withholding tax will apply.  All payments to date were accounted for as part of the mandatory distribution.

          The table below summarizes the history of payments of dividends and interest on shareholders’ equity for the periods indicated.  Interest on shareholders’ equity is a form of distribution on shares that is deductible by the payer for Brazilian tax purposes.  The table sets forth in reais the historical payments of dividends and historical payments of interest on shareholders’ equity we have made to our shareholders, including amounts paid per Old Embraer common share and Old Embraer preferred share, translated into U.S. dollars at the prevailing selling rate for reais into U.S. dollars at the commercial rate on each of the respective dates that the dividends were approved.

Date of approval	Period in which profits were generated	Total amount of Distribution		Total amount per Old Embraer Share

				Common Share		Preferred Share

		(R$ in millions)	(US$ in millions) (3)	R$	US$(3)	R$	US$(3)
September 18, 1998(1)	First two quarters of 1998	21.3	17.9	0.000419	0.000354	0.000461	0.000389
March 30, 1999(1)	Remaining two quarters of 1998	33.9	19.7	0.000667	0.000387	0.000734	0.000426
September 28, 1999(1)	First two quarters of 1999	36.8	19.1	0.073000	0.037975	0.080000	0.041617
January 31, 2000(1)	Remaining two quarters of 1999	86.7	48.1	0.171700	0.095262	0.188900	0.104805
March 24, 2000(2)	First quarter of 2000	19.6	11.2	0.038200	0.021862	0.042000	0.024037
June 16, 2000(2)	Second quarter of 2000	19.9	11.0	0.038640	0.021467	0.042500	0.023611
July 6, 2000(1)	First two quarters of 2000	79.6	44.8	0.154730	0.087182	0.170200	0.095898
September 22, 2000(2)	Third quarter of 2000	27.7	15.0	0.048310	0.026203	0.053140	0.028822
December 15, 2000(2)	Fourth quarter of 2000	33.5	17.1	0.058390	0.029861	0.064220	0.032842
March 16, 2001(1)	Remaining two quarters of 2000	107.5	49.7	0.187400	0.086695	0.206130	0.095360
March 16, 2001(2)	First quarter of 2001	33.8	15.7	0.059030	0.027308	0.064930	0.030038
June 13, 2001(2)	Second quarter of 2001	41.4	18.0	0.063230	0.027433	0.069550	0.030175
September 14, 2001(1)	First two quarters of 2001	123.1	46.1	0.186780	0.069921	0.205460	0.076914
September 14, 2001(2)	Third quarter of 2001	48.4	18.1	0.073353	0.027460	0.080690	0.030206
December 15, 2001(2)	Fourth quarter of 2001	57.1	24.6	0.086490	0.037274	0.095150	0.041006
March 19, 2002(1)	Remaining two quarters of 2001	100.0	43.0	0.132623	0.057077	0.145888	0.062785
March 19, 2002(2)	First quarter of 2002	58.9	25.4	0.077770	0.033470	0.085540	0.036814
June 14, 2002(2)	Second quarter of 2002	59.5	20.9	0.078590	0.027634	0.086440	0.030394
September 13, 2002(2)	Third quarter of 2002	66.3	17.0	0.087400	0.022440	0.096130	0.024681
December 13, 2002(2)	Fourth quarter of 2002	70.0	19.8	0.092090	0.026063	0.101310	0.028673
December 13, 2002(2)	1998 and 1999	72.5	20.5	0.095360	0.026989	0.104890	0.029686
June 16, 2003(2)	First two quarters of 2003	76.7	26.7	0.100870	0.035122	0.110950	0.038632
December 12, 2003(2)	Remaining two quarters of 2003	118.5	41.0	0.155230	0.053728	0.170750	0.059099
March 12, 2004(2)	First quarter of 2004	101.0	34.7	0.132230	0.045462	0.145450	0.050007
June 25, 2004(2)	Second quarter of 2004	160.0	51.5	0.209230	0.067331	0.230150	0.074063
September 20, 2004(2)	Third quarter of 2004	160.0	55.9	0.209130	0.073158	0.230050	0.080476
December 17, 2004(2)	Fourth quarter of 2004	164.1	61.8	0.214270	0.080723	0.235700	0.088796
March 11, 2005(2)	First quarter of 2005	106.5	39.9	0.138920	0.052104	0.152810	0.057314
June 3, 2005(2)	Second quarter of 2005	110.8	47.1	0.144500	0.061479	0.158950	0.067627
September 16, 2005(2)	Third quarter of 2005	113.5	51.1	0.147770	0.066497	0.162540	0.073144
December 19, 2005(2)	Fourth quarter of 2005	112.9	48.2	0.146870	0.062746	0.161550	0.069018

(1)	Represents dividend payments.
(2)	Represents interest on shareholders’ equity.
(3)	Translated from nominal reais into U.S. dollars at the commercial selling rates in effect on the dates that the dividends were approved.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

          JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receive in the international offering.  Each ADS will represents an ownership interest in four common shares.  The underlying common shares are deposited with the custodian, Banco Itáu S.A., as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder.  In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which has not been distributed directly to you.  Unless specifically requested by holders of ADSs, all ADSs will be issued on the books of the depositary in book-entry form and periodic statements will be mailed to holders of ADSs that reflect their ownership interest in such ADSs.  In this description of ADSs, references to American depositary receipts, or ADRs, shall include the statements holders of ADSs will receive which reflects their ownership of ADSs.

          The depositary’s principal executive office is located at 4 New York Plaza, New York, NY 10004.

          ADR holders may hold ADSs either directly or indirectly through their broker or other financial institution.  If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

          Because the depositary’s nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf.  The obligations of the depositary and its agents are set out in the deposit agreement.  The deposit agreement and the ADSs are governed by New York law.

          The following is a summary of the material terms of the deposit agreement.  Because it is a summary, it does not contain all the information that may be important to you.  For more complete information, you should read the entire deposit agreement and the form of ADR, which contains the terms of your ADSs.  You can read a copy of the deposit agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.  For further information on how you may obtain a copy of the deposit agreement, see “Where You Can Find More Information” in this prospectus.

Share Dividends and Other Distributions

          How will I receive dividends and other distributions on the shares underlying my ADSs?

          We may make various types of distributions with respect to our securities.  The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement.  You will receive these distributions in proportion to the number of underlying securities your ADSs represent.

          Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner.  If this conversion is not possible or if any approval from the Brazilian Government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute reais only to those ADR holders to whom it is possible to do so.  It will hold the reais it cannot convert for the account of the ADR holders who have not been paid.  It will not invest the reais on behalf of the ADR holders and it will not be liable for the interest.  Before making a distribution, any withholding taxes that must be paid under Brazilian law will be deducted.  If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares.  Only whole ADSs will be issued.  Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights.  However, if we do not furnish such evidence, the depositary may:

	•	sell such rights if practicable and distribute the net proceeds as cash; or

	•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

•

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

          If the depositary determined that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

          Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents.  Fractional cents will be withheld without liability for interest thereon and dealt with by the Depositary in accordance with its then current practices.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

          There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

          How does the depositary issue ADSs?

          As the common shares are registered in book-entry form, the depositary will issue ADSs if and when an entry or entries are made in the share registry by the registrar of the share registry to evidence the record ownership of common shares by the custodian, as agent of the depositary.

          Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

          The custodian will hold all deposited shares for the account of the depositary.  ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement.  The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares.  The deposited shares and any such additional items are referred to as “deposited securities.”

          Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled.  All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name.  An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

          How do ADR holders cancel an ADS and obtain deposited securities?

          When ADR holders turn in their ADSs at the depositary’s office, or when they provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on behalf of the ADR holder.  At the risk, expense and request of the ADR holder, the depositary may deliver deposited securities at such other place as the ADR holder may request.

          The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

          The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of common shares or other deposited securities,

•

for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

          How do ADR holders vote?

          If the depositary asks ADR holders to provide it with voting instructions, ADR holders may instruct the depositary how to exercise the voting rights for the shares that underlie the ADSs.  After receiving voting materials or notice of any meeting or solicitation of consents or proxies of shares and ADSs from us, the depositary will promptly notify the ADR holders of any shareholder meeting or solicitation of consents or proxies.  This notice will state such information as is contained in the voting materials and describe how ADR holders may instruct the depositary to exercise the voting rights for the shares which underlie the holder’s ADSs.  For instructions to be valid, the depositary must receive them in the manner and on or before the date specified.  The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as the ADR holders.  The depositary will only vote as instructed by ADR holders.  The depositary will not itself exercise any voting discretion.  Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

          No ADR holder or group of ADR holders, including brokers acting on behalf of one or more holders of ADSs, may exercise votes representing more than 5% of the quantity of shares into which our capital stock is divided.  See “Description of Capital Stock — Limitation on the Voting Rights of Certain Holders of Common Shares” for further details.  In addition, each ADR holder will be deemed to be a non-Brazilian shareholder for the purposes of the limitation on the voting rights of non-Brazilian shareholders set forth in our by-laws (see “Description Capital Stock —Limitation on the Voting Rights of Non-Brazilian Shareholders”), unless such holder provides the depositary and us with sufficient evidence to establish that such shareholder is a “Brazilian shareholder” as defined in our by-laws.

          There is no guarantee that ADR holders will receive voting materials in time to instruct the depositary to vote and it is possible that ADR holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

          Will ADR holders be able to view reports from us?

          The depositary will make available for inspection by ADR holders any written communications (or English translations or summaries thereof) from us that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.  We will furnish these communications in English when so required by any rules or regulations of the SEC.

          Additionally, if we makes any written communications generally available to holders of its shares, including the depositary or the custodian, and requests the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

          What fees and expenses will ADR holders be responsible for paying?

          ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities.  The fee in each case is US$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

          The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$0.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement;

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of USUS$0.02 per ADS (or portion thereof) per year for services performed, by the depositary in administering our ADR program (which fee shall be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•

any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at the request of ADR holders;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•

such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

          We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.  The fees described above may be amended from time to time.

Payment of Taxes

          ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution.  If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale.  In either case the ADR holder remains liable for any shortfall.  Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations).  If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

          By holding an ADR or an interest therein, the ADR holder will be agreeing to indemnify us, the depositary, its custodian and any of their respective directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, the ADSs.

Reclassifications, Recapitalizations and Mergers

          If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

          If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Resignation or Removal

          The depositary may resign as depositary by 60 days, prior written notice of its election to do so delivered to us, or be removed as depositary by us with 60 days, prior written notice of such removal delivered to the depositary.

Amendment and Termination

          How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADSs without the consent of the ADR holders for any reason.  ADR holders must be given at least 30 days, notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders.  If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment.  Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or ADR holders otherwise receive notice. No amendment, however, will impair the right of ADR holders to surrender their ADSs and receive the underlying securities.

          How may the deposit agreement be terminated?

          The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice, and it must do so at our request.  The deposit agreement may be terminated on the removal of the depositary for any reason.  After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities.  As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs.  After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.  The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

          Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

          Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require ADR holders to pay, provide or deliver:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the ADR;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation or information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on behalf of us for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

          The deposit agreement expressly limits the obligations and liability of the depositary, us and its respective agents.  Neither we nor the depositary nor any such agent will be liable if:

•

present or future law, rule or regulation of the United  States, the Federative Republic of Brazil or any other country, or of any  governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it or them (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

           Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs.  We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required.  The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including, without limitation, laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

          The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.  In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

          The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

          ADR holders and holders of interests in ADRs will be subject to the provisions of our bylaws, to Instruction No. 358/02 of the CVM, or Instruction No. 358/02, and any other regulations of Brazil or the U.S. securities laws relating to disclosure of interests in deposited securities.  Under Instruction No. 358/02, an ADR holder, holder of an interest in ADRs, or groups of ADR holders or of holders of an interest in ADRs, will have a duty to notify us and the stock exchange on which our securities are traded if such ADR holder, holder of an interest in ADRs, or groups of holders or of holders of an interest in ADRs, acquires deposited securities that, together with the deposited securities already held by them, equals or exceeds 5% of our capital stock.  Such ADR holder, holder of an interest in ADRs, or groups of holders or of holders of an interest in ADRs may be required to further notify us and stock exchanges on which our securities are traded of certain changes in ownership of the deposited securities after the first notification.  Under Instruction No. 358/02, we may make inquiries if it knows or has reasonable cause to believe that an ADR holder, a holder of an interest in ADRs, or groups of holders or of holders of an interest in ADRs has any interest in deposited securities (including its interest in deposited securities represented by ADRs).  We reserve the right to request ADR holders to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with them directly as a holder of deposited securities and, by holding an ADS or an interest therein, ADR holders will be agreeing to comply with such instructions.

Requirements for Depositary Actions

          We, the depositary or the custodian may refuse to

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

• the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

• the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•

the holder has complied with such regulations as the depositary may establish under the deposit agreement, including those regulations which we inform the depositary in writing are necessary to facilitate compliance with any applicable rules or regulations of the Central Bank of Brazil or the SEC.

          The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

          The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system.  ADR holders may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.  Such register may be closed from time to time, when deemed expedient by the depositary.

          The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.  These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

          The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares).  This is called a pre-release of the ADS.  A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary.  The depositary may pre-release ADSs only if the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

          In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs).  However, the depositary may change or disregard such limit from time to time as it deems appropriate.  The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

          In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the deposit agreement and the applicable ADR(s), and (b) appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

MATERIAL TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth below, describes material Brazilian and United States tax considerations relating to your ownership of our common shares or ADSs.  This discussion does not purport to be a complete analysis of all tax considerations in those countries and does not address tax treatment of shareholders under the laws of other countries.  Shareholders who are resident in countries other than Brazil and the United States, along with shareholders that are resident in those two countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Material Brazilian Tax Considerations

          General. The following discussion summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of common shares or ADSs, as the case may be, by a holder that is not considered domiciled in Brazil for tax purposes (also called a non-Brazilian holder), for purposes of Brazilian taxation and, in the case of a holder of common shares which has registered its investment in common shares with the Central Bank as a U.S. dollar investment. See “Item 10D. Exchange Controls” in the 2004 Annual Report.”

          Pursuant to Brazilian law, a non-Brazilian holder may invest in the common shares under Resolution No. 2,689, of January 26, 2000, of the National Monetary Council (“2689 holder”). For more information on ownership of our common shares by non-Brazilian holders, see “Item 10D. Exchange Controls” in the 2004 Annual Report.

          Taxation of Dividends. Dividends, including stock dividends and other dividends paid in property, paid by us to the depositary in respect of the ADSs, or to a non-Brazilian holder in respect of the common shares, are currently not subject to withholding income tax, provided that they are paid out of profts generated as of January 1, 1996 (or out of reserves derived therefrom). We do not have retained earnings generated prior to January 1, 1996 (or reserves out of such earnings).

     Taxation of Gains.

          According to Law No. 10,833/03, the disposition of assets located in Brazil, by a non-Brazilian holder, whether to a resident in Brazil or not, may be subject to taxation in Brazil. As the common shares are considered assets located in Brazil, the disposition of the common shares may subject the non-Brazilian holder of the shares to income tax on the gains assessed, following the rules described below, whether the transactions are conducted in Brazil or abroad and with a Brazilian resident or not. Regarding ADSs, although we believe that the ADSs do not fall within the definition of assets located in Brazil for purposes of Law No. 10,833/03, considering the general and unclear scope of such provisions and the lack of a judicial court ruling in respect thereto, we are unable to predict whether such understanding will ultimately prevail in the courts of Brazil. Thus, the gain on disposition of ADSs by a non-Brazilian holder to a resident in Brazil (or even to non-Brazilian resident in case the argument above does not prevail) may be subject to income tax in Brazil according to the rules described below for ADSs or the ones applicable to the disposition of common shares, when applicable.

          As a general rule, gains realized are the positive diference between the amount in reais realized on the sale or exchange of a security and its acquisition cost measured in reais (without correction for inflation).

          Having said that, it is important to clarify that, for purposes of Brazilian taxation, the income tax rules on gains related to the disposition of common shares or ADSs vary depending on the domicile of the non-Brazilian holder, the manner in which it registered its investment with the Central Bank and/or how the disposition is carried out, as described ahead.

          The deposit of common shares in exchange for ADSs may be subject to Brazilian income tax on capital gains at the rate of 15% if the amount previously registered with the Central Bank, as a foreign investment in the common shares is lower than (1) the average price per common share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (2) if no common shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of common shares were sold in the 15 trading sessions immediately preceding such deposit. In such a case, the difference between the amount previously registered and the average price of the common shares calculated as above will be considered a capital gain. Such taxation is not applicable in case of a 2689 holder that is not located in a tax haven. The withdrawal of ADSs in exchange for common shares is not subject to Brazilian tax provided the appropriate regulatory rules are observed with respect to the registration of the investment with the Central Bank.

          Gains assessed on the disposition of the common shares carried out on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market):

•	are exempt from income tax when assessed by a non-Brazilian holder that is a 2689 holder and is not located in a tax haven; or

•

are subject to income tax at a rate of 15% in any other case, including the gains assessed by a non-Brazilian holder that (i) is not a 2689 holder, or (ii) is a 2689 holder but is located in a tax haven. In these cases, a withholding income tax of 0.005% shall be applicable and can be offset against the eventual income tax due on the capital gain.

           There is no assurance that the current preferential treatment for 2689 holders will continue or will not change in the future.

          Any other gains assessed on the disposition of the common shares that are not carried out on the Brazilian stock exchange are subject to income tax at a rate of 15%, except for tax haven residents which, in this case, are subject to income tax at a rate of 25%. In case these gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against the eventual income tax due on the capital gain.

          In the case of redemption or capital reduction of common shares or ADSs, the positive difference between the amount efectively received by the non-Brazilian holder and the acquisition cost of the securities reduced/redeemed in reais is treated as capital gain derived from sale or exchange of common shares not carried out on a Brazilian stock exchange market and is therefore subject to income tax at the rate of 15%, or 25%, as the case may be.

          Any gain on the sale or assignment of preemptive rights relating to our common shares by the depositary on behalf of holders of our ADSs will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of common shares.

          Taxation on Interest on Shareholders’ Equity. Any payment of interest on shareholders’ equity (see “Dividends and Dividend Policy—History of Dividends and Dividend Policy and Additional Payments on Shareholders’ Equity”) to non-Brazilian holders of ADSs or common shares is subject to Brazilian withholding income tax at the rate of 15% at the time Embraer records such liability, whether or not the effective payment has been made at that time. In the case of non-Brazilian holders that are located in a tax haven, the applicable income tax rate is 25%.

          Taxation of Foreign Exchange Transactions (“IOF/Câmbio”). Conversion into Brazilian currency of proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market and the conversion into foreign currency of proceeds received by a non-Brazilian holder is subject to a tax on exchange transactions known as IOF/Câmbio, which is currently zero for transactions involving common shares and ADSs. However, the IOF/Câmbio rate may be increased at any time to a maximum of 25% by a decision of the Minister of Finance, but only in relation to future exchange transactions.

          Taxation on Bonds and Securities Transactions (“IOF/Títulos”). Tax on Bonds and Securities Transactions, or IOF/Títulos, may be imposed on any transactions involving bonds and securities, even if these transactions are performed on the Brazilian stock, futures or commodities exchange. As a general rule, the rate of this tax is currently zero for transactions involving common shares and ADSs, but the executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions.

          Other Brazilian Taxes. There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares or ADSs by a non-Brazilian holder, except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by non-Brazilian holder to individuals or entities resident or domiciled within such state in Brazil.

          Transactions on Bank Accounts (“CPMF”). As a general rule, the Contribuição Provisória sobre Movimentação Financeira, the tax on transactions on bank accounts, or CPMF, is imposed on any debit to bank accounts at a rate of 0.38%. Therefore, transactions by the depositary or by holders of common shares that involve the transfer of Brazilian currency through Brazilian fnancial institutions could be subject to the CPMF tax. Currently, funds transferred for the acquisition of shares on Brazilian stock exchanges and the remittance abroad of the proceeds earned from the disposition of common shares in Brazil are exempt of the CPMF tax. In addition to that, according to Article 4 of Provisory Measure No. 281, of February 15, 2006, the CPMF rate is reduced to zero on withdrawals from bank accounts used to buy common shares in a public offering, provided the public offering is registered with the CVM and that the issuer is listed on a Brazilian stock exchange. This Provisory Measure is currently in force but it must be approved by the Brazilian Congress within a maximum term of 120 days and converted into law, signed by the President, to be effectively in force.

          When applicable, the responsibility for the collection of the CPMF tax is borne by the fnancial institution that carries out the relevant fnancial transaction.

Material United States Federal Income Tax Considerations

          The following discussion, subject to the limitations and conditions set forth herein, describes the material U.S. federal income tax considerations to U.S. Holders (as defined below) in owning and disposing of our common shares and ADSs.  The discussion is only applicable to U.S. Holders that hold our common shares or ADSs as capital assets (generally for investment purposes).  This discussion does not address all aspects of U.S. federal income taxation that may be applicable to a U.S. Holder subject to special treatment under U.S. federal income tax law (including, but not limited to, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currency, partnerships or other pass-through entities, holders who have a functional currency other than the U.S. dollar, holders that hold our common shares or ADSs as part of a hedge, straddle or conversion transaction, holders that own directly, indirectly, or constructively, 10% of more of the total combined voting power of our stock and holders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation).

          In addition, except as otherwise specifically provided above, there is no discussion of state, local, or non-U.S. tax consequences of the ownership of our common shares or ADSs.  The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings and other pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof.  Such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

          Shareholders are urged to consult their own independent tax advisors concerning the U.S. federal income tax consequences of the ownership of our common shares and ADSs in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

          As used herein, the term “U.S. Holder” means a beneficial holder of our common shares or ADSs representing our common shares that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

          If a partnership holds our common shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  A U.S. Holder that is a partner of a partnership holding such common shares or ADSs is urged to consult its tax advisors regarding the consequences of the ownership of our common shares or ADSs.

          In general, for U.S. federal income tax purposes, a U.S. Holder who is a beneficial owner of an ADS will be treated as the owner of the underlying our common shares that are represented by such ADS.  Deposits or withdrawals of underlying shares by U.S. Holders for ADSs will not be subject to U.S. federal income tax.

          Distributions on our Common Shares or ADSs

          Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distributions (including distributions of notional interest charges attributed to shareholders’ equity) paid to U.S. Holders of our common shares or ADSs (including Brazilian withholding taxes imposed on such distributions) will be treated as a dividend under Section 301 of the Code, to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles.  Such a dividend will be includable in the gross income of a U.S. Holder as ordinary income on the date received by the U.S. Holder.  To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in our common shares or ADSs, and thereafter as capital gain.

          As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes under Section 316 of the Code.

          Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code.

          The amount of any dividend paid in reais will equal the U.S. dollar value of the reais calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the reais are converted into U.S. dollars.  If the reais received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the reais equal to its U.S. dollar value on the date of receipt.  Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as U.S. source ordinary income or loss for U.S. federal income tax purposes.

          Pursuant to Section 901 of the Code, a U.S. Holder will be entitled, subject to a number of complex limitations and conditions (including those discussed in Section 904 of the Code), to claim a U.S. foreign tax credit in respect of any Brazilian withholding taxes imposed on dividends received on our common shares or ADSs.  U.S. Holders who do not elect to claim a credit for foreign taxes may instead claim a deduction in respect of such Brazilian withholding taxes (in accordance with Sections 164 and 275 of the Code).  Dividends received with respect to the common shares or ADSs will be treated as foreign source income for U.S. federal income tax purposes, subject to various classifications and other limitations.  The rules relating to computing foreign tax credits are complex, and U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits with respect to any Brazilian withholding taxes in regards of dividends paid on our common shares or ADSs.

          Distributions of additional common shares to U.S. Holders with respect to their common shares or ADSs that are made as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax.

          Subject to certain exceptions for short-term and hedged positions, the amount of dividends received by certain U.S. holders (including individuals) prior to January 1, 2009 with respect to our common shares or ADSs will be subject to taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.”  Dividends paid on our common shares or ADSs will be treated as qualified dividend income if (i) our common shares or ADSs are readily tradable on an established securities market in the United States and (ii) we were in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid, a passive foreign investment company or “PFIC”.  Under current guidance issued by the IRS, our ADSs should qualify as readily tradable on an established securities market in the United States so long as they are listed on the NYSE, but no assurances can be given that our ADSs will be or remain readily tradable under future guidance.  In the case of our common shares held directly by U.S. Holders and not underlying an ADS, it is not clear whether dividends paid with respect to such shares will represent “qualified dividend income.”  U.S. Holders holding our common shares directly and not through an ADS are urged to consult their own tax advisors.

          Based on our audited financial statements as well as relevant market and shareholder data, we believe that we were a PFIC for United States federal income tax purposes with respect to the 2005 taxable year.  In addition, based on our audited or projected financial statements and current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for the 2006 taxable year.  However, because this determination is based on the nature of our income and assets from time to time, involves the application of complex tax rules, and since our view is not binding on the courts or the IRS, no assurances can be provided that we will not be considered a PFIC for the current, or any past or future tax year.  The potential application of the PFIC rules is further discussed below.

          The U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends.  Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them.  Holders of our common shares and ADSs should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

          Sale, Exchange or Other Taxable Disposition of our Common Shares or ADSs

          Subject to the discussion below under “—Passive Foreign Investment Company Rules” for U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of our common shares or ADSs in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis (determined in United States dollars) in our common shares or ADSs.  Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the common shares or ADSs have a holding period of more than one year.  Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.  The deductibility of capital losses is subject to limitations under the Code.

          Any gain or loss recognized by a U.S. Holder will generally be gain or loss from U.S. sources for U.S. foreign tax credit purposes.  Consequently, if a Brazilian withholding tax or capital gains tax is imposed pursuant to a sale of our common shares or ADSs, U.S. Holders who do not have significant foreign source income might not be able to derive effective U.S. foreign tax credit benefit in respect of such Brazilian withholding tax or capital gains tax.  The rules relating to foreign tax credits, including the amount of foreign income taxes that may be claimed as a credit in any given year, are complex and subject to limitations.  You are urged to consult your own tax advisor regarding the application of the foreign tax credit rules to your particular circumstances.

          Passive Foreign Investment Company Rules

          If, during any taxable year of a non-U.S. corporation, 75% or more of the corporation’s gross income consists of certain types of “passive” income, or the average value during a taxable year of the “passive assets” of the corporation (generally assets that generate passive income) is 50% or more of the average value of all the corporation’s assets, the corporation will be treated as a PFIC under U.S. federal income tax law.  If a corporation is treated as a PFIC, a U.S. Holder may be subject to increased tax liability upon the sale of its stock, or upon the receipt of certain dividends, unless such U.S. Holder makes an election to be taxed currently on its pro rata portion of the corporation’s income, whether or not such income is distributed in the form of dividends, or otherwise makes a “mark-to-market” election with respect to the corporation’s stock as permitted by the Code.  In addition, as discussed above, a U.S. Holder would not be entitled to (if otherwise eligible for) the preferential reduced rate of tax payable on certain dividend income.  As stated above, although no assurances can be given, based on our operations, projections and business plans and the other items discussed above, we do not believe that we were or currently are a PFIC, and do not expect to become a PFIC for the 2006 taxable year.

          Any U.S. Holder who owns common shares or ADSs during any taxable year that we are a PFIC would be required to file IRS Form 8621.  U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules to the common shares or ADSs and the availability and advisability of making an election to avoid the adverse tax consequences of the PFIC rules should we be considered a PFIC for any taxable year.

          Backup Withholding

          In general, dividends on common shares or ADSs, and payments of the proceeds of sale, exchange or other disposition of common shares or ADSs, paid within the United States or through certain United States-related financial intermediaries to a U.S. Holder may be subject to backup withholding at a current maximum rate of 28% unless the holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

SELLING SHAREHOLDERS

          BNDES initially sold its notes to Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.  These initial purchasers resold the BNDES notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers (as defined in Rule 144A) and to persons reasonably believed by them to be non-U.S. persons in transactions that occur outside the United States in compliance with Regulation S under the Securities Act.  Selling shareholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all the ADSs received upon exchange of the BNDES notes pursuant to this prospectus.

          We agreed with the initial purchasers to file this registration statement to register the resale of the ADSs deliverable upon exchange of the BNDES notes.  We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) the date all the registrable securities (as defined in the registration rights agreement) have been sold under the registration statement of which this prospectus is a part and (2) the expiration of the holding period under Rule 144(k) under the Securities Act applicable to the registrable securities, after the last exchange of the BNDES notes.

          Pursuant to the indenture governing the BNDES notes, in June 2004 BNDES repurchased some notes at the request of the holders of those notes.  As a result, the principal amount outstanding of the BNDES notes as of the date of this prospectus is US$113,595,000.

          The common shares listed as beneficially owned by the selling shareholders in the table below are the common shares underlying ADSs that are deliverable upon exchange of the BNDES notes.  The information regarding the identity of the selling shareholders and their affiliations, including their beneficial ownership of our securities, is based solely on information provided by or on behalf of the selling shareholders.  Holders of the BNDES notes may exchange their notes at any time before the close of business on June 15, 2006, unless the BNDES notes have been previously redeemed or repurchased by BNDES.  Each US$1,000 principal amount of the BNDES notes is exchangeable for 24.2640 ADSs subject to adjustments to prevent dilution resulting from share splits, share dividends or similar transactions.  Upon exchange, BNDES may elect to pay holders cash based on the average sale price of the ADS.

          The BNDES notes are obligations of BNDES and not of New Embraer.  We have no obligation to deliver ADSs or cash in lieu thereof upon exchange of the BNDES notes issued.

          The ADSs covered by this prospectus are being registered to permit secondary trading and so that the selling shareholders may offer the ADSs for sale from time to time.  See “Plan of Distribution.”  Except as described below and based solely on information provided by the selling shareholders, none of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of the ADSs and our other securities.

          The selling shareholders may offer all, some or none of the ADSs deliverable upon exchange of the BNDES notes.  Thus, we cannot estimate the amount of ADSs that will be held by the selling shareholders upon termination of any sales.  The columns showing ownership after completion of the offering assumes that the selling shareholders will sell all of the ADSs offered by this prospectus.  In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their BNDES notes and/or ADSs since the date on which they provided the information about their BNDES notes, in transactions exempt from the registration requirements of the Securities Act.  This table assumes that other holders of BNDES notes and any future transferees from any such holders do not beneficially own any ADSs or common shares other than ADSs and the underlying common shares deliverable upon exchange of the BNDES notes.

          The following table sets forth, as of May 10, 2006, information regarding the beneficial ownership of our common shares by the selling shareholders.

Selling Shareholder(1)	Common Shares Beneficially Owned Prior to Offering(2)	Common Shares Offered Hereby(3)	Common Shares Owned After the Offering

Bank Austria Cayman Islands, Ltd. (4)	194,112	194,112	0
Cheyne CBOII Limited (5)	494,984	494,984	0
Marathon Global Convertible Master Fund, Ltd. (6)	388,224	388,224	0
Quattro Crestline Foreign Fund (6)	77,644	77,644	0
Quattro Fund (6)	291,168	291,168	0
RCG Latitude Master Fund Ltd. (4)	194,112	194,112	0
Siemens Convertibles Emerging Markets (5)	24,264	24,264	0
White River Securities L.L.C. (7)	679,392	679,392	0
Zurich Institutional Benchmarks Management (6)	67,936	67,936	0
Any other holder of BNDES notes or future transferee, pledgee, donee or successor of any such other holder (8)	8,613,244	8,613,244	0

(1)	Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2)

The exchange ratio (currently 24.2640 ADSs per US$1,000 principal amount of BNDES notes with one ADS representing four common shares) and the number of ADSs and underlying common shares deliverable upon exchange of the BNDES notes are subject to change under certain circumstances described in the indenture governing the BNDES notes.  The indenture governing the BNDES notes also provides that if any fractional ADSs are deliverable upon exchange, BNDES will pay cash in lieu of such fractional ADSs and accordingly, the number of ADSs and underlying common shares listed in the table have been rounded down.

(3)

Assumes that the full amount of BNDES notes held by a selling shareholder is exchanged for our ADSs and offered hereunder by that selling shareholder.  Since BNDES has the right to pay cash in lieu of delivering ADSs upon exchange, there can be no assurance that any selling shareholder will receive ADSs upon exchange of its BNDES notes.

(4)	The address of this shareholder is: Ramius Capital Group, LLC, 666 Third Avenue, 26th floor, New York, New York 10017.

(5)	The address of this shareholder is: Cheyne Capital Management Ltd., 13 Park Place, St. James, London, SW1 A1LP, U.K.

(6)	The address of this shareholder is: 230 Park Avenue, 7th floor, New York, New York 10169.

(7)	The address of this shareholder is: 383 Madison Avenue, 23rd floor – Global Fund Management, New York, New York 10179.

(8)

We may from time to time include additional selling shareholders and information about such selling shareholders’ plans of distribution in future supplements to this prospectus, if required.  The amounts provided assume that any other holders of BNDES notes, or any future transferees, pledgees, donees or successors of or from any such holders of BNDES notes, do not beneficially own any of our common shares or ADSs other than the ADSs and underlying common shares deliverable upon exchange of the BNDES notes.

PLAN OF DISTRIBUTION

          We are registering the common shares and ADSs on behalf of the selling shareholders.  References in this section to selling shareholders also include any permitted pledgees, donees, transferees or successors or other shareholders identified in a supplement to this prospectus as described below.  The selling shareholders may, from time to time, sell any or all of their ADSs directly or through underwriters or broker-dealers at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions on any national securities exchange or quotation service on which the ADSs may be listed or quoted at the time of the sale.  The selling shareholders may offer their securities at various times in one or more of the following transactions:

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in the over-the-counter market;

•	in private transactions other than in the over-the-counter market or on an exchange;

•	in connection with short sales of shares;

•	by pledge to secure debts and other obligations;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	in a combination of any of the above transactions; or

•	any other method permitted pursuant to applicable law.

          The selling shareholders may use underwriters or broker-dealers to sell their ADSs.  However, in no event will any selling shareholder offer ADSs or common shares in an underwriter offering without our prior agreement.  In effecting any such sales, underwriters, brokers or dealers engaged by the selling shareholders may arrange for other underwriters, brokers or dealers to participate.  Underwriters, brokers or dealers may purchase ADSs as principals for their own accounts and resell such shares pursuant to this prospectus.  If this happens, the underwriters or broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of ADSs for whom they acted as agents.

          The selling shareholders may also enter into hedging transactions with broker-dealers or other financial institutions.  In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of ADSs in the course of hedging the positions they assume with selling shareholders.  The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, of the ADSs offered under this prospectus.  The ADSs that broker-dealers or other financial institutions receive in those types of transactions may be resold under this prospectus.

          The selling shareholders also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

          To comply with the securities law in some jurisdictions, the ADSs will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers.  In addition, in some foreign jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with.

          To comply with rules and regulations under the Exchange Act, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares.  In addition and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the ADSs by the selling shareholders.  All of these things may affect the marketability of the shares.

          All expenses of the registration of the common shares and ADSs will be paid by BNDES, including, without limitation, filing fees and expenses of compliance with state securities or blue sky laws, except that the selling shareholders will pay all underwriting discounts and selling commissions, if any.  Subject to some limitations, the selling shareholders will be indemnified by us against liabilities under the Securities Act, or will be entitled to contribution towards these liabilities.  Subject to some limitations, we will be indemnified by the selling shareholders against liabilities under the Securities Act, or will be entitled to contribution.

LEGAL MATTERS

          Shearman & Sterling LLP, passed upon the validity of the ADSs.  Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, passed upon the validity of the common shares.

EXPERTS

          Our consolidated financial statements included in the 2004 Annual Report incorporated by reference in this prospectus, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement to which this prospectus is a part, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the periodic reporting and other informational requirements of the Exchange Act.  Accordingly, we are required to file reports and other information with the Commission.  You may inspect and copy reports and other information to be filed by us at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, and at the Commission’s Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  You may obtain copies of these materials upon written request from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents we have filed.  You may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.  In addition to the public reference facilities maintained by the Commission and the NYSE, you may obtain the registration statement, upon written request, from the depositary for the ADSs at its corporate trust office located at 60 Wall Street, New York, New York.

          We have not authorized any person to give any information or to make any representation in connection with this offering other than the information contained in this prospectus, and if any person gives you other information or makes a representation in connection with this offering, that information or representation must not be relied on.

          THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

INFORMATION INCORPORATED BY REFERENCE

          We file or submit periodic reports with the Commission under the Exchange Act.  We are permitted to incorporate these filings and submissions by reference into this prospectus.

          By incorporating the following Exchange Act filings and submissions by reference, these documents are made a part of this prospectus:

•	annual report on Form 20-F for the year ended December 31, 2004;

•

reports on Form 6-K submitted on November 21, 2005, December 20, 2005, January 13, 2006, January 17, 2006, January 23, 2006, March 17, 2006, March 20, 2006, March 22, 2006, April 3, 2006, April 5, 2006, April 7, 2006, April 12, 2006 and May 3, 2006.

          A description of our common shares and ADSs appears in the section captioned “Description of Capital Stock,” “Description of American Depositary Receipts” and “Material Tax Considerations” contained in this prospectus.

          All documents which we will file or submit, as the case may be, with the Commission on Form 20-F, and those Form 6-Ks which specifically state that they are intended to be incorporated by reference, under the Exchange Act, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed.  Our file number for documents filed under the Exchange Act is 333-132289.  We will provide without charge, to any person who receives a copy of this prospectus and any accompanying prospectus supplement, upon such recipient’s written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document.  Requests should be directed to:

Anna Cecília Bettencourt, Head of Investor Relations
Embraer – Empresa Brasileira de Aeronáutica S.A.
Avenida Brigadeiro Faria Lima, 2170
12227-901  São José dos Campos, São Paulo
Brasil
Telephone: (55-12) 3927-4404

          Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

•	the prospectus;

•	any accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference to, this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

          We are incorporated under the laws of Brazil.  Substantially all of our assets are located in Brazil.  All of our directors and officers and some of the advisors named herein reside in Brazil.  As a result, it may not be possible for investors to effect service of process within the United States upon us or such other persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

          We have been advised by its Brazilian legal counsel, Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, that judgments of U.S. courts for civil liabilities based upon U.S. federal securities laws may be, subject to the requirements described below, enforced in Brazil.  A judgment against us or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice.  That confirmation will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian law;

•	is final and therefore not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

We have been further advised by our Brazilian counsel that:

•

original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts will enforce liabilities in such actions against our directors, our officers and the advisors named herein; and

•	the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching our assets is limited by provisions of Brazilian law.

          A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment.  The bond must have a value sufficient to satisfy the payment of court fees and the defendant’s attorney fees, as determined by a Brazilian judge.  This requirement does not apply to the enforcement judgments that have been duly confirmed by the Brazilian Federal Supreme Court.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Management of
Embraer – Empresa Brasileira de Aeronáutica S.A.
São Paulo - SP

1.

We have reviewed the accompanying condensed interim consolidated balance sheet of Embraer – Empresa Brasileira de Aeronáutica S.A. and subsidiaries as of September 30, 2005, and the related condensed interim consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the nine-month periods ended September 30, 2005 and 2004. These interim financial statements are the responsibility of the Company’s management.

2.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

3.

Based on our review, we are not aware of any material modifications that should be made to such condensed interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

4.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Embraer – Empresa Brasileira de Aeronáutica S.A. and subsidiaries as of December 31, 2004, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated May 25, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed interim consolidated balance sheet as of December 31, 2004 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

Deloitte Touche Tohmatsu Auditores Independentes São Paulo, Brazil

November 10, 2005 (January 19, 2006 as to Note 12)

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED BALANCE SHEET-(UNAUDITED)
(In thousands of U.S. dollars – US$)

ASSETS	Notes	December 2004	September 2005

CURRENT ASSETS
Cash and cash equivalents		1,207,288	976,093
Temporary cash investments	3	153,488	821,515
Trade accounts receivable, net	4	566,127	787,227
Collateralized accounts receivable		70,599	50,787
Inventories	5	1,408,608	1,571,026
Deferred income taxes	10	104,417	125,077
Other assets		364,982	464,472

Total current assets		3,875,509	4,796,197

LONG TERM ASSETS
Trade accounts receivable	4	119,678	2,970
Customer and commercial financing		319,587	346,104
Collateralized accounts receivable		769,441	789,740
Inventories	5	19,674	29,965
Property, plant and equipment, net		381,265	399,372
Investments		48,267	31,681
Deferred income taxes	10	262,403	311,474
Other assets		286,575	317,317

Total long-term assets		2,206,890	2,228,623

TOTAL ASSETS		6,082,399	7,024,820

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED BALANCE SHEET- (UNAUDITED)
(In thousands of U.S. dollars – US$)

LIABILITIES AND SHAREHOLDERS’ EQUITY	Notes	December 2004	September 2005

CURRENT LIABILITIES
Loans and financing	6	513,281	576,887
Non-recourse and recourse debt		351,405	321,322
Capital lease obligation		2,437	2,931
Trade accounts payable		556,492	614,080
Advances from customers		375,548	438,477
Other payables and accrued liabilities		310,269	409,569
Taxes and payroll charges payable		34,355	58,539
Contingencies	7	89,589	77,541
Deferred income taxes	10	14,997	56,441
Accrued taxes on income		12,769	7,133
Accrued dividends		54,959	46,597

Total current liabilities		2,316,101	2,609,517

LONG-TERM LIABILITIES
Loans and financing	6	825,448	1,123,752
Non-recourse and recourse debt		654,291	612,436
Capital lease obligations		1,464	2,638
Advances from customers		103,615	106,621
Contribution from suppliers		140,037	107,648
Taxes and payroll charges payable		14,148	47,130
Other payables and accrued liabilities		108,071	151,729
Deferred income taxes	10	157,817	188,660
Contingencies	7	386,096	520,621

Total long-term liabilities		2,390,987	2,861,235

MINORITY INTEREST		21,443	46,110

SHAREHOLDERS’ EQUITY
Statutory capital-
Preferred (without par value, 1,000,000,000 shares authorized; 478, 219,290 shares issued and outstanding at September 30, 2005 (December 31, 2004 – 475,797,420 shares)		756,138	935,653
Common (without par value, 500,000,000 shares authorized; 242,544,448 shares issued and outstanding at September 30, 2005 and December 31, 2004)		240,201	240,201
Special common share (R$1 par value, 1 share authorized, issued and outstanding at September 30, 2005 and December 31, 2004)		—	—
Additional paid-in capital		8,353	8,353
Legal reserve		111,443	111,443
Retained earnings (restricted)		234,849	213,374
Accumulated other comprehensive income (loss)		2,884	(1,066)

Total shareholders’ equity		1,353,868	1,507,958

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		6,082,399	7,024,820

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands of U.S. dollars – US$, except earnings per share )

	Notes	Nine-months ended September 30,

		2004	2005

GROSS SALES
Foreign market		2,309,285	2,453,531
Domestic market		183,978	193,724
Sales deductions		(6,264)	(7,206)

NET SALES		2,486,999	2,640,049
Cost of sales and services		(1,672,283)	(1,817,226)

GROSS PROFIT		814,716	822,823

OPERATING INCOME (EXPENSES)
Selling expenses		(266,317)	(177,933)
Research and development		(5,435)	(62,095)
General and administrative expenses		(97,011)	(138,945)
Employee profit sharing		(42,956)	(35,166)
Other operating expenses, net		(600)	(18,367)

INCOME FROM OPERATIONS		402,397	390,317

Interest income (expenses), net		4,548	(25,393)
Foreign exchange remeasurement loss, net		(4,968)	(19,520)
Other non-operating income (expenses), net		13	(725)

INCOME BEFORE INCOME TAXES		401,990	344,679
Income tax benefit (expenses)	10	(103,431)	(47,530)

INCOME BEFORE MINORITY INTEREST		298,559	297,149
Minority interest		(1,321)	(7,454)

NET INCOME		297,238	289,695
OTHER COMPREHENSIVE INCOME
Cumulative translation adjustment		625	(3,950)

COMPREHENSIVE INCOME		297,863	285,745

EARNINGS PER SHARE
Basic-
Common		0,39	0.38
Preferred		0.43	0.41
Diluted-
Common		0.38	0.37
Preferred		0.42	0.41
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
Basic-
Common		242,544	242,544
Preferred		475,411	478,219
Diluted-
Common		242,544	242,544
Preferred		479,822	481,746

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS-(UNAUDITED)
(In thousands of U.S. dollars – US$)

	Nine months ended September 30,

	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	192,027	195,096

CASH FLOWS FROM INVESTING ACTIVITIES
Temporary cash investments	—	(670,266)
Additions to property, plant and equipment	(34,058)	(50,387)
Other	(51,313)	213

Net cash used in investing activities	(85,371)	(720,440)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of loans	(592,588)	(777,356)
Proceeds from borrowings	729,721	1,126,232
Dividends and/or interest on capital paid	(128,459)	(146,953)
Other	(1,300)	4,909

Net cash provided by financing activities	7,374	206,832

Effect of foreign exchange rate changes on cash and cash equivalents	9,575	87,317

Net increase (decrease) in cash and cash equivalents	123,605	(231,195)

Cash and cash equivalents, at beginning of period	1,265,820	1,207,288

Cash and cash equivalents, at end of period	1,389,425	976,093

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY-(UNAUDITED)
(In thousands of U.S. dollars – US$, except number of shares)

	Capital				Additional paid-up capital Stock option	Legal reserve	Retained earnings	Accumulated other comprehensive (loss) income	Total

	Common		Preferred

	Shares	Amount	Shares	Amount

BALANCE AS OF DECEMBER 31, 2004	242,544,448	240,201	475,797,420	756,138	8,353	111,443	234,849	2,884	1,353,868

Capital increase	—	—	2,421,870	6,934	—	—	—	—	6,934
Capitalization of reserves	—	—	—	—	—	—		—	—
Net income	—	—	—	—	—	—	289,695	—	289,695
Legal reserve	—	—	—	172,581	—	—	(172,581)	—	—
Dividends / Interest on equity	—	—	—	—	—	—	(138,589)	—	(138,589)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3,950)	(3,950)
BALANCE AS OF SEPTEMBER 30, 2005	242,544,448	240,201	478,219,290	935,653	8,353	111,443	213,374	(1,066)	1,507,958

The accompanying notes are an integral part of these condensed interim consolidated financial statements

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed interim consolidated financial statements of EMBRAER-Empresa Brasileira de Aeronautica S.A.(the “Company”) for the nine-month periods ended September 30, 2004 and 2005 are based upon accounting policies and methods consistent with those used and described in the Company’s annual report. In the opinion of management, these financial statements include all adjustments, consisting only of normal recurring results of operations and cash flows for the periods presented. The results for the first nine months of the year may not necessarily be indicative of the results to be expected for the entire year.

The unaudited condensed interim consolidated financial statements do not include all the disclosures required by US GAAP and therefore should be read in conjunction with the most recent annual financial statements.

The financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which differ in certain respects from accounting principles applied by the Company in its financial statements with Brazilian Accounting (“BRGAAP”).

A substantial portion of the Company’s sales is destined for export and a substantial level of financing is denominated in U.S. dollars (US$). The Company presents its financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52 - “Foreign Currency Translation”. The Company’s Board of Directors and management have historically considered the U.S. dollar as its functional currency as the U.S. dollar has been, and remains in their opinion, the currency in which the Company principally operates. Accordingly, the Company’s management has concluded that the functional currency is currently the U.S. dollar.

For subsidiaries for which the particular functional currency is other than the U.S. dollar, asset and liability accounts are translated into the Company’s reporting currency using exchange rates in effect at the date of the balance sheet and income and expense items are translated using weighted average exchange rates. Resulting translation adjustments are reported in a separate component of shareholders’ equity, as a cumulative translation adjustment - CTA.

2.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43.”  This Standard requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage to be recognized as current period charges. Additionally, it requires that allocation of fixed production overhead costs be allocated to inventory based on the normal capacity of the production facility.  The provisions of this Standard shall apply prospectively and are effective for us for inventory costs incurred after January 1, 2006. While the Company believe that Standard will not have a material effect on its financial statements, the impact of adopting these new rules is dependent on events that could occur in future periods, and as such, an estimate of the impact cannot be determined until the event occurs in future periods.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB No. 29.”  This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement was issued.  Retroactive application is not permitted.  Management will apply this Statement in the event exchanges of nonmonetary assets occur after December 31, 2005.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”.  This interpretation clarifies that the term conditional asset retirement obligations as used in FASB No. 143 “Accounting for Asset Retirement Obligations” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The Interpretation was issued in order to minimize the diverse accounting practices that have developed with respect to the timing of liability recognition for legal  obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event. This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when it is incurred if the liability ´s fair value can be reasonably estimated. The Interpretation is effective on December 31, 2005.  Management has previously evaluated the application of FASB Statement No. 143 to its operations and concluded that no material effects would be expected.  Management will consider this Interpretation in 2005 in the event a conditional asset retirement obligation arises. Embraer considered this Interpretation in 2005 with respect to all conditional asset retirement obligations that arose and expect to continue applying this Interpretation as necessary.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”.  SFAS 154 requires retrospective application to financial statements of prior periods for changes in accounting principles as if such principles had always been used. The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented and the offsetting adjustments are recorded to opening retained earnings. This statement is effective January 1, 2006. The Company will apply this statement as of January 1, 2006 as such changes in accounting principles occur.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

In July 2005, the FASB issued FSP No. APB 18-1, “Accounting By an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for Under The Equity Method in Accordance with APB Opinion No. 18 Upon a Loss of Significant Influence”,  requires that when equity method accounting ceases upon the loss of significant influence of an investee, the investor’s proportionate share of the investee’s other comprehensive income should be offset against the carrying value of the investment. To the extent this results in a negative carrying value, the investor should adjust the carrying value to zero and record the residual balance through earnings. The Company will apply this Statement in the fiscal period beginning January 1, 2006 as the need arises.

In November 2005, the FASB issued FSP FAS 115-1, “The Meaning of Other–Than-Temporary Impairment and Its Application to Certain Investments”, which outlines a three-step model for identifying investment impairments in debt and equity securities within the scope of Statement 115 and cost-method investments. The three steps involve (1) determining whether the investment is impaired, (2) evaluating whether the impairment is other-than- temporary, and (3) if the impairment is other-than-temporary, recognizing an impairment loss. The FSP carries forward the disclosure requirements of issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The Company will begin applying this guidance as of January 1, 2006 as circumstances arise.

3.	TEMPORARY CASH INVESTMENTS

	December 31, 2004	September 30, 2005

Temporary cash investments	153,488	821,515

	153,488	821,515

At December 31, 2004 and September 30, 2005, the Company held investments in private investment funds primarily comprised of debentures issued by private companies and notes issued by the Brazilian federal government. The securities included in the portfolio of the private investment funds have daily liquidity and are marked to market on a daily basis, with changes in the fair value reflected in results of operations.

These private investment funds do not have significant financial obligations. Any financial obligations are limited to service fees to the asset management company employed to execute investment transactions, audit fees and other similar expenses. There are no consolidated assets of the Company that are collateral for these obligations and the creditors of the funds do not have recourse against the general credit of the Company.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

4.	TRADE ACCOUNTS RECEIVABLE

	December 31, 2004	September 30, 2005

Commercial	528,691	488,221
Defense
- Brazilian Air Force	43,216	105,646
- Other	26,792	45,763
Other related businesses	110,603	200,321

	709,302	839,951
Less allowance for doubtful accounts receivable	23,497	49,754

	685,805	790,197

Less - current portion	566,127	787,227
Long-term portion	119,678	2,970

The allowance for doubtful accounts is summarized as follows:

	December 31, 2004	September 30, 2005

Beginning balance	24,259	23,497
Write-offs	(6,033)	(8,053)
Additions	5,271	34,310

Ending balance	23,497	49,754

5.	INVENTORIES

	December 31, 2004	September 30, 2005

Finished goods	91,180	117,840
Work-in-process (i)	628,036	725,829
Raw materials	648,578	736,988
Inventory in transit	110,198	102,073
Advances to suppliers	28,837	14,177
Exchange pool	33,922	45,419
Allowances for obsolescence and depreciation of exchange pool inventories	(112,469)	(141,335)

	1,428,282	1,600,991
Less- Current portion	1,408,608	1,571,026

Long-term portion	19,674	29,965

(i)

Including $197,339 related to 12 pre-series aircraft ($199,655 in December, 2004 - 14 aircraft) of the EMBRAER 170/190 family and one Legacy, which were in construction or in use under the certification campaign.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The allowance for obsolescence and depreciation of exchange pool inventories is summarized as follows:

	December 31, 2004	September 30, 2005

Allowance:
Beginning balance	88,352	112,469
Additions (including OGMA)	32,085	38,732
Write-off	(7,968)	(9,866)

Ending balance	112,469	141,335

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

6.	LOANS AND FINANCING

Summary

Description	Final Maturity	Currency	Annual interest rate - %	December 31, 2004	September 30, 2005

Foreign Currency
Materials acquisition	2011	U.S. dollar	4.12 to 8.05; LIBOR plus 1.75 to 2.70	372,418	511,384
	2006	Japanese yen	JIBOR plus 1.05	72,513	65,937
Export financing	2010	U.S. dollar	7.81	—	51,833
Advances on foreign exchange contracts	2006	U.S. dollar	3.00 to 3.73	48,035	247,911
Project development	2016	U.S. dollar	LIBOR + 3.50; BNDES basket of currencies plus 3.00	4,165	182,566
Working capital	2011	Euro	3.47 to 3.5 Euribor 6m plus 1.5	6,094	31,507
	2010	U.S. dollar	3.87 to 7.08; LIBOR plus 2.15 to 2.97	496,277	418,458
	2006	GBP	4.07%	—	1,365
Property and equipment additions	2005	U.S. dollar	10.15	2,485	—

Subtotal				1,001,987	1,510,961

Local Currency
Project development	2011		TJLP plus 1.00 to 6.00	19,545	14,912
Export financing	2006		TJLP plus 2.2	310,702	165,441
Working capital	2007		115% of the CDI	5,085	6,196
Property and equipment additions	2010		TJLP plus 3.00 to 4,35	1,410	3,129

Subtotal				336,742	189,678

Total debt				1,338,729	1,700,639
Less Current portion				513,281	576,887

Long-term portion				825,448	1,123,752

LIBOR means London Interbank Offered Rate

The annualized TJLP (Government nominal long-term interest rate), fixed quarterly, was 9.75% at September 30, 2005 (December 30, 2004 – 9.75%)

JIBOR means Japanese Interbank Offered Rate

GBP means British Pounds, the currency used in the Great Britain

CDI means Interbank Deposits Certificate

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The foreign currency exchange rates (expressed in units per US$1.00) related to the above debt instruments were as follows:

	December 31, 2004	September 30, 2005

Brazilian reais	2.6544	2.2222
Euro	1.3612	1.2020
Japanese yen	102.5510	113.5400
GBP	—	1.7631

Maturities of long-term debt, including accrued interest, are as follows:

Year	September 30, 2005

2006	67,829
2007	339,770
2008	278,935
2009	202,813
2010 and thereafter	234,405

1,123,752

The table below provides the weighted average interest rates on loans by currency as of December 31, 2004 and September 30, 2005:

	December 31, 2004	September 30, 2005

U.S. dollars	5.75%	5.72%
Brazilian reais	12.35%	12.28%
Japanese yen	1.14%	1.14%
Euro	2.80%	3.48%
GBP	—	4.07%

Of the total $1,700,639 indebtedness of the Company as of September 30 2005, $302,458 is collateralized. Of this collateralized amount, $130,718 is related to mortgages on real estate, $91,613 is related to mortgages on machinery, equipment and inventories and $80,127 is guaranteed with bank guarantees.

Restrictive covenants

Loan agreements with certain financial institutions, representing $889,132 at September 30, 2005 (2004 - $639,832), $803,489 of which was classified as long-term (2004 - $563,790), contain certain restrictive covenants, in connection with usual market practices, which require that the ratio between net debt and EBITDA (earnings before interest, taxes, depreciation and amortization - measured using BR GAAP figures for all institutions except for IFC which uses USGAAP figures) ratio cannot be higher than 3:1, the debt service coverage based on the ratio between EBITDA and net financial expenses ratio (IFC – financial expenses ratio) must be higher than 3:1 and EMBRAER shareholders` equity must be higher than US$2.3 billion.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

In addition, there are other general restrictions related to financial leverage levels, subsidiaries’ level of indebtedness, new pledges of assets, significant changes in ownership control of the Company, sale of assets, dividend payments in case of financing defaults and transactions with affiliates. Under a specific financing contract, there is also a requirement that the Company must have at least 100 firm orders of new aircraft in its backlog.

As of September 30, 2005, the Company was in compliance with all the restrictive covenants.

7.	CONTINGENCIES

Based on a case by case analysis of each issue and consultation with its outside legal counsel, the Company has recognized provisions for probable losses for its legal proceedings involving tax, labor and civil matters, as shown below:

	December 31, 2004	September 30, 2005

Labor contingencies (i)	15,738	20,274
Tax contingencies (ii)	458,047	575,523
Civil	1,900	2,365

	475,685	598,162
Less-Current portion	89,589	77,541

Long-term portion	386,096	520,621

(i)

The labor lawsuits relate to claims brought by unions on behalf of employees or by individuals, in which former employees are individually claiming overtime, productivity premiums, reinstatement, allowances, and retroactive salary increases and adjustments.

A lawsuit claiming a retroactive salary increase was brought by the labor union in June 1991 in the name of all employees of the Company until November 1990. The objective of the claim is to make the salary increase granted by the Company in January and February 1991 retroactive to November and December 1990, through an agreement with the employees’ union. As of September 30, 2005, approximately 97% of current and former employees have agreed to settlements. Another claim relates to monetary restatements of “Plano Collor” and “Plano Verão”(Brazilian economic plans) of the FGTS (severance pay fund) penalty paid by the Company for employees dismissed between December 1988 and April 1990.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

(ii)

The Company is challenging in court the merit and constitutionality of several taxes and has obtained writs of mandamus or injunctions to avoid payments of such taxes. While awaiting a final decision on each of those cases, the Company is recognizing as expense the total amount of the obligation and accruing interest calculated at the SELIC (Central Bank overnight rate) on those liabilities, as it would be required to do if the Company is unsuccessful in these lawsuits. Considering the actual stage of the lawsuits, the Company and its tax consultants and legal counsel reassessed the timeframe of each lawsuit, classifying part of such liabilities in long-term. SELIC represented a nominal variation of 14.12% in September 30, 2005 (2004 - 16.25%). The principal taxes under discussion in court are as follows:

•

The Company is contesting in court certain changes in the rates and rules for the calculation of the PIS (tax on revenue) and COFINS (tax on revenue), determined by Law nº 9.718/98 and Law Decrees nºs 2.445 and 2449/88. The Company obtained a judicial decision suspending the payment of the related taxes and has accrued since then the total amount of $169,779 (2004 - $129,622).

•

The Company is required to pay the government a tax called SAT (Workers Compensation Insurance) at a rate of 3% of wages. In December 1998, the Company obtained a preliminary injunction to reduce the tax rate from 3% to 1%, and the difference has been accrued in the amount of $44,177 (2004 - $26,670).

•

In April 1999, the Company obtained a writ of mandamus to offset tax payments (INSS - social security contribution), which were made in August, September and October 1989, against future payments due to a rate increase from 10% to 20%, which was considered unconstitutional. The amount of $26,319 (2004 - $59,014) was accrued as of September 30, 2005.

•

IPI (federal VAT) - The Company is claiming the right to offset IPI credit on the acquisition of non-taxable or zero-rate raw materials against income and social contribution taxes. The amount of such taxes accrued as of September 30, 2005 is $150,658 (2004 - $114,404).

•

The Company is challenging the payment of social contribution tax on export sales and in 2003 obtained a favorable court decision. While awaiting a final and definitive decision from higher Brazilian courts, the Company is accruing the total contingency, amounting to $143,971 as of September 30, 2005 (2004 - $102,800).

8.	EARNINGS PER SHARE

Because the preferred and common shareholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s bylaws and participation rights in undistributed earnings. Effective January 1, 1997, preferred shareholders are entitled to receive per share dividends of at least 10% greater than the per share dividends paid to common shareholders. Undistributed earnings, therefore, have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weighted average number of shares outstanding during the period to total shares (allocation percentage). Because the allocation percentage for each class differs for basic and diluted earnings per share, allocated undistributed earnings differ for each calculation.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Net income available to common shareholders is computed by deducting distributed and undistributed net income available to preferred shareholders from net income. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends, including the premiums accrued related to redeemable preferred stock) from net income.

Diluted earnings per share is computed similarly to basic earnings per share except that the outstanding shares are increased to include the number of additional shares that would have been outstanding if the potential dilutive shares attributable to stock options had been issued during the respective periods, utilizing the treasury stock method.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The computation of basic and diluted earnings per share is as follows:

	Nine-months ended Sept 30,

	2004			2005

	Common	Preferred	Total	Common	Preferred	Total

Basic numerator:
Actual dividends declared/paid	45,046	97,125	142,171	43,735	94,854	138,589
Basic allocated undistributed earnings	49,132	105,935	155,067	47,685	103,421	151,106

Allocated net income available for common and preferred shareholders	94,179	203,059	297,238	91,420	198,275	289,695

Basic denominator:
Weighted average shares	242,544	475,411		242,544	478,219

Basic earnings per share	0,39	0,43		0,38	0,41

Diluted numerator:
Actual dividends declared/paid	44,763	97,408	142,171	43,515	95,074	138,589
Diluted allocated undistributed earnings	48,823	106,244	155,067	47,445	103,661	151,106

	93,586	203,652	297,238	90,961	198,735	289,695
Allocated net income available for common and preferred shareholders	93,586	203,652	297,238	90,961	198,735	289,695

Allocated diluted net income available for common and preferred shareholders	93,586	203,652	297,238	90,961	198,735	289,695

Diluted denominator:
Weighted average shares outstanding	242,544	475,411		242,544	478,219
Dilutive effects of stock options (a)	—	4,411		—	3,526

Diluted weighted average shares	242,544	479,822		242,544	481,746

Diluted earnings per share	0.38	0.42		0.37	0.41

(a)	For purposes of computing diluted earnings per share, outstanding stock options are assumed to be converted into common and preferred shares using the treasury stock method.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

9.	OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company participates in certain off-balance sheet arrangements, including guarantees, repurchase obligations, trade-in and product warranty commitments, as discussed below:

Guarantees

Financial guarantees are triggered if customers do not perform their obligation to serve the debt during the term of the financing under the relevant financing arrangements. Financial guarantees provide credit support to the guaranteed party to mitigate default-related losses. The underlying assets collateralize these guarantees. The value of the underlying assets may be adversely affected by an economic or industry downturn. Upon an event of default, the Company usually is the agent for the guaranteed party for the refurbishment and remarketing of the underlying asset. The Company may be entitled to a fee for such remarketing services. Typically a claim under the guarantee shall be made only upon surrender of the underlying asset for remarketing.

Residual Value Guarantees provide a third party with a specific guaranteed asset value at the end of the financing agreement. In the event of a decrease in market value of the underlying asset, the Company shall bear the difference between the specific guaranteed amount and the actual fair market value. The Company’s exposure is mitigated by the fact that, in order to benefit from the guarantee, the guaranteed party has to make the underlying assets meet tight specific return conditions.

The following table provides quantitative data regarding the Company’s guarantees to third parties. The maximum potential payments represent the worst-case scenario, and do not necessarily reflect the results expected by the Company. Estimated proceeds from performance guarantees and underlying assets represent the anticipated values of assets the Company could liquidate or receive from other parties to offset its payments under guarantees.

Description	Dec 2004	Sep 2005

Maximum financial guarantees	1,710,251	1,780,135
Maximum residual value guarantees	835,760	872,873
Mutually exclusive exposure (*)	(418,094)	(422,838)
Provisions and liabilities recorded	(97,718)	(99,974)

Off-balance sheet exposure	2,030,199	2,130,196
Estimated proceeds from performance guarantees and underlying assets	2,038,344	2,118,254

(*)

In the event both guarantees were issued for the same underlying asset, the residual value guarantees can only be exercised if the financial guarantees have expired without having been triggered, and therefore, their distinct effects have not been combined to calculate the maximum exposure.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

As of December 31, 2004 and September 30, 2005, the Company maintained escrow deposits in the total amount of $231,051 and $246,673, respectively, in favor of third parties for whom it has provided financial and residual value guarantees in connection with certain aircraft sales financing structures.

The interest earned on the escrow funds is added to the balance in escrow and is recorded as interest income by the Company.  In order to earn a better interest rate on such guarantee deposits, in 2005, we had structured notes in the amount of $123,400 (2004 - $42,200) with the depositary bank, which generated interest in the amount of $5,029  in 2005 (2004 - $731) that was added to the principal amount and recognized in our consolidated statements of income and comprehensive income.  This yield enhancement was obtained through a credit default swap (CDS) transaction which provides to the note holder the right of early redemption of the note in case of a credit event by the Company.  Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss of all interest accrued on such note to date. Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of and/or moratorium on the obligations above a specified threshold.

Aircraft Repurchase Options

The Company was contingently liable for repurchasing a number of aircraft sold under sales contracts that provided the customer with the right to sell the aircraft back to the Company in the future, according to defined price rules. These repurchase commitments were canceled in 2004 pursuant to formal amendments entered into with the holders of such options.

Aircraft Trade-In Options

In connection with the signing of a purchase contract for new aircraft, the Company may provide trade-in options to its customers.  These options provide a customer with the right to trade-in existing aircraft upon the purchase of a new aircraft.  As of September 30, 2005, four commercial aircraft were subject to trade-in options, and additional aircraft may become subject to trade-in options upon delivery. The trade-in price is based on third-party appraisals related to the forecasted fair value to each specific aircraft.

Product Warranties

The Company provides product warranties in conjunction with certain product sales.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

Generally, aircraft sales are accompanied by a standard warranty for systems, accessories, equipment, parts, and software manufactured by the Company. Warranty expense related to aircraft and parts is recognized at the time of sale based on estimated amounts of warranty costs anticipated to be incurred, typically expressed as a percentage of revenue. These estimates are based on factors that include, among other things, historical warranty claim and cost experience, warranty coverage available from suppliers, type and duration of warranty coverage, and the volume and mix of aircraft sold and in service. The warranty period typically ranges from two to five years.

The following table summarizes changes in product and performance provisions during 2005, which are included in other payables and accrued liabilities:

(US$ million)	December 31, 2004	Additions	Reductions for payments made/reversals	At September 31, 2005

Product warranties	76,088	22,308	(8,759)	89,637
Product improvement liabilities	38,392	6,786	(5,900)	38,278

10.	INCOME TAXES

The following is an analysis of the income tax expense:

	Nine-Months ended September 30,

	2004	2005

Current	(96,982)	(43,740)
Deferred-
Temporary differences-
Additions	273	(4,943)
Tax loss carryforwards
Utilized to offset taxable income for the year	(6,278)	(1,397)
Change in valuation allowance	(444)	2,550

Total deferred	(6,449)	(3,790)

Income tax (expense)	(103,431)	(47,530)

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The following is a reconciliation of the reported income tax expense (benefit) and the amount calculated by applying the combined statutory tax rate:

	Nine-Months ended September 30,

	2004	2005

Income before taxes as reported in the accompanying consolidated financial statements	401,990	344,679
Combined statutory income tax rate	34%	34%

Tax expense at statutory income tax rate	136,677	117,191
Permanent differences:
Nondeductible expenses	935	1,513
Translation effects	5,470	(21,018)
Dividends paid as interest on capital	(48,338)	(47,362)
Change in valuation allowance for deferred tax assets	(444)	(2,550)
Reversal of tax incentives	—	(1,123)
Other	9,131	879

Income tax expense (benefit) as reported in the income statement	103,431	47,530

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The Company’s deferred tax assets and liabilities are comprised of tax loss carry forwards and effects resulted from temporary differences as follows:

	December 31, 2004	September 30, 2005

Deferred tax assets on:
Tax loss carryforwards (i)	15,167	13,770
Temporary differences:
Accrual for product warranties and improvements	38,619	43,831
Accrued taxes other than taxes on income	70,802	87,093
Deferred charges, except research and development	123,865	155,271
Other accrued expenses not deductible for tax purposes	73,439	72,903
Difference in bases of property, plant and equipment	8,646	9,966
Inventory allowances	21,803	30,308
Post-retirement benefits accrual	883	883
Other	26,122	32,501
Valuation allowance (ii)	(12,526)	(9,975)

Total deferred tax assets	366,820	436,551

Deferred tax liabilities on:
Temporary differences:
Difference in bases of property, plant and equipment	(20,319)	(26,873)
Research and development	(131,534)	(166,499)
Other	(20,961)	(51,729)

Total deferred tax liabilities	(172,814)	(245,101)

Net deferred tax asset	194,006	191,450

(i)	Tax loss carryforwards are derived from:

	December 31, 2004	September 30, 2005

Brazilian entities	2,641	3,795
Foreign subsidiaries	12,526	9,975

Total	15,167	13,770

Tax losses originated from the Brazilian entities do not have expiration dates but utilization is limited to 30% of the taxable income for each period.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

(ii) Valuation allowance relates to tax loss carry forwards of foreign subsidiaries, which cannot be offset against taxable income in Brazil.

Management believes that the recorded valuation allowance reduces deferred tax assets to an amount that is more likely than not to be realized. Based on internal studies and projections, management believes that the present net amounts should be realized within five years.

11.	SEGMENT INFORMATION

The Company is organized based on the products and services it offers. Under this organizational structure, the Company operates in the following four principal segments: commercial airline, defense, business jet and other related businesses.

The following table provides geographic information regarding net sales. The geographic allocation is based on the location of the operator of the aircraft.

	Nine-Months ended September 30,

Net sales by geographic area	2004	2005

The Americas without Brazil-
Commercial Airline	1,759,590	1,629,137
Defense	71,866	16,424
Business Jet	53,714	113,764
Other related businesses	79,063	104,488

	1,964,233	1,863,813
Brazil-
Commercial Airline	—	—
Defense	185,684	209,825
Other related businesses	37,315	37,997

	222,999	247,822
Europe-
Commercial Airline	135,022	173,586
Defense	19,503	5,380
Business Jet	19,800	41,000
Other related businesses	44,542	119,751

	218,867	339,717
Others-
Commercial Airline	57,576	110,042
Defense	—	75,137
Business Jet	21,000	—
Other related businesses	2,324	3,518

	80,900	188,697

Total	2,486,999	2,640,049

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

	Nine-Months ended September 30,

Operating income	2004	2005

Net sales-
Commercial Airline	1,952,188	1,912,766
Defense	277,054	306,766
Business Jet	94,514	154,764
Other related businesses	163,243	265,753

	2,486,999	2,640,049
Cost of sales and services-
Commercial Airline	(1,263,377)	(1,284,591)
Defense	(217,361)	(246,816)
Business Jet	(71,956)	(105,440)
Other related businesses	(119,589)	(180,379)

	(1,672,283)	(1,817,226)
Gross profit-
Commercial Airline	688,811	628,175
Defense	59,693	59,950
Business Jet	22,558	49,324
Other related businesses	43,654	85,374

	814,716	822,823
Operating expenses-
Commercial Airline	(137,465)	(123,646)
Defense	(42,261)	(52,390)
Business Jet	(63,711)	(91,845)
Other related businesses	(45,801)	(48,007)
Unallocated corporate expenses	(123,081)	(116,618)

	(412,319)	(432,506)
Income from operations	402,397	390,317

The following tables present other information about the Company’s operating segments:

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

	Nine-Months ended September 30,

Property, plant and equipment, net	2004	2005

Commercial Airline	59,471	66,961
Defense	65,220	43,750
Other related businesses	11,956	8,120
Unallocated	244,618	280,541

Total	381,265	399,372

	Nine-Months ended September 30,

Advances from customers	2004	2005

Commercial Airline	346,737	390,696
Defense	87,731	49,187
Business Jet	17,180	54,837
Other related businesses	27,515	50,378

Total	479,163	545,098

12.	SUBSEQUENT EVENTS

At a meeting held on January 19, 2006, the Board of Directors of Embraer has approved a restructuring of Embraer that consists of the adoption of a new capital structure and listing on the Novo Mercado segment of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or BOVESPA. In order to be implemented, the proposal will be submitted for approval in an extraordinary general meeting of Embraer shareholders, scheduled to be held March 31, 2006. The proposed restructuring is intended to create a basis for the sustainability, growth and continuity of Embraer’s businesses and activities by simplifying the capital structure of Embraer and thereby improving access to capital markets and increasing financing resources for the development of new products and expansion programs.

* * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

          Neither the laws of Brazil nor the Registrant’s bylaws or other constitutive documents provide for indemnification of directors or officers.

          However, the Registrant maintains liability insurance, which insures and indemnifies its directors or officers against liability that he or she may incur in his or her capacity.

Item 9.  Exhibits.

Exhibit Number	Description

3.1	Bylaws of the Registrant (English translation) incorporated by reference herein to Exhibit 3 to the Registrant's report on Form 6-K submitted on March 22, 2006.

4.1

Form of Amended and Restated Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the Form of American Depositary Receipts incorporated by reference herein to Exhibit 99(a) to the Registrant’s Registration Statement No. 333-133162.

4.2

Registration Rights Agreement dated June 19, 2001, among BNDES, Embraer, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated incorporated by reference herein to Exhibit 4.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2000.

5.1*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados.

15.1*	Letter regarding unaudited condensed consolidated interim financial information from Deloitte Touche Tohmatsu Auditores Independentes.

23.1*	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	Filed herewith.

Item 10.  Undertakings.

                      The Registrant hereby undertakes:

           (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (b)          to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (c)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by a Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          1.                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          2.                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          3.                  To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering.

          4.                  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The Registrant hereby undertakes that:

     (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, Embraer-Empresa Brasileira de Aeronáutica S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São José dos Campos, State of São Paulo, Brazil, on May 12, 2006.

EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

By:	/s/ Maurício Novis Botelho

Name:	Maurício Novis Botelho
Title:	Chairman, President and Chief Executive Officer

By:	/s/ Antonio Luiz Pizarro Manso

Name:	Antonio Luiz Pizarro Manso
Title:	Executive Vice-President Corporate and Chief Financial Officer

POWER OF ATTORNEY

                    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Maurício Novis Botelho and Antonio Luiz Pizarro Manso, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all further amendments (including post effective amendments) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 12, 2006 in the capacities indicated:

Name	Title

/s/ MAURÍCIO NOVIS BOTELHO	Chairman of Board of Directors, President and Chief Executive Officer (principal executive officer)

Maurício Novis Botelho

/s/ BORIS TABACOF	Director

Boris Tabacof

/s/ CLAUDEMIR MARQUES DE ALMEIDA	Director

Claudemir Marques de Almeida

/s/ EDUARDO SALOMÃO NETO	Director

Eduardo Salomão Neto

/s/ HERMANN H. WEVER	Director

Hermann H. Wever

/s/ JOSÉ REINALDO MAGALHÃES	Director

José Reinaldo Magalhães

/s/ NEIMAR DIEGUEZ BARREIRO	Director

Neimar Dieguez Barreiro

/s/ PAULO CESAR DE SOUZA LUCAS	Director

Paulo Cesar de Souza Lucas

/s/ SAMIR ZRAICK	Director

Samir Zraick

/s/ VITOR SARQUIS HALLACK	Director

Vitor Sarquis Hallack

/s/ WILSON CARLOS DUARTE DELFINO	Director

Wilson Carlos Duarte Delfino

/s/ ANTONIO LUIZ PIZARRO MANSO	Executive Vice-President Corporate and Chief Financial Officer (principal financial officer)

Antonio Luiz Pizarro Manso

/s/ MARCELO B. RODRIGUES	Controller (principal accounting officer)

Marcelo B. Rodrigues

/s/ JOANNE CASWELL	Authorized Representative in the United States

National Registered Agents, Inc. Joanne Caswell